  As filed with the Securities and Exchange Commission on September 29, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                            SHORE BANCSHARES, INC.
           (Exact name of registrant's as specified in its charter)

             Maryland                               6021                            52-1974638
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)      Classification Code Number)           Identification Number)

                           109 North Commerce Street
                          Centreville, Maryland 21617
                                (410) 758-1600
         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          Daniel T. Cannon, President
                            Shore Bancshares, Inc.
                           109 North Commerce Street
                          Centreville, Maryland 21617
                                (410) 758-1600
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                  Copies to:

            James J. Winn, Jr., Esquire                            Michael A. Refolo, Esquire
                                                       Gordon, Feinblatt, Rothman, Hoffberger & Hollander,
         Piper Marbury Rudnick & Wolfe LLP                                     LLC
                 6225 Smith Avenue                                   233 East Redwood Street
             Baltimore, Maryland 21209                              Baltimore, Maryland 21202
                   (410) 580-3000                                        (410) 576-4188

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering by Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed by Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       Proposed            Proposed
                                    Amount              maximum             maximum            Amount of
   Title of each class of            to be          offering price         aggregate         registration
securities to be registered      registered(1)       per share(2)      offering price(2)       fee(2)(3)
---------------------------------------------------------------------------------------------------------
Common stock...............        3,407,819            $18.00            $61,340,742         $16,193.96
---------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Based upon the maximum number of the registrant's securities that may be issued in the merger calculated as the product of (i) the aggregate number of shares of Talbot Bancshares common stock outstanding on September 22, 2000 plus 850 shares of Talbot Bancshares common stock to be issued on September 30, 2000 in connection with the Talbot Bancshares 401(k) Plan, and (ii) the exchange ratio of 2.85 shares of the registrant for each share of Talbot Bancshares common stock.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Calculated in accordance with Rule 457(f)(1), on the basis of the average of the high and low prices of the common stock of Shore Bancshares on September 22, 2000 of $18.00 and based on 1,195,726 shares of Talbot Bancshares common stock to be exchanged in the merger.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

[LOGO OF TALBOT BANCSHARES]                           [LOGO OF SHORE BANCSHARES]

                               ----------------

               YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT

Dear Stockholders:

   The boards of directors of Talbot Bancshares, Inc. and Shore Bancshares, Inc. have approved a proposal to merge Talbot Bancshares into Shore Bancshares. In the merger, each share of Talbot Bancshares common stock will be exchanged for 2.85 shares of Shore Bancshares common stock. Conversion of your shares of Talbot Bancshares common stock generally will not be taxable.

   This merger of equals will provide Talbot Bancshares and Shore Bancshares stockholders with the opportunity to participate in a premier financial institution serving the Eastern Shore of Maryland that will result from the combination of our two companies. On the effective date of the merger, current Talbot Bancshares stockholders will own approximately 64%, and current Shore Bancshares stockholders will own approximately 36%, of Shore Bancshares common stock outstanding.

   Talbot Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "TABS." Shore Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "SHBI."

   We believe the merger is a positive development for both Shore Bancshares and Talbot Bancshares. We are therefore asking for your support in voting for the merger. Please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, the effect will be the same as voting against the merger.

   This proxy statement/prospectus provides you with detailed information about the proposed merger and the scheduled stockholders' meetings. We encourage you to read this entire proxy statement/prospectus carefully. In particular, please
see the section entitled "Risk Factors" on page     of this proxy
statement/prospectus for a discussion of risks associated with the merger.

                               Very truly yours,

          W. Moorhead Vermilye                       Daniel T. Cannon
 President and Chief Executive Officer                   President
        Talbot Bancshares, Inc.                   Shore Bancshares, Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The shares of Talbot Bancshares and Shore Bancshares common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


   The date of this proxy statement/prospectus is      , 2000, and it is being
mailed or otherwise delivered to stockholders on or about        , 2000.

                            TALBOT BANCSHARES, INC.
                              18 EAST DOVER STREET
                             EASTON, MARYLAND 21601

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 2000

                               ----------------

   A special meeting of stockholders of Talbot Bancshares will be held on
Tuesday, November 14, 2000, at     , Easton, Maryland, beginning at   :   p.m.
local time, for the following purposes:

  1. To approve the Plan and Agreement to Merge dated July 25, 2000, between Shore Bancshares and Talbot Bancshares and to approve the merger of Talbot Bancshares into Shore Bancshares as described in the proxy statement/prospectus in which:

    . Talbot Bancshares will be merged into Shore Bancshares with Shore
      Bancshares being the surviving corporation; and

    . each share of Talbot Bancshares common stock will be exchanged for
      2.85 shares of Shore Bancshares common stock.

     The approval of the merger agreement and the merger includes approval of certain amendments to the Shore Bancshares charter and by-laws and the election of persons to serve as directors of Shore Bancshares after the merger as described in the proxy statement/prospectus.

  2. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies in order to approve and adopt the merger.

   The members of the Talbot Bancshares board of directors have unanimously adopted a resolution declaring the merger advisable and recommend that stockholders vote "FOR" approval of the merger.

   Talbot Bancshares stockholders have appraisal rights under Maryland law in the merger. To perfect their appraisal rights, Talbot Bancshares stockholders must strictly comply with the procedures in Sections 3-201 et seq. of the Maryland General Corporation Law, attached as Appendix J to the proxy statement/prospectus. Failure to strictly comply with these procedures will result in the loss of appraisal rights.

   We have described the merger in more detail in the proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus. Only stockholders of record at the close of business on September 26, 2000 are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting. The affirmative vote of holders of two-thirds of the Talbot Bancshares common stock outstanding on September 26, 2000 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.

   All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting please complete and promptly mail your proxy in the enclosed postage-paid envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.

                            Your vote is important.

   Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors

                                          By___________________________________
                                                    Susan E. Leaverton
                                                         Secretary

Easton, Maryland
    , 2000

                             SHORE BANCSHARES, INC.
                           109 NORTH COMMERCE STREET
                          CENTREVILLE, MARYLAND 21617

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 2000

                               ----------------

   A special meeting of stockholders of Shore Bancshares will be held on
Tuesday, November 14, 2000, at     , Centreville, Maryland, beginning at   :
p.m., local time, for the following purposes:

  1. To approve the Plan and Agreement to Merge dated July 25, 2000, between Shore Bancshares and Talbot Bancshares and to approve the merger of Talbot Bancshares into Shore Bancshares as described in the proxy statement/prospectus in which:

    . Talbot Bancshares will be merged into Shore Bancshares with Shore
      Bancshares being the surviving corporation; and

    . each share of Talbot Bancshares common stock will be exchanged for
      2.85 shares of Shore Bancshares common stock.

     The approval of the merger agreement and the merger includes approval of certain amendments to the Shore Bancshares charter and by-laws and the election of persons to serve as directors of Shore Bancshares after the merger as described in the proxy statement/prospectus.

  2. To transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting including potential adjournments for the purpose of soliciting additional proxies in order to approve and adopt the merger.

   The members of the Shore Bancshares board of directors have unanimously adopted a resolution declaring the merger advisable and recommend that stockholders vote "FOR" approval of the merger.

   Shore Bancshares stockholders do not have appraisal rights under Maryland law in the merger.

   We have described the merger in more detail in the proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus. Only stockholders of record at the close of business on September 26, 2000 are entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting. The affirmative vote of holders of two-thirds of the Shore Bancshares common stock outstanding on September 26, 2000 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.

   All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting please complete and promptly mail your proxy in the enclosed postage-paid envelope. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.

                            Your vote is important.

   Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors

                                          By___________________________________
                                                   Mary Catherine Quimby
                                                         Secretary

Centreville, Maryland
    , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1

SUMMARY....................................................................   6

  The Companies............................................................   6
  The Merger...............................................................   7

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA...........................  13
  Talbot Bancshares........................................................  13
  Shore Bancshares.........................................................  15
  Unaudited Pro Forma Condensed Combined Selected Financial Data...........  16
  Comparative Per Share Data...............................................  18

FORWARD-LOOKING STATEMENTS.................................................  19

RISK FACTORS...............................................................  20
  Risks Related to the Merger..............................................  20
  Risks Related to the Combined Companies..................................  20

GENERAL INFORMATION ABOUT THE MEETINGS.....................................  22
  Date, Time and Place of the Meetings.....................................  22
  Record Date and Outstanding Shares.......................................  22
  Purpose of the Meetings..................................................  22
  Vote Required............................................................  23
  Voting of Proxies........................................................  24
  Authorization to Vote on Adjournments and Other Matters..................  25
  Revocation of Proxies....................................................  25
  Solicitation of Proxies..................................................  26

  PARTIES TO THE MERGER....................................................  27
  Talbot Bancshares........................................................  27
  Shore Bancshares.........................................................  28

THE MERGER.................................................................  30
  Background of the Merger.................................................  30
  Shore Bancshares Reasons for the Merger..................................  31
  Opinion of Shore Bancshares' Financial Advisor...........................  33
  Talbot Bancshares Reasons for the Merger.................................  37
  Opinion of Talbot Bancshares' Financial Advisor..........................  38
  Interests of Persons in the Merger Other Than as Stockholders............  42
  Form of the Merger.......................................................  42
  Consideration for the Merger.............................................  43
  Effective Date of the Merger.............................................  43
  Procedures for Exchange of Talbot Bancshares Stock Certificates..........  43
  Procedure for Exchange of Talbot Bancshares Stock Options................  44
  Dividend Policy..........................................................  44
  Amendments to Charter and By-Laws........................................  45
  Anticipated Accounting Treatment.........................................  45
  Material Federal Income Tax Considerations...............................  45
  Regulatory Approvals Required............................................  47
  Appraisal Rights.........................................................  49
  Resale of Shares of Shore Bancshares Common Stock After the Merger.......  51

                                                                          Page
                                                                          ----
THE MERGER AGREEMENT.....................................................  52
  General................................................................  52
  Exchange Ratio; Fractional Shares......................................  52
  Certain Representations and Warranties.................................  52
  Certain Covenants and Agreements.......................................  53
  Conditions to the Merger...............................................  55
  Termination............................................................  56
  Termination Fee........................................................  57
  Amendment; Waiver......................................................  57
  Expenses...............................................................  57

STOCK OPTION AGREEMENTS..................................................  58
  General................................................................  58
  Exercise; Expiration...................................................  58
  Registration Rights....................................................  59
  Purpose of the Stock Option Agreements.................................  59

SUPPORT AGREEMENTS.......................................................  60

COMPARISON OF THE RIGHTS OF HOLDERS OF TALBOT BANCSHARES CAPITAL STOCK
 AND SHORE BANCSHARES CAPITAL STOCK......................................  61

DESCRIPTION OF SHORE BANCSHARES CAPITAL STOCK............................  69
  General................................................................  69
  Common Stock...........................................................  69
  Preferred Stock........................................................  69

FUTURE STOCKHOLDER PROPOSALS.............................................  70

OTHER MATTERS............................................................  70

LEGAL MATTERS............................................................  70

EXPERTS..................................................................  70

WHERE YOU CAN FIND MORE INFORMATION......................................  71

TABLE OF APPENDICES......................................................  73

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What companies are party to the merger?

A: Talbot Bancshares and Shore Bancshares have signed a definitive merger agreement whereby Talbot Bancshares will merge into Shore Bancshares. Talbot Bancshares is the bank holding company for The Talbot Bank of Easton, Maryland, and Shore Bancshares is the bank holding company for The Centreville National Bank of Maryland. After the merger, both Talbot Bank and Centreville National Bank will continue to operate as separate financial institutions.

Q:  Why did the companies decide to merge?

A: The members of the boards of directors of both companies believe that the merger is advisable and in the best interests of their respective stockholders. In reaching their decision, they sought to establish the premier bank holding company headquartered in and serving the Maryland Eastern Shore and relied on a number of factors which are more fully described in this proxy statement/prospectus. See "--Shore Bancshares
    Reasons for the Merger" on page    and "--Talbot Bancshares Reasons for the
    Merger" on page   .

Q:  What should I do?

A: After you have carefully read this proxy statement/prospectus, mail your signed proxy card in the enclosed postage-paid envelope. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the Talbot Bancshares special meeting or the Shore Bancshares special meeting, as applicable. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted, and the effect will be a vote against the merger.

Q: Can I change my vote after I have submitted my proxy with voting instructions?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. The proxy dated latest and actually received by Shore Bancshares or Talbot Bancshares before the stockholders' meeting will be your vote. Any earlier dated proxy will be revoked. Third, you may attend the Talbot Bancshares special meeting or the Shore Bancshares special meeting, as applicable, and vote in person. Any earlier dated proxy will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:  What will I receive in the merger?

A: Each share of Talbot Bancshares common stock will be exchanged for 2.85 shares of Shore Bancshares common stock. If you have options to purchase shares of Talbot Bancshares common stock, whether vested or unvested, they will be converted into an option to purchase shares of Shore Bancshares common stock and will no longer represent a right to acquire shares of Talbot Bancshares common stock. Talbot Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "TABS."

   Each share of Shore Bancshares common stock will remain outstanding and continue to represent one share of Shore Bancshares common stock. The number of shares of Shore Bancshares common stock outstanding will increase from approximately 1.9 million shares to approximately 5.4 million shares. Shore Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "SHBI."

Q:  Should I send in my stock certificates?

A: No. You should not send in your stock certificates at this time. Talbot Bancshares stockholders will exchange their Talbot Bancshares common stock certificates for Shore Bancshares common stock certificates after we complete the merger. Instructions for exchanging Talbot Bancshares common stock certificates will be sent to you promptly after the merger is completed.

   Shore Bancshares stockholders will not exchange their certificates in the merger. The certificates currently representing the shares of Shore Bancshares common stock will continue to represent the same number of shares of Shore Bancshares common stock after the merger.

Q:  Who should I call if I have questions?

A: Talbot Bancshares stockholders should call W. Moorhead Vermilye at (410) 822-1400 with any questions about the merger and the related transactions.

   Shore Bancshares stockholders should call Daniel T. Cannon at (410) 758-1600 with any questions about the merger and the related transactions.

Q:  What vote is required to approve the merger?

A: To complete the merger, holders of two-thirds of the outstanding shares of Talbot Bancshares common stock and holders of two-thirds of the outstanding shares of Shore Bancshares common stock must approve the merger.

Q:  May dissenting stockholders seek appraisal rights in the merger?

A: Talbot Bancshares stockholders have appraisal rights under Maryland law in the merger. To perfect their appraisal rights, Talbot Bancshares stockholders must strictly comply with the procedures in Sections 3-201 et seq. of the Maryland General Corporation Law. Failure to strictly comply with these procedures will result in the loss of appraisal rights. We have attached a copy of Sections 3-201 et seq. of the Maryland General Corporation Law as Appendix J.

   Shore Bancshares stockholders do not have appraisal rights under Maryland
   law in the merger. See "--Appraisal Rights" on page   .

Q:  When do you expect to complete the merger?

A: We are working toward completing the merger as quickly as possible. We must first obtain the approval of Shore Bancshares common stockholders at the Shore Bancshares special meeting, the approval of Talbot Bancshares common stockholders at the Talbot Bancshares special meeting and approvals from state and federal bank regulators. We have filed applications with the Board of Governors of the Federal Reserve System and the Maryland Commissioner of Financial Regulation. The stockholder meetings are scheduled for November 14, 2000. We hope to complete the merger shortly after that date.

Q:  Who will serve on the Shore Bancshares board of directors after the merger?

A: The new board of directors will consist of six directors who currently serve on the Talbot Bancshares board of directors and five directors who currently serve on the Shore Bancshares board of directors. These individuals are:

  . Class I: David L. Pyles, Daniel T. Cannon and Richard C. Granville;

  . Class II: David C. Bryan, Ronald N. Fox, Neil R. LeCompte and Herbert L.
    Andrew, III; and

  . Class III: Paul M. Bowman, Lloyd L. Beatty, Jr., B. Vance Carmean, Jr.
    and W. Moorhead Vermilye.

   We expect that Mr. Carmean will continue to serve as the Chairman of the Board. The remaining directors of Shore Bancshares will resign at the effective time of the merger.


Q: Will I receive dividends on my shares of Talbot Bancshares or Shore Bancshares common stock before the merger?

A: The merger agreement permits Talbot Bancshares and Shore Bancshares to pay, before the closing, regular quarterly cash dividends to their respective stockholders.

Q: Will I receive dividends on my shares of Shore Bancshares common stock after the merger?

A: After the merger, Shore Bancshares stockholders will be entitled to receive dividends as declared by the board of directors. The current Shore Bancshares board of directors has adopted a dividend policy that establishes a target for cash dividends to be paid to stockholders within a range of 35% to 45% of net income after taxes. Future cash dividends are to be declared and paid on a quarterly basis after considering Shore Bancshares' financial condition, the level of earnings, known trends which may impact future earnings, and other factors including applicable banking laws and regulations. The board of directors reviews the policy on a regular basis and may change the policy when and if conditions warrant. Based on the combined earnings of the two companies for the first six months of 2000, total cash dividends paid would have been in the range of $0.25 to $0.32 per share for the first two quarters.

Q:  Where can I find more information about the companies?

A: Both companies file reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See "Where You Can Find More
    Information" on page   .

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, you should read carefully the entire proxy statement/prospectus and the other documents attached to this proxy statement/ prospectus. The merger agreement is attached as Appendix A to this proxy statement/prospectus. For more information about the two companies,
see "Where You Can Find More Information" (page   ). For your reference, we
have included page references to direct you to more complete descriptions of the topics presented in this summary.

                                 The Companies

Talbot Bancshares, Inc.,
18 East Dover Street,
Easton, Maryland 21601
(410) 822-1400

   Talbot Bancshares, Inc. is a Maryland corporation organized on March 10, 1997, which became a registered bank holding company on May 1, 1997 under the Bank Holding Company Act of 1956, as amended. Talbot Bancshares engages in the business of banking through its sole subsidiary, The Talbot Bank of Easton, Maryland, a commercial bank chartered under the laws of the State of Maryland. Talbot Bank currently accounts for substantially all of Talbot Bancshares' assets.

   Talbot Bancshares' and Talbot Bank's main office is located in Talbot County, Maryland, at 18 East Dover Street, Easton, Maryland 21601. Talbot Bank began its operations in 1885 and is engaged in general commercial and retail banking business serving individuals and businesses in Talbot and Dorchester Counties, Maryland. Talbot Bank currently operates four banking offices in Talbot County, which include three in Easton, Maryland and one in Saint Michael's, Maryland. Talbot Bank also operates a branch in Dorchester County, Maryland in the City of Cambridge.

   As of June 30, 2000, Talbot Bancshares had total assets of $325 million, total loans of $232 million and total deposits of $264 million. Talbot Bancshares has issued and outstanding 1,194,876 shares of common stock, par value $0.01 per share, held by 480 holders of record on July 31, 2000. Talbot Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "TABS." For additional information about Talbot Bancshares, its business,
financial condition, and operations see page   .

Shore Bancshares, Inc.,
109 North Commerce Street,
Centreville, Maryland 21617
(410) 758-1600

   Shore Bancshares, Inc. is a Maryland corporation incorporated on March 15, 1996, which became a registered bank holding company on July 1, 1996 under the Bank Holding Company Act. Shore Bancshares engages in the business of banking through its sole subsidiary, The Centreville National Bank of Maryland, a national banking association.

   Shore Bancshares' and Centreville National Bank's main office is located at 109 North Commerce Street, Centreville, Maryland 21617. Centreville National Bank has been doing business in Maryland since 1876 and is engaged in both the commercial and consumer banking business. Centreville National Bank serves its customers through a network of five banking offices, including two offices in Centreville, Maryland, and one in each of Chestertown, Stevensville and Hillsboro, Maryland. Centreville National Bank also owns one-third of the outstanding common stock of The Delmarva Bank Data Processing Center, Inc., a Maryland corporation.

The Delmarva Bank Data Processing Center, located in Easton, Maryland, provides data processing services to banks located in Maryland, Delaware, Virginia and the District of Columbia. Shore Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "SHBI." For additional information about Shore
Bancshares, its business, financial condition, and operations see page   .

   As of June 30, 2000, Shore Bancshares had total assets of $201 million, total loans of $133 million, and total deposits of $166 million. Currently, Shore Bancshares has issued and outstanding 1,914,137 shares of common stock, par value $0.01 per share, held by 996 holders of record on July 25, 2000.

                                   The Merger

   The merger agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement as it is the legal document that governs the merger between Talbot Bancshares and Shore Bancshares.

   Upon completion of the merger, Talbot Bancshares will merge with Shore Bancshares, and Talbot Bancshares will cease to exist as a separate company. The charter and by-laws of Shore Bancshares will be amended in the merger.

   Shares of Talbot Bancshares Common Stock Will Be Exchanged For 2.85 Shares
of Shore Bancshares Common Stock (page    ). If the merger is completed, as a
stockholder of Talbot Bancshares you will receive 2.85 shares of Shore Bancshares common stock for each share of Talbot Bancshares common stock you own plus cash instead of any fractional share; as a stockholder of Shore Bancshares your shares of Shore Bancshares will not change.

   Meetings to be Held November 14, 2000; Record Dates (page   ). The Talbot
Bancshares meeting will be held at   :   p.m. on November 14, 2000 at     ,
Easton, Maryland. At the Talbot Bancshares meeting, Talbot Bancshares stockholders will be asked to consider and vote on a proposal to approve the merger by approving and adopting the merger agreement. If you held shares of Talbot Bancshares common stock at the close of business on September 26, 2000, you are entitled to vote on the merger and any other matters considered at the Talbot Bancshares meeting or any adjournments or postponements of the meeting.

   The Shore Bancshares meeting will be held at    p.m. on November 14, 2000 at
        , Centreville, Maryland. At the Shore Bancshares meeting, Shore Bancshares stockholders will be asked to consider and vote on a proposal to approve the merger by approving and adopting the merger agreement. If you held shares of Shore Bancshares common stock at the close of business on September 26, 2000, you are entitled to vote on the merger and any other matters considered at the Shore Bancshares meeting or any adjournments or postponements of the meeting.

   Required Vote (page   ). For the merger to be approved, two-thirds of the
outstanding shares of Talbot Bancshares common stock entitled to be voted at the Talbot Bancshares meeting must vote in favor of the proposal to approve the merger by approving and adopting the merger agreement. Approval of the merger agreement also constitutes approval of the Shore Bancshares charter and by-laws amendments and election of the persons to serve as directors of Shore Bancshares after the merger. Each share is entitled to one vote on each matter to be voted on at the Talbot Bancshares meeting. All directors and executive officers of Talbot Bancshares have executed a support agreement to vote all of the shares of Talbot Bancshares common stock which they beneficially own in favor of the merger. As of July 25, 2000, directors and executive officers of Talbot Bancshares and their affiliates who beneficially owned 212,534 shares of Talbot Bancshares common stock, which represented 17.25% of the Talbot Bancshares common stock outstanding on that date and options exercisable within 60 days, have agreed to vote their shares in favor of the merger.

   In addition, for the merger to be approved, two-thirds of the outstanding shares of Shore Bancshares common stock entitled to be voted at the Shore Bancshares meeting must vote in favor of the proposal to approve the merger by approving and adopting the merger agreement. Approval of the merger agreement also serves as approval of the Shore Bancshares charter and by-laws amendments and election of the persons to serve as directors of Shore Bancshares after the merger. Each share is entitled to one vote on each matter to be voted on at the Shore Bancshares meeting. All directors and executive officers of Shore Bancshares have executed a support agreement to vote all of the shares of Shore Bancshares common stock which they beneficially own in favor of the merger. As of July 25, 2000, directors and executive officers of Shore Bancshares and their affiliates who beneficially owned 73,154 shares of Shore Bancshares common stock, which represented 3.8% of the outstanding Shore Bancshares common stock outstanding on that date and options exercisable within 60 days, have agreed to vote their shares in favor of the merger.

   Talbot Bancshares and Shore Bancshares Boards Recommend Stockholder Approval
(page    and page   ). The Talbot Bancshares board of directors has determined that the merger is advisable and in the best interests of Talbot Bancshares and the Talbot Bancshares stockholders. The members of the Talbot Bancshares board of directors unanimously approved the merger agreement and the merger and recommend that Talbot Bancshares stockholders vote FOR the proposal to approve the merger agreement and the merger.

   The Shore Bancshares board of directors has determined that the merger is advisable and in the best interests of Shore Bancshares and the Shore Bancshares stockholders. The members of the Shore Bancshares board of directors unanimously approved the merger agreement and the merger and recommend that Shore Bancshares stockholders vote FOR the proposal to approve the merger agreement and the merger.

   Exchange Ratio Is Fair to Stockholders, According to Financial Advisors
(page    and page   ). In deciding to approve the merger, the Talbot Bancshares board of directors received and considered the opinion dated July 25, 2000, of Danielson Associates, Inc., its financial advisor, as to the fairness to the Talbot Bancshares stockholders of the share exchange ratio from a financial point of view as of that date. The opinion of Danielson Associates is not a recommendation as to how any Talbot Bancshares stockholder should vote with respect to the proposal to approve the merger. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Danielson Associates in providing its opinion. A copy of Danielson Associates opinion is attached to the proxy statement/prospectus as Appendix H. Danielson Associates will receive total fees of approximately $32,500 for its services as financial advisor to Talbot Bancshares in connection with the merger.

   In deciding to approve the merger, the Shore Bancshares board of directors received and considered the opinion dated July 25, 2000, of Garland McPherson & Associates, Inc., its financial advisor, as to the fairness to the Shore Bancshares stockholders of the share exchange ratio from a financial point of view as of that date. The opinion of Garland McPherson & Associates is not a recommendation as to how any Shore Bancshares stockholder should vote with respect to the proposal to approve the merger. You should read the updated opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by Garland McPherson & Associates in providing its opinion. A copy of Garland McPherson & Associates' opinion dated as of the date of this proxy statement/prospectus is attached to the proxy statement/prospectus as Appendix I. Garland McPherson & Associates will receive total fees of approximately $75,000 plus reimbursement for reasonable out-of-pocket expenses in exchange for its services as financial advisor to Shore Bancshares in connection with the merger.

   Benefits to Certain Shore Bancshares and Talbot Bancshares Officers and
Directors in the Merger (page   ). Some of our directors and officers have
interests in the merger that are different from, or in addition to, your and their interests as stockholders.

   These interests include, among other things:

  . Shore Bancshares will enter into employment agreements with Mr. Vermilye, who will become president and chief executive officer of Shore Bancshares, and Mr. Cannon, who will become executive vice president and chief operating officer of Shore Bancshares;

  . Five current directors of Shore Bancshares will remain on the Shore
    Bancshares board of directors, one of whom will serve as Chairman of the Board; and

  . Six current directors of Talbot Bancshares will be appointed to the Shore
    Bancshares board of directors.

   Following the merger, Shore Bancshares will indemnify, and provide directors' and officers' insurance for, the officers and directors of Talbot Bancshares for events occurring before the merger, including events that are related to the merger. The members of our boards of directors knew about these additional interests, and considered them, when they approved the merger.

   Conditions to the Merger (page   ). The merger will not be completed unless
we satisfy several conditions, including:

  . approval of the merger by Talbot Bancshares stockholders and Shore
    Bancshares stockholders;

  . the absence of a materially adverse change in the business of Talbot
    Bancshares or Shore Bancshares;

  . the absence of legal restraints that prevent the completion of the merger;

  . receipt of a legal opinion from Talbot Bancshares' legal counsel that the merger will be tax-free, except for any cash received in lieu of fractional shares or by dissenters;

  . the continuing accuracy of our representations in the merger agreement;

  . the continuing effectiveness of the registration statement filed with the SEC; and

  . the receipt of certain bank regulatory approvals.

   In addition, the merger will not be completed unless we receive a letter from Stegman & Company that the merger will qualify for pooling-of-interests accounting treatment.

   We may not waive any conditions that are required by law to complete the merger, including the requirements for stockholder approval, the requirements for regulatory approval and that the registration statement be effective on the closing date of the merger. Unless prohibited by law, either Talbot Bancshares or Shore Bancshares could waive a condition that has not been satisfied and complete the merger. Neither Talbot Bancshares nor Shore Bancshares intends to waive any material condition to the merger.

   Termination and Amendment of the Merger Agreement (page    and page   ). We
can mutually agree at any time to terminate the merger agreement without completing the merger. Either of us can also terminate the merger agreement if, among other reasons:

  . any government or court issues an order or takes another action enjoining or prohibiting the merger;

  . any required approval, consent or waiver is denied;

  . the other party materially breaches any of its representations, warranties or agreements under the merger agreement or the merger, and this breach is not cured within 60 days;

  . the merger is not completed by March 1, 2001; or

  . either of us fails to obtain stockholder approval.

   Either party may terminate the merger agreement if, among other reasons, it receives and accepts, consistent with the merger agreement, another acquisition proposal and pays a termination fee to the other party, except where the non-terminating party chooses to exercise a stock option to purchase shares of common stock of the terminating party.

   At any time before the completion of the merger, we may amend the merger agreement in any way. Once the merger agreement is approved by stockholders of either company, any amendment must be approved by Talbot Bancshares and Shore Bancshares stockholders if this approval is required under Maryland law.

   Termination Fee (page   ). The merger agreement requires either party to pay
the other party a termination fee of $1.5 million plus fees and expenses related to the merger upon termination of the merger agreement if that party receives and accepts another acquisition proposal, unless the non-terminating party chooses to exercise the stock option to purchase shares of common stock of the terminating party.

   Talbot Bancshares Will Be Required to Issue 237,780 Shares of Talbot Bancshares Common Stock to Shore Bancshares Under Certain Circumstances if the
Merger Is Not Completed (see page   ). In connection with the merger agreement,
Talbot Bancshares granted Shore Bancshares an option to purchase 237,780 shares of Talbot Bancshares common stock. Under this option, Shore Bancshares may purchase up to the equivalent of 19.9% of the outstanding shares of Talbot Bancshares common stock, assuming the option is exercised, at a price per share of $45.00.

   Shore Bancshares cannot exercise this option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to Talbot Bancshares and certain related events (other than the merger we are proposing in this proxy statement/prospectus). We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow Shore Bancshares to exercise this option.

   Talbot Bancshares agreed to grant this option to Shore Bancshares in order to induce Shore Bancshares to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire Talbot Bancshares until the merger is completed.

   This option agreement is attached to this proxy statement/prospectus as Appendix F.

   Shore Bancshares Will Be Required to Issue 380,912 Shares of Shore Bancshares Common Stock to Talbot Bancshares Under Certain Circumstances if the Merger Is Not Completed (see page ). In connection with the merger agreement, Shore Bancshares granted Talbot Bancshares an option to purchase 380,912 shares of Shore Bancshares common stock. Under this option, Talbot Bancshares may purchase up to the equivalent of 19.9% of the outstanding shares of Shore Bancshares common stock, assuming the option is exercised, at a price per share of $14.62.

   Talbot Bancshares cannot exercise this option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to Shore Bancshares and certain related events (other than the merger we are proposing in this proxy statement/prospectus). We do not know of any event that has occurred as of the date of this proxy statement/prospectus that would allow Talbot Bancshares to exercise this option.

   Shore Bancshares agreed to grant this option to Talbot Bancshares to induce Talbot Bancshares to enter into the merger agreement. This option could have the effect of discouraging other companies from trying to acquire Shore Bancshares.

   This option agreement is attached to this proxy statement/prospectus as Appendix G.

   Regulatory Approvals We Must Obtain for the Merger (see page   ). We cannot
complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. We have filed applications with the Federal Reserve Board and the Maryland Commissioner of Financial Regulation seeking their approval. The U.S. Department of Justice has input into this approval process. Once the Federal Reserve Board approves the merger, we have to wait for up to 30 days before we can complete the merger. In addition, the merger is subject to the approval of or notice to certain other federal and state regulatory authorities. We will also make the necessary filings with these other regulatory authorities.

   Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain that we will obtain them, or when we will obtain them.

   Shore Bancshares to Use Pooling-of-Interests Accounting Treatment (page
   ). We expect the merger to qualify as a pooling-of-interests, which means that both companies will be treated as if they had always been combined for accounting and financial reporting purposes. Generally, pooling-of-interests accounting treatment enhances future earnings by avoiding the creation of goodwill relating to the merger. Therefore, Shore Bancshares should be able to avoid charges against future earnings resulting from the amortization of goodwill which would have been created if this accounting treatment were not used. We have conditioned the merger upon the receipt of a letter from Stegman & Company, the independent public accountants of Talbot Bancshares and Shore Bancshares, stating their opinion that the merger will qualify for pooling-of-interests accounting treatment. Either Shore Bancshares or Talbot Bancshares has the right to terminate the merger agreement and be released from all obligations if, immediately before the effective date, the number of Talbot Bancshares stockholders who have demanded appraisal rights and not withdrawn those demands jeopardizes the qualification of the merger for pooling-of-interests accounting treatment and Stegman & Company fails or refuses to deliver a letter to us to that effect.

   Dissenters' Rights of Appraisal (page   ). If the merger is completed,
Talbot Bancshares stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with Sections 3-201 et seq. of the Maryland General Corporation Law will be entitled to appraisal rights under Maryland law. It is a condition to closing the merger that holders of no more than 10% of the outstanding shares of Talbot Bancshares common stock have demanded appraisal rights and not withdrawn those demands before the effective date. Shore Bancshares stockholders do not have appraisal rights under Maryland law in the merger. A copy of Sections 3-201 et seq. of the Maryland General Corporation Law is attached as Appendix J.

   No Federal Income Tax on Shares Received in the Merger (page   ). As a
condition to the merger, we will receive an opinion of Talbot Bancshares' tax counsel concluding, among other things, that no gain or loss generally will be recognized by a Talbot Bancshares stockholder for federal income tax purposes on the exchange of shares of Talbot Bancshares common stock for shares of Shore Bancshares common stock, except in connection with any cash received in lieu of fractional shares or by dissenting stockholders.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on your personal circumstances. We urge you to consult your own tax advisors to understand fully the tax consequences to you.

   A Warning About Forward-Looking Statements (page   ). We make statements in
this proxy statement/prospectus and in the documents delivered and incorporated by reference that are forward-looking. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," "continue," or similar expressions. Forward-looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections. We caution you not to place undue reliance on forward-looking statements. Such forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement/prospectus.

   Share Information and Market Prices. Talbot Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "TABS." Shore Bancshares common stock is quoted on the OTC Bulletin Board under the symbol "SHBI." The following table shows, for the periods indicated, the last sale prices per share of Talbot Bancshares and Shore Bancshares common stock, and the equivalent merger consideration per share of Shore Bancshares common stock on July 18, 2000, the last day on which the common stock of both companies traded
before we announced the merger, and on            , 2000, the latest
practicable date before we mailed this proxy statement/prospectus.

                                                             Value of merger per
                                                               share of Talbot
                          Talbot Bancshares Shore Bancshares  Bancshares Common
                            Common Stock      Common Stock          Stock
                          ----------------- ---------------- -------------------
July 18, 2000............      $41.375          $14.620            $41.667
     , 2000..............      $                $                  $

--------
   The market prices of both Talbot Bancshares and Shore Bancshares common stock will fluctuate before the merger. You should obtain current market quotations for Talbot Bancshares common stock and Shore Bancshares common stock. Following the merger, shares of Shore Bancshares common stock will be quoted on the OTC Bulletin Board.

   As of July 31, 2000, there were 480 holders of record of shares of Talbot Bancshares common stock. As of July 25, 2000, there were 996 holders of record of shares of Shore Bancshares common stock.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Talbot Bancshares

   Talbot Bancshares' selected historical data is based on its Annual Report on Form 10-K for the year ended December 31, 1999, its Quarterly Report on Form 10-Q for the quarters ended June 30, 2000 and 1999 and other financial information incorporated by reference in and delivered with this proxy statement/prospectus. For periods before May 1, 1997, the historical data is for The Talbot Bank of Easton, Maryland only. You should read this financial information in conjunction with the information in those Talbot Bancshares reports and other information incorporated by reference in this proxy
statement/prospectus. See "Where You Can Find More Information" on page    .

                            TALBOT BANCSHARES, INC.

                                                                       As of or for the
                                                                       six months ended
                           As of or for the years ended December 31,       June 30,
                          -------------------------------------------- -----------------
                            1995     1996     1997     1998     1999     1999     2000
                          -------- -------- -------- -------- -------- -------- --------
                                  (dollars in thousands, except per share data)
                                                                          (unaudited)
Income Statement:
Interest income.........  $ 17,435 $ 19,019 $ 19,672 $ 21,048 $ 22,377 $ 10,825 $ 12,000
Interest expense........     8,207    8,448    8,596    9,463    9,891    4,820    5,284
                          -------- -------- -------- -------- -------- -------- --------
Net interest income.....     9,228   10,571   11,076   11,585   12,486    6,005    6,716
Provision for credit
 losses.................       540      955      225      240      240      120      114
Net interest income
 after provision for
 credit losses..........     8,688    9,616   10,851   11,345   12,246    5,885    6,602
Noninterest income......       617      574      713      787      985      486      587
Noninterest expense.....     5,083    5,219    5,828    5,971    6,302    3,162    3,408
                          -------- -------- -------- -------- -------- -------- --------
Income before taxes on
 income.................     4,222    4,971    5,736    6,161    6,929    3,209    3,781
Federal and state income
 taxes..................     1,538    1,751    2,062    2,146    2,409    1,100    1,328
                          -------- -------- -------- -------- -------- -------- --------
Net income..............  $  2,684 $  3,220 $  3,674 $  4,015 $  4,520 $  2,109 $  2,453
                          ======== ======== ======== ======== ======== ======== ========
Balance Sheet (at
 period-end):
Assets:
 Cash and due from
  banks.................  $  4,769 $  7,014 $  8,108 $  8,004 $  5,535 $  7,774 $  7,722
 Federal funds sold.....     2,331    7,573    8,057   12,403   24,714      525   11,197
 Investment securities,
  including those
  available-for-sale....    60,892   62,809   61,478   83,371   73,190   72,856   68,835
 Loans, less allowance
  for credit losses.....   160,207  168,972  182,756  191,781  216,033  207,376  229,056
 Bank premises and
  equipment.............     2,968    3,188    3,144    2,977    2,978    3,067    2,960
 Accrued interest
  receivable on loans
  and investment
  securities............     1,754    1,828    1,949    2,169    2,122    2,149    2,218
 Investment in
  unconsolidated
  subsidiaries..........       200      182      174      124        0      117        0
 Deferred income tax
  benefits..............       789      737      455      342    1,431      946    1,534
 Other real estate
  owned.................       147      299      114      164       74      124      214
 Other assets...........       349      582      794      919      992      858      865
                          -------- -------- -------- -------- -------- -------- --------
   Total assets.........  $234,406 $253,184 $267,029 $302,254 $327,069 $295,792 $324,601
                          ======== ======== ======== ======== ======== ======== ========
Liabilities and Equity:
 Deposits...............  $195,447 $215,101 $224,914 $249,929 $273,948 $237,275 $264,400
 Short-term
  borrowings............    12,946    9,268   10,263   17,112   16,344   22,884   21,690
 Accrued interest
  payable on deposits...       359      393      388      483      474      449      550
 Other liabilities......       460      502      492      446      421      323      441
 Stockholders' equity...    25,194   27,920   30,972   34,284   35,882   34,861   37,520
                          -------- -------- -------- -------- -------- -------- --------
   Total liabilities and
    equity..............  $234,406 $253,184 $267,029 $302,254 $327,069 $295,792 $324,601
                          ======== ======== ======== ======== ======== ======== ========

Per Share Data: (a)
Number of shares of
 common stock
 outstanding (in
 thousands).............    1,182    1,186  1,190   1,192   1,193   1,193   1,195
Net income:
 Basic..................  $  2.28  $  2.72  $3.09  $ 3.37  $ 3.79  $ 1.77  $ 2.05
 Diluted................     2.27     2.72   3.06    3.33    3.72    1.75    2.02
Cash dividends declared:
 Common.................    0.625     0.70   0.85    0.95    1.15    0.50    0.60
Tangible book value.....    21.32    23.54  26.04   28.76   30.07   29.22   31.40
Performance and Capital
 Ratios:
Return on average
 assets.................     1.17%    1.30%  1.44%   1.44%   1.46%   1.39%   1.52%
Return on average
 stockholders' equity...    11.25%   12.14% 12.52%  12.22%  12.82%  12.13%  13.28%
Net interest margin
 (b)....................     4.22%    4.53%  4.58%   4.37%   4.25%   4.44%   4.20%
Average stockholders'
 equity to average total
 assets.................    10.37%   10.72% 11.48%  11.77%  11.40%  11.47%  11.46%
Period-end capital to
 period-end risk-
 weighted assets:
 Tier 1.................    14.73%   16.60% 17.13%  17.60%  16.54%  17.16%  16.19%
 Total..................    15.81%   17.75% 18.39%  18.86%  17.78%  18.41%  17.37%
Period-end Tier 1
 leverage ratio.........    11.66%   11.04% 11.58%  11.18%  11.47%  11.66%  11.91%
Cash dividends declared
 to net income..........    27.46%   25.74% 27.49%  28.18%  30.34%  28.26%  29.19%
Asset Quality Ratios:
Allowance for credit
 losses, at period-end,
 to:
 Total loans, net of
  unearned income.......     1.28%    1.59%  1.37%   1.33%   1.25%   1.24%   1.21%
 Nonperforming and past-
  due loans.............    68.28%  108.95% 90.06% 155.38% 137.63% 117.82% 290.77%
Annualized net charge-
 offs to average total
 loans, net of unearned
 income.................     0.22%    0.18%  0.24%   0.10%   0.03%   0.10%   0.05%
Nonperforming and past-
 due loans to total
 loans, net of unearned
 income.................     0.01%    0.01%  0.00%   0.01%   0.00%   0.00%   0.01%
Nonperforming assets and
 past-due loans to total
 assets, at period-end..     1.30%    0.99%  1.06%   0.55%   0.61%   0.75%   0.30%

--------
(a) Per share data is restated to reflect the 2-for-1 stock split in the form of a 100% stock dividend upon conversion to Talbot Bancshares in 1997.
(b) Net interest margin is the ratio of net interest income determined on a taxable equivalent basis for items exempt from federal tax to average earning assets.

Shore Bancshares

   Shore Bancshares' selected historical data is based on its Annual Report on Form 10-K for the year ended December 31, 1999, its Quarterly Report on Form 10-Q for the quarters ended June 30, 2000 and 1999 and other financial information incorporated by reference in and delivered with this proxy statement/prospectus. For periods before July 1, 1996, the historical data is for The Centreville National Bank of Maryland only. You should read this financial information in conjunction with the information in those Shore Bancshares reports and other information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page
  .

                             SHORE BANCSHARES, INC.

                                                                       As of or for the
                                                                       six months ended
                           As of or for the years ended December 31,       June 30,
                          -------------------------------------------- -----------------
                            1995     1996     1997     1998     1999     1999     2000
                          -------- -------- -------- -------- -------- -------- --------
                                  (dollars in thousands, except per share data)
                                                                          (unaudited)
Income Statement:
Interest income.........  $ 10,509 $ 10,741 $ 12,405 $ 13,010 $ 13,058 $  6,357 $  7,113
Interest expense........     4,497    4,476    5,448    5,923    6,148    3,029    3,216
                          -------- -------- -------- -------- -------- -------- --------
Net interest income.....     6,012    6,265    6,957    7,087    6,910    3,328    3,897
Provision for credit
 losses.................         0        0        0        0        0        0       34
Net interest income
 after provision for
 credit losses..........     6,012    6,265    6,957    7,087    6,910    3,328    3,863
Noninterest income......       878      999      909      873    1,153      586      499
Noninterest expense.....     3,785    3,783    4,366    4,663    4,659    2,321    2,359
                          -------- -------- -------- -------- -------- -------- --------
Income before taxes on
 income.................     3,105    3,181    3,500    3,297    3,404    1,593    2,003
Federal and state income
 taxes..................       967    1,173    1,130    1,078    1,119      526      702
                          -------- -------- -------- -------- -------- -------- --------
Net income..............  $  2,138 $  2,308 $  2,370 $  2,219 $  2,285 $  1,067 $  1,301
                          ======== ======== ======== ======== ======== ======== ========
Balance Sheet (at
 period-end):
Assets:
 Cash and due from
  banks.................  $  4,887 $  4,873 $  5,092 $  4,536 $  3,345 $  4,077 $  4,893
 Federal funds sold.....     4,907    5,390    3,504    9,752      971    8,878    5,097
 Investment securities,
  including those
  available-for-sale....    37,131   43,653   48,743   47,119   50,937   51,403   49,467
 Loans, less allowance
  for credit losses.....    85,571   87,389  107,763  109,848  125,767  114,610  131,386
 Bank premises and
  equipment.............     2,232    2,153    3,259    3,369    3,465    3,297    4,013
 Accrued interest
  receivable on loans
  and investment
  securities............     1,337    1,385    1,476    1,355    1,463    1,540    1,609
 Investment in
  unconsolidated
  subsidiaries..........     1,073    1,114    1,187    1,167    1,067    1,170    1,057
 Goodwill...............       109       98    2,087    1,917    1,770    1,843    1,696
 Deferred income tax
  benefits..............       244      269       67      102      425      335      437
 Other real estate
  owned.................         0        0        0        0       63        0        0
 Other assets...........       610      575    1,937    1,889    1,875    2,162    1,756
                          -------- -------- -------- -------- -------- -------- --------
 Total assets...........  $138,101 $146,899 $175,115 $181,054 $191,148 $189,315 $201,411
                          ======== ======== ======== ======== ======== ======== ========
Liabilities and Equity:
 Deposits...............  $116,480 $124,166 $145,813 $153,308 $162,073 $159,897 $166,298
 Short term borrowings..         0        0        0        0      590    1,391    5,799
 Accrued interest
  payable on deposits...       151      158      189      208      207      202      207
 Other liabilities......       621      479      598      634      675      712      745
 Long-term debt.........         0        0    5,000    5,000    5,000    5,000    5,000
 Stockholders' equity...    20,849   22,096   23,515   21,904   22,603   22,113   23,362
                          -------- -------- -------- -------- -------- -------- --------
 Total liabilities and
  equity................  $138,101 $146,899 $175,115 $181,054 $191,148 $189,315 $201,411
                          ======== ======== ======== ======== ======== ======== ========

Per Share Data: (a)
Number of shares of
 common stock
 outstanding (in
 thousands).............  2,015   2,015   2,015   1,914  1,914   1,914   1,914
Net income:
 Basic..................  $1.06  $ 1.14  $ 1.18  $ 1.12  $1.19  $ 0.58  $ 0.68
 Diluted................   1.06    1.14    1.18    1.12   1.19    0.56    0.68
Cash dividends declared:
 Common.................   0.43    0.46   0.485    0.51   0.54    0.26    0.28
Tangible book value.....  10.29   10.92   10.63   10.44  10.88   10.59   11.32
Performance and Capital
 Ratios:
Return on average
 assets.................   1.54%   1.63%   1.43%   1.25%  1.21%   1.16%   1.34%
Return on average
 stockholders' equity...  10.52%  10.67%  10.40%   9.52% 10.30%   9.71%  11.62%
Net interest margin
 (b)....................   4.75%   4.85%   4.64%   4.45%  4.05%   3.97%   4.35%
Average stockholders'
 equity to average total
 assets.................  14.58%  15.29%  13.75%  13.17% 11.76%  11.92%  11.53%
Period-end capital to
 period-end risk-
 weighted assets:
 Tier 1.................  28.05%  28.44%  22.35%  19.80% 18.69%  19.32%  18.21%
 Total..................  27.85%  28.25%  23.61%  21.05% 19.78%  20.48%  19.27%
Period-end Tier 1
 leverage ratio.........  14.86%  14.86%  12.23%  11.08% 11.09%  11.15%  11.38%
Cash dividends declared
 to net income..........  40.04%  40.16%  41.23%  45.62% 45.23%  46.67%  41.12%
Asset Quality Ratios:
Allowance for credit
 losses, at period-end,
 to:
 Total loans, net of
  unearned income.......   1.70%   1.69%   1.29%   1.21%  0.98%   1.07%   0.97%
 Nonperforming and past-
  due loans.............  84.30% 102.68% 317.59% 164.69% 96.19% 446.21% 271.82%
Annualized net charge-
 offs to average total
 loans, net of unearned
 income.................   0.00%   0.03%   0.11%   0.05%  0.09%   0.20%   0.00%
Nonperforming and past-
 due loans to total
 loans, net of unearned
 income.................   0.11%   0.09%   0.03%   0.06%  0.09%   0.02%   0.03%
Nonperforming assets and
 past-due loans to total
 assets, at period-end..   1.27%   1.00%   0.25%   0.45%  0.68%   0.15%   0.23%

--------
(a) Per share data is restated to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend upon the conversion to Shore Bancshares in 1996 and the 2-for-1 stock split effected in the form of a 100% stock dividend on March 31, 1998.
(b) Net interest margin is the ratio of net interest income determined on a taxable equivalent basis for items exempt from federal tax, to average earning assets.

Unaudited Pro Forma Condensed Combined Selected Financial Data

   We have included this unaudited pro forma condensed combined summary information only for the purposes of illustration. It does not necessarily indicate what the operating results or financial position of the combined company would have been if the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate the future operating results or financial position of the combined company. This unaudited pro forma condensed combined summary financial information reflects treatment of the merger as a pooling-of-interests and does not reflect any adjustments to conform accounting practices or any cost savings or other synergies which may result from the merger or any future merger-related expenses. The unaudited pro forma balance sheet data gives effect to the merger as if it had occurred on the date of each balance sheet presented. The unaudited pro forma results of operations data gives the effect to the merger as if it occurred at the beginning of each period presented.

                  UNAUDITED PRO-FORMA CONDENSED FINANCIAL DATA

                                                                       As of or for the
                                                                       six months ended
                           As of or for the years ended December 31,       June 30,
                          -------------------------------------------- -----------------
                            1995     1996     1997     1998     1999     1999     2000
                          -------- -------- -------- -------- -------- -------- --------
                                  (dollars in thousands, except per share data)
Income Statement(a):
Interest income.........  $ 27,944 $ 29,760 $ 32,077 $ 34,058 $ 35,435 $ 17,182 $ 19,113
Interest expense........    12,704   12,924   14,044   15,386   16,039    7,849    8,500
                          -------- -------- -------- -------- -------- -------- --------
Net interest income.....    15,240   16,836   18,033   18,672   19,396    9,333   10,613
Provision for credit
 losses.................       540      955      225      240      240      120      148
                          -------- -------- -------- -------- -------- -------- --------
Net interest income
 after provision for
 credit losses..........    14,700   15,881   17,808   18,432   19,156    9,213   10,465
Noninterest income......     1,495    1,573    1,622    1,660    2,138    1,072    1,086
Noninterest expense.....     8,868    9,002   10,194   10,634   10,961    5,483    5,767
                          -------- -------- -------- -------- -------- -------- --------
Income before taxes on
 income.................     7,327    8,452    9,236    9,458   10,333    4,802    5,784
Federal and state income
 taxes..................     2,505    2,924    3,192    3,224    3,528    1,626    2,030
                          -------- -------- -------- -------- -------- -------- --------
Net income..............  $  4,822 $  5,528 $  6,044 $  6,234 $  6,805 $  3,176 $  3,754
                          ======== ======== ======== ======== ======== ======== ========
Balance Sheet (at
 period-end):
Assets:
 Cash and due from
  banks.................  $  9,656 $ 11,887 $ 13,200 $ 12,540 $  8,880 $ 11,851 $ 12,615
 Federal funds sold.....     7,238   12,963   11,561   22,155   25,685    9,403   16,294
 Investment securities,
  including those
  available for sale....    98,023  106,462  110,221  130,490  124,127  124,259  118,302
 Loans, less allowance
  for credit losses.....   245,778  256,361  290,519  301,629  341,800  321,986  360,442
 Bank premises and
  equipment.............     5,200    5,341    6,403    6,346    6,443    6,364    6,973
 Accrued interest
  receivable on loans
  and investment
  securities............     3,091    3,213    3,425    3,524    3,585    3,689    3,827
 Investment in
  unconsolidated
  subsidiaries..........     1,273    1,296    1,361    1,291    1,067    1,287    1,057
 Goodwill...............       109       98    2,087    1,917    1,770    1,843    1,696
 Deferred income tax
  benefits..............     1,033    1,006      522      444    1,856    1,281    1,971
 Other real estate
  owned.................       147      299      114      164      137      124      214
 Other assets...........       959    1,157    2,731    2,808    2,867    3,020    2,621
                          -------- -------- -------- -------- -------- -------- --------
   Total assets.........  $372,507 $400,083 $442,144 $483,308 $518,217 $485,107 $526,012
                          ======== ======== ======== ======== ======== ======== ========
Liabilities and Equity:
 Deposits...............  $311,927 $339,267 $370,727 $403,237 $436,021 $397,172 $430,698
 Short-term
  borrowings............    12,946    9,268   10,263   17,112   16,934   24,275   27,489
 Accrued interest
  payable on deposits...       510      551      577      691      681      651      757
 Other liabilities......     1,081      981    1,090    1,080    1,096    1,035    1,186
 Long term debt.........         0        0    5,000    5,000    5,000    5,000    5,000
 Stockholders' equity...    46,043   50,016   54,487   56,188   58,485   56,974   60,882
                          -------- -------- -------- -------- -------- -------- --------
   Total liabilities and
    equity..............  $372,507 $400,083 $442,144 $483,308 $518,217 $485,107 $526,012
                          ======== ======== ======== ======== ======== ======== ========

                                                                       As of or for
                               As of or for the years ended           the six months
                                       December 31,                   ended June 30,
                          ------------------------------------------  ----------------
                           1995    1996     1997     1998     1999     1999     2000
                          ------  -------  -------  -------  -------  -------  -------
                              (dollars in thousands, except per share data)
Per Share Data(b)(c):
Number of shares of
 common stock
 outstanding (in
 thousands).............   5,384    5,395    5,407    5,311    5,314    5,314    5,320
Net income:
 Basic..................  $ 0.90  $  1.03  $  1.12  $  1.16  $  1.28  $  0.60  $  0.71
 Diluted................    0.90     1.02     1.11     1.15     1.27     0.59     0.70
Cash dividends
 declared(d):
 Common.................    0.30     0.33     0.37     0.40     0.45     0.21     0.24
Tangible book value(e)..    8.53     9.25     9.69    10.22    10.67    10.37    11.13

Performance and Capital
 Ratios:
Return on average
 assets.................    1.31%    1.42%    1.43%    1.37%    1.37%    1.30%    1.45%
Return on average
 stockholders' equity...   10.91%   11.48%   11.59%   11.10%   11.85%   11.20%   12.65%
Net interest margin(f)..    4.42%    4.64%    4.60%    4.40%    4.18%    4.27%    4.26%
Average stockholders'
 equity to average total
 assets.................   11.96%   12.39%   12.37%   12.31%   11.54%   11.64%   11.48%
Period-end capital to
 period-end risk-
 weighted assets:
 Tier 1.................   18.69%   20.31%   18.95%   18.36%   17.27%   17.89%   16.87%
 Total..................   19.39%   21.04%   20.20%   19.61%   18.46%   19.11%   18.01%
Period-end Tier 1
 leverage ratio.........   12.90%   12.44%   11.84%   11.14%   11.33%   11.47%   11.71%
Cash dividends declared
 to net income..........   33.04%   31.76%   32.88%   34.39%   35.34%   34.45%   33.32%

Asset Quality Ratios:
Allowance for credit
 losses, at period-end,
 to:
 Total loans, net of
  unearned income.......    1.43%    1.62%    1.34%    1.29%    1.15%    1.18%    1.12%
 Nonperforming and past-
  due loans.............   74.14%  106.63%  120.91%  158.44%  121.29%  154.38%  284.54%
Annualized net charge-
 offs to average total
 loans, net of unearned
 income.................    0.14%    0.13%    0.19%    0.08%    0.06%    0.13%    0.03%
Nonperforming and past-
 due loans to total
 loans, net of unearned
 income.................    0.12%    0.08%    0.07%    0.05%    0.07%    0.06%    0.03%
Nonperforming assets and
 past-due loans to total
 assets, at period-end..    1.29%    0.99%    0.74%    0.51%    0.63%    0.51%    0.27%

--------
(a) This unaudited pro-forma condensed consolidated income statement data does not consider charges or credits which will result directly from the transaction and which will be included in the income of the combined entity within the 12 months succeeding the transaction. It is anticipated that, as a result of the merger, the combined entity will incur approximately $380,000 in pre-tax merger related expenses for items such as legal, investment advisory, and accounting.
(b) Per share data is restated to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend upon the conversion to Shore Bancshares in 1996, the 2-for-1 stock split effected in the form of a 100% stock dividend on March 31, 1998, and a 2-for-1 stock split effected in the form of a 100% stock dividend upon the conversion to Talbot Bancshares in 1997.
(c) Pro-forma earnings per common share, basic and diluted, represents historical net income divided by the sum of (1) the total number of shares of Shore Bancshares common stock outstanding at such date and (2) the total number of shares of Talbot Bancshares common stock outstanding at such date multiplied by the exchange ratio of 2.85 shares of Shore Bancshares common stock issued for Talbot Bancshares common stock and including the dilutive securities in the case of diluted pro-forma income per common share.
(d) Pro-forma cash dividends per share is calculated by dividing the historical amount of dividends declared by Shore Bancshares and Talbot Bancshares during the periods by the sum of (1) the total number of shares of Shore Bancshares common stock outstanding at such date and (2) the total number of shares of Talbot Bancshares common stock outstanding at such date multiplied by the exchange ratio of 2.85 shares of Shore Bancshares common stock issued for Talbot Bancshares common stock.
(e) Pro-forma tangible book value per share is calculated by dividing total pro-forma combined stockholders' equity less goodwill as of the applicable date by the sum of (1) the total number of shares of Shore Bancshares common stock outstanding at such date and (2) the total number of shares of Talbot Bancshares common stock outstanding at such date multiplied by the exchange ratio of 2.85 shares of Shore Bancshares common stock issued for Talbot Bancshares common stock.
(f) Net interest margin is the ratio of net interest income, determined on a taxable equivalent basis for items exempt from federal tax, to average earning assets.

Comparative Per Share Data

   The following table provides certain historical and unaudited pro forma per share data of Talbot Bancshares and Shore Bancshares as well as equivalent per share data with respect to one share of Shore Bancshares common stock on a pro forma basis for the merger. You should read the data presented below in conjunction with the unaudited pro forma combined condensed financial data, and related notes, and historical financial statements, and related notes, of Talbot Bancshares and Shore Bancshares, which are incorporated by reference in this document or included elsewhere in this document. See "Where You Can Find
More Information" on page   .

                                           December 31,           June 30,
                                       -----------------------  --------------
                                        1997     1998    1999    1999    2000
                                       -------  ------  ------  ------  ------
Talbot Bancshares--historical
  Basic earnings per share............ $ 3.09   $ 3.37  $ 3.79  $ 1.77  $ 2.05
  Diluted earnings per share..........   3.06     3.33    3.72    1.75    2.02
  Dividends declared per share........   0.85     0.95    1.15    0.50    0.60
  Tangible book value per share.......  26.04    28.76   30.07   29.22   31.40
  Percent cash dividends declared to
   net income.........................  27.49 %  28.18%  30.34%  28.26%  29.19%
Shore Bancshares--historical
  Basic earnings per share............ $ 1.18   $ 1.12  $ 1.19  $ 0.58  $ 0.68
  Diluted earnings per share..........   1.18     1.12    1.19    0.56    0.68
  Dividends declared per share........   0.485    0.51    0.54    0.26    0.28
  Tangible book value per share.......  10.63    10.44   10.88   10.59   11.32
  Percent cash dividends declared to
   net income.........................  41.23 %  45.62%  45.23%  46.67%  41.12%
Pro Forma Combined--2.85 Conversion
 Factor
  Pro forma basic earnings per share
   (a)................................ $ 1.12   $ 1.16  $ 1.28  $ 0.60  $ 0.71
  Pro forma diluted earnings per share
   (a)................................   1.11     1.15    1.27    0.59    0.70
  Pro forma dividends declared per
   share (b)..........................   0.37     0.40    0.45    0.21    0.24
  Pro forma tangible book value per
   share (c)..........................   9.69    10.22   10.67   10.37   11.13

--------
(a) Shore Bancshares pro-forma earnings per common share, basic and diluted, represents historical net income for Shore Bancshares and Talbot Bancshares combined on the assumption that Shore Bancshares and Talbot Bancshares has been combined for the periods presented on a pooling of interests basis, divided by the sum of (1) the total number of shares of Shore Bancshares common stock outstanding at such date and (2) the total number of shares of Talbot Bancshares common stock outstanding at such date multiplied by the exchange ratio of 2.85 shares of Shore Bancshares common stock issued for Talbot Bancshares common stock, and including the dilutive securities in the case of diluted pro-forma income per common share.
(b) Pro-forma cash dividends per share of Shore Bancshares common stock is calculated by dividing the historical amount of dividends declared by Shore Bancshares and Talbot Bancshares by the sum of (1) the total number of shares of Shore Bancshares common stock outstanding at such date and
     (2) the total number of shares of Talbot Bancshares common stock outstanding at such date multiplied by the exchange ratio of 2.85 shares of Shore Bancshares common stock issued for Talbot Bancshares common stock.
(c) Pro-forma tangible book value per share of Shore Bancshares common stock is calculated by dividing total pro-forma combined stockholders' equity, less goodwill, as of the applicable date by the sum of (1) the total number of shares of Shore Bancshares common stock outstanding at such date and (2) the total number of shares of Talbot Bancshares common stock outstanding at such date multiplied by the exchange ratio of 2.85 shares of Shore Bancshares common stock issued for Talbot Bancshares common stock.

                           FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus contains and incorporates by reference statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate, among other things, to information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flows, future economic performance, operating income improvements, cost savings and management's plans, goals and objectives for future operations. These forward-looking statements generally may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "believe," "estimate," "continue," the negatives of those terms or similar expressions. You should understand that forward-looking statements are estimates reflecting the judgment of management of Talbot Bancshares and Shore Bancshares, not guarantees of future performance. These statements are subject to risks, uncertainties and assumptions, including, but not limited to:

  . combining the businesses of Talbot Bancshares and Shore Bancshares may cost more than we expect;

  . integrating the businesses of Talbot Bancshares and Shore Bancshares and retaining key personnel may be more difficult than we expect;

  . our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

  . expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

  . growth in business and/or customers after the merger may be different than we expect;

  . there may be increases in competitive pressure among financial institutions;

  . changes in the interest rate environment may reduce interest margins;

  . general economic conditions, either nationally or in the region in which the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate;

  . legislation or regulatory changes may adversely affect our business;

  . technological changes may be more difficult or expensive than anticipated; or

  . other risks and uncertainties described in "Risk Factors" or in the other
    SEC filings of Talbot Bancshares and Shore Bancshares.

   Should one or more of these risks or uncertainties affect the business of Talbot Bancshares and Shore Bancshares or should underlying assumptions prove incorrect, actual results, performance or achievements in 2000 and beyond could differ materially from those expressed in, or implied by, these forward-looking statements.

                                  RISK FACTORS

   In addition to the other information provided or incorporated by reference in this proxy statement/prospectus, you should consider the following factors carefully in evaluating whether to vote in favor of the merger. You should also
refer to "Forward-Looking Statements" on page   .

Risks Related to the Merger

   Shore Bancshares may not successfully integrate and manage the operations of Talbot Bancshares and Shore Bancshares which could adversely affect future earnings. Talbot Bancshares has agreed to merge into Shore Bancshares. If Shore Bancshares cannot manage the banks successfully, it will reduce the operating results of Shore Bancshares. The risks of this acquisition include the following:

  . management will have to divert time to integrate the businesses;

  . Shore Bancshares may encounter unexpected problems or risks associated with its operations, personnel, technology or credit;

  . Shore Bancshares may lose the customers and employees of Centreville
    National Bank and Talbot Bank;

  . the assimilation of new operations, sites and personnel could divert resources from regular banking operations; and

  . Shore Bancshares may have trouble instituting and maintaining uniform standards, controls, procedures and policies.

   Shore Bancshares may not realize anticipated operating efficiencies, which could hurt Shore Bancshares' profitability. Shore Bancshares' business plan calls for Shore Bancshares to increase profits by reducing costs, expanding services and integrating administrative functions. Shore Bancshares may not realize these operating efficiencies, or may not realize them as soon as anticipated. If Shore Bancshares does not realize operating efficiencies as anticipated, it could hurt profitability.

   Unanticipated costs relating to the merger could reduce Shore Bancshares' future earnings per share. We believe that we have reasonably estimated the likely costs of integrating the operations of Talbot Bancshares and Shore Bancshares, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on our results of operations and financial condition. If unexpected costs are incurred, the merger could adversely affect Shore Bancshares earnings per share.

   Talbot Bancshares stockholders may incur federal income tax on shares received in the merger if the merger does not qualify as a tax-free reorganization. We have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986. Although the Internal Revenue Service has not provided a ruling on the matter, we will obtain a legal opinion that the merger qualifies as a tax-free reorganization. This opinion neither binds the IRS nor prevents the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, Talbot Bancshares stockholders would recognize gain or loss on each share of Talbot Bancshares common stock surrendered in the amount of the difference between the basis in their shares and the fair market value of the shares of Shore Bancshares and cash for any fractional shares received in exchange for the shares at the time of the merger.

Risks Related to the Combined Companies

   If Shore Bancshares loses key employees subsequent to the merger, Shore Bancshares' business may suffer. Following the merger, if Shore Bancshares lost key employees temporarily or permanently, it could hurt Shore Bancshares' business. Shore Bancshares could be particularly hurt if Shore Bancshares' key employees went to work for competitors. Shore Bancshares' future success depends on the continued contributions of the existing senior management personnel of Talbot Bancshares and Shore Bancshares, some of whom have agreements which include provisions that limit their ability to compete against Shore Bancshares at another company. Shore Bancshares will not maintain key-person life insurance on any of its personnel.

   Provisions in Shore Bancshares' charter documents and agreements may delay or prevent changes in control of our company or our management. These provisions make it more difficult for another company to acquire Shore Bancshares, which could reduce the market price of Shore Bancshares' common stock and the price that you will receive if you sell your shares of Shore Bancshares common stock in the future. These existing provisions include the following:

  . a provision requiring that 80% of all shares held by the stockholders approve certain amendments to the charter and by-laws;

  . broad authorization for the board of directors to classify unissued shares of capital stock into classes, including preferred stock;

  . staggered terms of office for members of the board of directors.

   Approval of the merger agreement also constitutes approval of the Shore Bancshares charter and by-law amendments. These new provisions include the following:

  . a provision permitting the board of directors to increase the number of authorized shares of capital stock of Shore Bancshares;

  . a requirement that the board of directors weigh a broad range of factors when considering a proposal to acquire Shore Bancshares;

  . a requirement that stockholders give advance notice of matters to be raised at a meeting of stockholders; and

  . a provision reducing from two-thirds to a majority the percentage of stockholders needed to approve most mergers and other business combinations.

   The banking industry is highly competitive and Shore Bancshares cannot assure you that it will be able to compete effectively subsequent to the merger. Shore Bancshares will operate in a competitive environment and compete for deposits and loans with commercial banks, thrift institutions and other financial institutions that may have greater financial resources than those available to Shore Bancshares subsequent to the merger. Many of these institutions may have substantially higher lending limits than Shore Bancshares and may provide certain additional services for their customers, such as trust and investment services, which Shore Bancshares does not currently offer directly to its customers. Shore Bancshares will also compete for deposits with money market mutual funds.

                     GENERAL INFORMATION ABOUT THE MEETINGS

Date, Time and Place of the Meetings

   The meeting of the Talbot Bancshares stockholders will be held at   :
p.m., local time, on November 14, 2000, at                             ,
Easton, Maryland.

   The meeting of the Shore Bancshares stockholders will be held at   :   p.m.,
local time, on November 14, 2000, at                             , Centreville,
Maryland.

Record Date and Outstanding Shares

   The Talbot Bancshares board of directors has fixed the close of business on September 26, 2000, as the record date for the determination of the holders of Talbot Bancshares common stock entitled to receive notice of and to vote at the Talbot Bancshares meeting or at any adjournments or postponements of the meeting. Only stockholders of record on the record date are entitled to receive notice of and to vote at the Talbot Bancshares meeting or any adjournments or postponements of the meeting. As of the Talbot Bancshares record date, there were 1,194,876 shares of Talbot Bancshares common stock issued and outstanding held by approximately 480 holders of record. Each holder of shares of Talbot Bancshares common stock is entitled to one vote per share held of record on the record date.

   The Shore Bancshares board of directors has fixed the close of business on September 26, 2000, as the record date for the determination of the holders of Shore Bancshares common stock entitled to receive notice of and to vote at the Shore Bancshares meeting or at any adjournments or postponements of the meeting. Only stockholders of record on the record date are entitled to receive notice of and to vote at the Shore Bancshares meeting or any adjournments or postponements of the meeting. As of the Shore Bancshares record date, there were 1,914,137 shares of Shore Bancshares common stock issued and outstanding held by approximately 996 holders of record. Each holder of shares of Shore Bancshares common stock is entitled to one vote per share held of record on the record date.

Purpose of the Meetings

   Talbot Bancshares. Talbot Bancshares is furnishing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Talbot Bancshares board of directors for use at the Talbot Bancshares meeting. The purpose of the meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and to transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting. Pursuant to the merger agreement, on the effective date of the merger, the former stockholders of Talbot Bancshares will receive 2.85 shares of Shore Bancshares common stock for each share of Talbot Bancshares common stock.

   No fractional shares will be issued. Instead, Talbot Bancshares stockholders will be paid in cash the amount equal to the fractional share multiplied by the market value of Shore Bancshares common stock on the date the merger is completed, as determined by the Shore Bancshares board of directors.

   In unanimously approving the merger agreement and the transactions contemplated in connection with the merger, the members of the Talbot Bancshares board of directors have determined that the merger is advisable and in the best interests of the Talbot Bancshares stockholders and recommend that the Talbot Bancshares stockholders vote in favor of the approval and adoption of the merger agreement and the merger.

   Shore Bancshares. Shore Bancshares is furnishing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by Shore Bancshares board of directors for use at the Shore Bancshares meeting. The purpose of the meeting is to consider and vote upon the proposal to approve and adopt the merger agreement and to transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting. On the effective date of the merger, the stockholders of Shore Bancshares will continue to own the same number of shares of Shore Bancshares common stock as before the merger.

   In unanimously approving the merger agreement and the transactions contemplated in connection with the merger, the members of the Shore Bancshares board of directors have determined that the merger is advisable and in the best interests of the Shore Bancshares stockholders and recommend that the Shore Bancshares stockholders vote in favor of the approval and adoption of the merger agreement and the merger.

Vote Required

   Talbot Bancshares. Each share of Talbot Bancshares common stock is entitled to one vote per share with respect to the merger agreement and other matters properly submitted at the Talbot Bancshares meeting. Assuming that a quorum is present at the Talbot Bancshares meeting, approval and adoption of the merger agreement and the merger requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Talbot Bancshares common stock entitled to vote at the Talbot Bancshares meeting, and approval and adoption of other matters that come before the meeting generally requires the affirmative vote, in person or by proxy, of a majority of the votes cast on the matter at the Talbot Bancshares meeting. The approval of the merger agreement and the merger includes approval of certain amendments to the Shore Bancshares charter and by-laws as described in this proxy statement/prospectus. Stockholder approval of the merger agreement is required under Maryland law, and this approval is a condition to the merger.

   If the merger is completed, Talbot Bancshares stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with Sections 3-201 et seq. of the Maryland General Corporation Law will be entitled to appraisal rights under Maryland law. We have attached a copy of Sections 3-201 et seq. as Appendix J.

   The presence at the Talbot Bancshares meeting, either in person or by proxy, of the holders of a majority of the shares of Talbot Bancshares common stock outstanding and entitled to vote at the Talbot Bancshares meeting constitutes a quorum for the transaction of business. For purposes of determining whether there is a quorum at the Talbot Bancshares meeting, abstentions and broker non-votes will be treated as shares that are present.

   Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers will not have the authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. Accordingly, the failure to provide brokers with specific instructions to vote for the merger will have the same effect as a vote against the merger. As required by Maryland law, abstentions and broker non-votes will not be counted in determining whether Talbot Bancshares stockholders have approved the other proposals.

   All directors and executive officers and certain of their affiliates of Talbot Bancshares have executed a support agreement to vote all of the shares of Talbot Bancshares common stock which they beneficially own in favor of the merger. As of July 31, 2000, directors and executive officers of Talbot Bancshares and their affiliates beneficially owned and were entitled to vote 212,534 shares of Talbot Bancshares common stock, which represented 17.25% of the shares of Talbot Bancshares common stock outstanding, including options exercisable with 60 days.

   Shore Bancshares. Each share of Shore Bancshares common stock is entitled to one vote per share with respect to the merger agreement and other matters properly submitted at the Shore Bancshares meeting. Assuming that a quorum is present at the Shore Bancshares meeting, approval and adoption of the merger agreement and the merger requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of Shore Bancshares common stock entitled to vote at the Shore Bancshares meeting, and approval and adoption of other matters that come before the meeting generally requires the affirmative vote, in person or by proxy, of a majority of the votes cast on the matter at the Shore Bancshares meeting. The approval of the merger agreement and the merger includes approval of certain amendments to the Shore Bancshares charter and by-laws as described in this proxy statement/prospectus. Stockholder approval of the merger agreement is required under Maryland law, and this approval is a condition to the merger.

   Shore Bancshares stockholders do not have appraisal rights under Maryland law in the merger.

   The presence at the Shore Bancshares meeting, either in person or by proxy, of the holders of a majority of the shares of Shore Bancshares common stock outstanding and entitled to vote at the Shore Bancshares meeting constitutes a quorum for the transaction of business. For purposes of determining whether there is a quorum at the Shore Bancshares meeting, abstentions and broker non-votes will be treated as shares that are present.

   Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers will not have the authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. Accordingly, the failure to provide brokers with specific instructions to vote for the merger will have the same effect as a vote against the merger. As required by Maryland law, abstentions and broker non-votes will not be counted in determining whether Shore Bancshares stockholders have approved the other proposals.

   All directors and executive officers and certain of their affiliates of Shore Bancshares have executed a support agreement to vote all of the shares of Shore Bancshares common stock which they beneficially own in favor of the merger. As of July 31, 2000, directors and executive officers of Shore Bancshares and their affiliates beneficially owned and were entitled to vote 73,154 shares of Shore Bancshares common stock, which represented 3.8% of the shares of the Shore Bancshares common stock outstanding, including options exercisable within 60 days.

Voting of Proxies

   Talbot Bancshares. If the accompanying proxy card is properly signed and returned to Talbot Bancshares and not revoked before a vote is taken at the Talbot Bancshares meeting, it will be voted in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without indicating any voting instructions, shares of Talbot Bancshares common stock represented by the proxy will be voted FOR approval and adoption of the merger agreement and the merger. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

   Talbot Bancshares is not aware of any business to be acted on at the Talbot Bancshares meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented to the Talbot Bancshares meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

   Shore Bancshares. If the accompanying proxy card is properly signed and returned to Shore Bancshares and not revoked before a vote is taken at the Shore Bancshares meeting, it will be voted in accordance with the instructions indicated on the proxy card. If the proxy card is signed and returned without indicating any voting instructions, shares of Shore Bancshares common stock represented by the proxy will be voted FOR approval and adoption of the merger agreement and the merger. Brokers who hold shares in street name for customers do not have authority to vote on the proposed merger unless they receive specific instructions from the beneficial owners. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

   Shore Bancshares is not aware of any business to be acted upon at the Shore Bancshares meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented to the Shore Bancshares meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Authorization to Vote on Adjournments and Other Matters

   Talbot Bancshares. By signing the proxy, a Talbot Bancshares stockholder authorizes the proxy holder to vote in his or her discretion regarding any procedural motions which may come before the Talbot Bancshares meeting. For example, this authority could be used to adjourn the meeting if Talbot Bancshares believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a stockholder vote to solicit additional proxies or to provide additional information to Talbot Bancshares stockholders. To the extent a Talbot Bancshares stockholder intends to vote against the merger agreement and the merger, this stockholder would have no incentive to vote in favor of discretionary adjournment by the Talbot Bancshares board of directors, which would allow Talbot Bancshares to adjourn the meeting to solicit additional votes in favor of the merger agreement and the merger. Talbot Bancshares has no plans to adjourn the meeting at this time, but Talbot Bancshares intends to attempt to adjourn the meeting if it believes that an adjournment would promote stockholder interests.

   The failure to return a proxy or to vote in person will have no effect on the vote on adjournment, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Maryland law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by Talbot Bancshares stockholders present or represented at the meeting. Therefore, broker non-votes and abstentions will have no effect.

   Shore Bancshares. By signing the proxy, a Shore Bancshares stockholder authorizes the proxy holder to vote in his or her discretion regarding any procedural motions which may come before the Shore Bancshares meeting. For example, this authority could be used to adjourn the meeting if Shore Bancshares believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a stockholder vote to solicit additional proxies or to provide additional information to Shore Bancshares stockholders. To the extent a Shore Bancshares stockholder intends to vote against the merger agreement and the merger, this stockholder would have no incentive to vote in favor of discretionary adjournment by the Shore Bancshares board of directors, which would allow Shore Bancshares to adjourn the meeting in order to solicit additional votes in favor of the merger agreement and merger. Shore Bancshares has no plans to adjourn the meeting at this time, but Shore Bancshares intends to attempt to adjourn the meeting if it believes that an adjournment would promote stockholder interests.

   The failure to return a proxy or to vote in person will have no effect on the vote on adjournment, except to reduce the total number of votes counted. Brokers who hold shares in street name for customers will not have the authority to vote unless they receive specific instructions from beneficial owners. Under Maryland law, an adjournment proposal requires the affirmative vote of a majority of the votes cast by Shore Bancshares stockholders present or represented at the meeting. Therefore, broker non-votes and abstentions will have no effect.

Revocation of Proxies

   A stockholder of Talbot Bancshares or of Shore Bancshares may revoke a proxy at any time before it is voted by:

  . filing written notice of revocation with the Secretary of Talbot
    Bancshares or Shore Bancshares (as applicable) which is actually received before the vote of stockholders;

  . filing a duly executed proxy bearing a later date; or

  . attending the Talbot Bancshares or Shore Bancshares meeting (as applicable) and voting in person. Attendance at the meeting will not by itself revoke the proxy.

   To change or revoke a proxy for any shares held by a broker in street name, a stockholder must follow the instructions received from their broker.

   A Talbot Bancshares stockholder should deliver any filing to the Secretary of Talbot Bancshares at Talbot Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn.: Susan E. Leaverton. A Shore Bancshares stockholder should deliver any filing to the Secretary of Shore Bancshares at Shore Bancshares, Inc., 109 North Commerce Street, P.O. Box 400, Centreville, Maryland 21617, Attn: Mary Catherine Quimby.

   If you hold your shares in street name, please see the instructions provided by your broker regarding revocation of your proxy. If you vote your shares through your broker, you may not change or revoke your vote by contacting Talbot Bancshares or Shore Bancshares directly. You will need additional documentation from your broker to vote your shares in person at the meeting if they are held in street name.

Solicitation of Proxies

   We will each bear our own cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders by telephone or personal communication or by other means. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

   We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Talbot Bancshares and Shore Bancshares stock held of record by these persons, and we will each reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

   We may engage one or more proxy solicitation firms to assist in obtaining proxies from our stockholders on a timely basis. As of the date of this proxy statement/prospectus, neither of us has engaged a proxy solicitation firm or has committed itself to pay any fees related to this service.

                             PARTIES TO THE MERGER

Talbot Bancshares

   Talbot Bancshares, Inc. is a Maryland corporation incorporated on March 10, 1997 which became a registered bank holding company on May 1, 1997 under the Bank Holding Company Act. Talbot Bancshares engages in the business of banking through its sole subsidiary, The Talbot Bank of Easton, Maryland, a commercial bank chartered under the laws of the State of Maryland. Talbot Bancshares has issued and outstanding 1,194,876 shares of common stock , par value $0.01 per share held by 480 holders of record as of July 31, 2000.

   Talbot Bank currently accounts for substantially all of Talbot Bancshares' assets. Talbot Bancshares' and Talbot Bank's main office is located in Talbot County, Maryland, at 18 East Dover Street, Easton, Maryland 21601. Talbot Bank began operations in 1885 and is engaged in general commercial and retail banking business serving individuals and businesses in Talbot and Dorchester Counties, Maryland. Talbot Bank currently operates four banking offices in Talbot County, three of which are in Easton, Maryland and one in Saint Michael's, Maryland. Talbot Bank also operates a branch in Dorchester County, Maryland in the City of Cambridge. As of June 30, 2000 Talbot Bancshares had total assets of $325 million, total loans of $232 million and total deposits of $264 million.

   Principal Services. Talbot Bank is an independent community bank providing services to businesses and individuals in its market area. The services Talbot Bank offers are essentially the same as those services offered by larger regional institutions which compete with Talbot Bank. Talbot Bank currently provides the following services to businesses:

  . commercial checking accounts;

  . savings accounts;

  . certificates of deposit;

  . overnight investment sweep accounts;

  . direct deposit of payroll;

  . PC banking; and

  . telephone banking.

Talbot Bank offers all forms of commercial lending including:

  . secured and unsecured loans;

  . working capital loans;

  . lines of credit;

  . term loans;

  . accounts receivable financing;

  . real estate acquisition development;

  . construction loans; and

  . letters of credit.

Individual services include:

  . checking accounts;

  . various savings programs;

  . mortgage loans;

  . home improvement loans;

  . installment and other personal loans;

  . credit cards;

  . personal lines of credit;

  . automobile and other consumer financing;

  . safe deposit services;

  . debit cards;

  . non-deposit investment products;

  . 24 hour telephone banking;

  . PC banking; and

  . 24 hour automatic teller machine services.

   Talbot Bank's branch in Cambridge, Maryland offers full service banking six days per week with extended hours.

Shore Bancshares

   Shore Bancshares, Inc., a Maryland corporation incorporated on March 15, 1996, became a registered bank holding company on July 1, 1996 under the Bank Holding Company Act. Shore Bancshares engages in the banking business through its sole subsidiary, The Centreville National Bank of Maryland, a national banking association. Shore Bancshares has issued and outstanding 1,914,137 shares of common stock, par value $0.01 per share, held by 996 holders of record on July 25, 2000.

   Shore Bancshares' and Centreville National Bank's main office is located at 109 North Commerce Street, Centreville, Maryland 21617. Centreville National Bank has been doing business in Maryland since 1876 and is engaged in both the commercial and consumer banking business. Centreville National Bank has five full service offices located in Centreville, Chestertown, Stevensville and Hillsboro, Maryland. As of June 30, 2000, Shore Bancshares had total assets of $201 million, total loans of $133 million, and total deposits of $166 million.

   Banking Products And Services. Centreville National Bank serves its customers through a network of five banking offices. Centreville National Bank provides a wide range of commercial and personal banking services designed to meet the needs of local businesses and consumers. Among the services Centreville National Bank provides are:

  . checking accounts;

  . savings and time accounts;

  . sweep accounts;

  . safe deposit boxes;

  . installment and other personal loans;

  . residential mortgages;

  . home equity loans, automobile, and other consumer financing;

  . Saturday banking hours;

  . drive-thru teller windows;

  . internet banking;

  . telephone banking services;

  . debit cards; and

  . 24-hour automated teller machines.

   Centreville National Bank is also engaged in the financing of commerce and industry by providing credit and deposit services for small-to-medium sized businesses and for the agricultural community in Centreville National Bank's market area. Centreville National Bank offers many forms of commercial lending, including:

  . lines of credit;

  . revolving credit;

  . term loans;

  . accounts receivable financing;

  . real estate development loans; and

  . commercial real estate mortgage lending and other forms of secured financing.

   Centreville National Bank offers a full range of commercial banking services, including the acceptance of checking and savings deposits.

   Centreville National Bank offers additional types of real estate loans, discount brokerage services, credit cards and related services through affiliates or correspondent banks. Centreville National Bank does not offer trust services and does not engage in municipal trading services.

   Bank Service Corporation. Centreville National Bank owns one-third of the outstanding common stock of The Delmarva Bank Data Processing Center, Inc., a Maryland corporation. The Delmarva Bank Data Processing Center, Inc., located in Easton, Maryland, provides data processing services to banks located in Maryland, Delaware, Virginia and the District of Columbia.

                                   THE MERGER

Background of the Merger

   Management of each company has, over time, regularly considered the possibility of acquisitions and strategic combinations with a variety of financial institutions, and the potential strategic fit with institutions based on their lines of business, their management and employee cultures and their geographic locations. As part of our operations, Talbot Bancshares and Shore Bancshares also regularly scrutinize the financial services industry environment, including the recent wave of mergers in the industry, and from time to time have informal discussions with the management of various financial institutions.

   On March 24, 1999, W. Moorhead Vermilye and Susan E. Leaverton of Talbot Bancshares met with Daniel T. Cannon and Carol I. Brownawell of Shore Bancshares to discuss the potential of a merger of the two bank holding companies. At the end of the meeting, the parties agreed to meet again to discuss the specific benefits of a potential business combination. On March 30, 1999, Messrs. Vermilye and Cannon met to discuss the business issues of a possible combination, including management of the combined companies and the composition of the board of directors. Over the next few months the parties had several telephone conversations concerning the issues raised in previous discussions.

   On November 9, 1999, W. Moorhead Vermilye, Scott Beatty, Daniel T. Cannon,
B. Vance Carmean, Jr. and Jerry Pierson met to discuss the possible combination of the two companies and potential benefits of the combined companies. The group agreed that the goal of the combination would be to create the premier financial holding company on the Maryland Eastern Shore.

   On November 12, 1999, Messrs. Vermilye and Cannon, together with Ms. Brownawell, participated in a telephone conference with representatives of Stegman & Company, independent accountants for both companies, to discuss accounting treatment of the potential transaction.

   On November 18, 1999, Messrs. Vermilye and Cannon met with Arnold Danielson, of Danielson & Associates, to discuss the possible combination. The parties discussed their desire to combine the two companies to create increased stockholder value for both companies and to enable the combined companies to further expand through acquisitions or new branches. On December 2, 1999, Talbot Bancshares and Danielson Associates executed an engagement letter for Danielson Associates to render a fairness opinion to the Talbot Bancshares board of directors.

   On February 17, 2000, Messrs. Vermilye, Beatty, Cannon and Carmean met to identify the regulatory and stockholder approvals that would be required to effect the business combination.

   On March 28, 2000, Messrs. Vermilye and Cannon met with representatives of Piper Marbury Rudnick & Wolfe LLP, legal counsel for Talbot Bancshares, and a representative of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, legal counsel for Shore Bancshares, to discuss the terms of the transaction.

   On April 11, 2000, Messrs. Vermilye and Cannon, together with Ms. Leaverton and Ms. Brownawell, met to discuss the pro forma impact of the potential business combination, and the potential expense savings and operating efficiencies that might be generated by the transaction.

   On April 12, 2000, Shore Bancshares and Garland McPherson & Associates executed an engagement letter for Garland McPherson & Associates to conduct due diligence in connection with the possible transaction and render a fairness opinion to the Shore Bancshares board of directors.

   On June 1, 2000, Messrs. Vermilye, Beatty, Cannon and Carmean met with representatives of Danielson & Associates, the financial advisors to Talbot Bancshares, and Garland McPherson & Associates, the financial advisors to Shore Bancshares, to negotiate an exchange rate for the proposed transaction.

   On July 5, 2000, Shore Bancshares and Talbot Bancshares executed a confidentiality agreement regarding the sharing of confidential information and began the due diligence process.

   The two companies and their respective legal and financial advisors began conducting mutual due diligence. Messrs. Vermilye and Cannon met to discuss the results of the due diligence and each indicated his interest in continuing to pursue a business combination between their companies. Over the next several weeks, senior management of the two companies and their respective legal counsel negotiated the terms of the proposed agreements. On July 11, 2000, Messrs. Vermilye and Cannon, together with their respective legal counsel, met together to discuss the proposed transaction and to finalize the definitive agreements.

   On July 25, 2000, the Talbot Bancshares board of directors held a special meeting to consider the proposed merger with Shore Bancshares. At this meeting, senior management of Talbot Bancshares, together with legal advisors, reviewed the strategic investigation and due diligence Talbot Bancshares had conducted, the discussions and contacts with Shore Bancshares to date, the historical performance and strategies of Shore Bancshares and Talbot Bancshares, the financial and other terms of the proposed transaction, including the potential pro forma impact of the merger (taking into account possible expense savings and operating efficiencies that might be generated by the transaction) and the proposed composition of Shore Bancshares board of directors and management after the merger. Also at this meeting, the Talbot Bancshares board of directors discussed with representatives of Piper Marbury Rudnick & Wolfe LLP, legal counsel for Talbot Bancshares, the terms of the proposed merger agreement, the stock option agreement and other agreements.

   Danielson Associates, based on the financial analysis described under "-- Opinion of Talbot Bancshares' Financial Advisor," gave its opinion to the Talbot Bancshares board of directors that, as of the date of the meeting, the proposed exchange rate in the merger was fair, from a financial point of view, to Talbot Bancshares and its stockholders. The Talbot Bancshares board of directors also reviewed the proposed employment arrangements with Shore Bancshares' President and Talbot Bancshares' President in connection with the proposed merger. After questions by, and discussion among, the members of the Talbot Bancshares board of directors, and after consideration of the factors described under "--Talbot Bancshares Reasons for the Merger," the Talbot Bancshares board of directors voted unanimously to approve the merger agreement and the transactions contemplated by that agreement.

   On July 25, 2000, the Shore Bancshares board of directors held a special meeting at which senior management of Shore Bancshares reviewed its discussions and negotiations with Talbot Bancshares regarding a business combination, as well as the results of its due diligence investigation of Talbot Bancshares. Mr. Cannon reviewed Shore Bancshares' board of directors' prior discussions of possible strategic directions for Shore Bancshares, reviewed the course of discussions with Talbot Bancshares and outlined the strategic rationale for the proposed merger. Garland McPherson & Associates summarized certain financial information with respect to Talbot Bancshares and the potential transaction to the Shore Bancshares board of directors, and based on the financial analysis described under "--Opinion of Shore Bancshares Financial Advisor", Garland McPherson & Associates rendered an opinion that, as of July 25, 2000, the exchange rate set forth in the merger agreement was fair to Shore Bancshares' stockholders from a financial point of view. Also at this meeting the Shore Bancshares board of directors discussed with representatives of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Shore Bancshares' legal counsel, the terms of the merger and the agreements documenting the transaction. After questions by, and discussion among, the members of the Shore Bancshares board of directors, and after consideration of the factors described under "--Shore Bancshares Reasons for the Merger," the Shore Bancshares board of directors voted unanimously to approve the merger agreement and the transactions contemplated by that agreement.

   Representatives of Talbot Bancshares and Shore Bancshares executed and delivered the merger agreement on July 25, 2000, and the stock option agreements on July 26, 2000. On July 26, 2000, Talbot Bancshares and Shore Bancshares issued a joint press release announcing the transaction.

Shore Bancshares Reasons for the Merger

   The members of the board of directors of Shore Bancshares have unanimously approved the merger agreement and the merger and have determined that the merger is advisable and in the best interests of Shore

Bancshares and its stockholders. The Shore Bancshares board of directors, therefore, recommends that the holders of Shore Bancshares common stock, vote FOR the merger, the merger agreement and the transactions contemplated by the merger agreement.

   The Shore Bancshares board of directors believes that the merger presents a unique opportunity to combine two of the Maryland Eastern Shore's leading community banks to create a premier banking and financial services company that can offer a full range of financial products and services in the Maryland Eastern Shore's most attractive markets.

   In reaching its decision to approve the merger agreement, the Shore Bancshares board of directors consulted with management of Shore Bancshares and Centreville National Bank, as well as with its financial and legal advisors, and considered a number of factors, including the following:

  . its knowledge of Shore Bancshares' business, operations, financial condition, earnings and earnings potential, including future dividend payments and estimated stock value;

  . the business, operations, financial condition and earnings of Talbot
    Bancshares. In making its determination, the board of directors took into account the results of Shore Bancshares' due diligence review of Talbot Bancshares;

  . the consistency of the merger with Shore Bancshares' long-term goals of achieving superior financial performance and stockholder returns;

  . its expectation that the combined company would benefit from greater economies of scale than either Shore Bancshares or Talbot Bancshares separately in its consumer banking, commercial banking and other businesses;

  . its view that the combination of Shore Bancshares and Talbot Bancshares presents manageable execution risk in view of the similar markets and customer demographics served by Shore Bancshares and Talbot Bancshares, the complementary and contiguous geographic areas served by our companies and assumptions regarding synergies;

  . its belief, and that of the Shore Bancshares senior management, that Shore Bancshares and Talbot Bancshares share a common vision about the importance of delivering financial performance and stockholder value and that management and employees of Centreville National Bank and Talbot Bank possess complementary skills and expertise;

  . the structure of the merger and the terms of the merger agreement and the stock option agreements, and the fact that the merger is intended to qualify as a "reorganization" for federal income tax purposes and as a "pooling-of-interests" for accounting and financial reporting purposes;

  . the proposed merger doubles the number of branches operated by the companies, potentially enhancing the convenience for customers of both institutions without the typical costs associated with adding additional branches;

  . policy-making and management decisions are retained at the local level as a result of the respective bank boards of directors remaining in place. Additionally, the holding company board of directors will be comprised of members of the subsidiary bank boards of directors;

  . the proposed arrangements with members of management of Talbot Bancshares and Shore Bancshares, including the fact that Mr. Cannon would continue with Shore Bancshares' as the Executive Vice President and Chief Operating Officer, that Mr. Vermilye would enter into an employment agreement with Shore Bancshares and would become the Chief Executive Officer of Shore Bancshares; and that the board of directors of the combined company would be comprised of six directors designated by Talbot Bancshares and five directors designated by Shore Bancshares, one of whom would serve as the Chairman of the Board;

  . the fact that directors and executive officers of Shore Bancshares could be expected to receive benefits in the merger beyond their interests as stockholders of Shore Bancshares, both under existing arrangements with Shore Bancshares and, in the case of Mr. Vermilye and Mr. Cannon, as a result of new employment agreements with Shore Bancshares. See "--Interests of Persons in the Merger Other Than as Stockholders"; and

  . the opinion of Garland McPherson & Associates that, as of July 25, 2000, the exchange rate was fair from a financial point of view to Shore Bancshares stockholders. See "--Opinion of Shore Bancshares' Financial Advisor."

   This discussion of the information and factors considered by the Shore Bancshares board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Shore Bancshares board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Shore Bancshares board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Shore Bancshares board of directors may have given different weights to different factors. However, after taking into account all of the factors described above, the Shore Bancshares board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Shore Bancshares and its stockholders and that Shore Bancshares should proceed with the merger agreement and the merger.

   The members of the Shore Bancshares board of directors have unanimously declared the merger advisable and recommend that Shore Bancshares stockholders vote FOR approval and adoption of the merger agreement and approval of the merger.

Opinion of Shore Bancshares' Financial Advisor

   Pursuant to an engagement letter dated April 12, 2000, the Shore Bancshares board of directors retained Garland McPherson & Associates to render financial advisory and investment banking services to Shore Bancshares in connection with the possible merger of Shore Bancshares and Talbot Bancshares, including rendering an opinion to the Shore Bancshares board of directors that the terms of a proposed merger agreement were fair, from a financial point of view, to its stockholders.

   Garland McPherson & Associates, as part of its investment banking and bank consulting business, is routinely engaged in the valuation of financial institution securities for a variety of purposes, including mergers and acquisitions, and the determination of adequate consideration in merger and acquisition transactions. The Shore Bancshares board of directors selected Garland McPherson & Associates based on its experience in and knowledge of the banking industry and its ability to evaluate the fairness of the exchange ratio from a financial point of view. Garland McPherson & Associates acted exclusively for the Shore Bancshares board of directors in rendering its fairness opinion and has received fees from Shore Bancshares in rendering its fairness opinion and for its services. There are no other material relationships between Garland McPherson & Associates, its affiliates and representatives and Shore Bancshares or its affiliates.

   Garland McPherson & Associates rendered a fairness opinion to the Shore Bancshares board of directors on July 25, 2000, and subsequently updated that opinion as of the date of this proxy statement/prospectus. The full text of the updated Garland McPherson & Associates opinion is attached as Appendix I to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. We urge you to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Garland McPherson & Associates. The following summary of the opinion is qualified in its entirety by the full text of the opinion. The exchange ratio was determined by negotiation between Shore Bancshares and Talbot Bancshares and was not determined by Garland McPherson & Associates.

   In rendering the Garland McPherson & Associates opinion, Garland McPherson &
Associates:

  . reviewed the historical financial performances, current financial positions and general prospects of Shore Bancshares and Talbot Bancshares;

  . reviewed the agreement;

  . reviewed the proxy statement/prospectus;

  . reviewed and analyzed the stock market performance of Shore Bancshares and Talbot Bancshares;

  . studied and analyzed the operations, historical financial statements and future prospects of Shore Bancshares;

  . reviewed the respective history of dividends paid by the two institutions;

  . considered the terms and conditions of the proposed transaction as compared with the terms and conditions of comparable bank mergers and acquisitions;

  . discussed with various senior officers of Shore Bancshares and Talbot
    Bancshares the above items as well as other matters it believed relevant to its opinion; and

  . conducted other analyses, studies and investigations as were deemed appropriate.

   Garland McPherson & Associates relied without independent verification upon the accuracy and completeness of all the financial and other information that it reviewed or discussed for purposes of its opinion. With respect to the Shore Bancshares and Talbot Bancshares financial forecasts reviewed by Garland McPherson & Associates in rendering its opinion, Garland McPherson & Associates assumed that these financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements as to the future financial performance of Shore Bancshares and Talbot Bancshares. Garland McPherson & Associates did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Shore Bancshares or Talbot Bancshares nor was it furnished with any appraisal. Garland McPherson & Associates also did not independently verify, and has relied on and assumed, that all allowances for loan losses provided in the balance sheets of Shore Bancshares and Talbot Bancshares were adequate and complied fully with all applicable law, regulatory policy and sound banking practice as of the date of the financial statements.

   In rendering the opinion, Garland McPherson & Associates performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view, of the exchange ratio was to some extent subjective based on the experience and judgment of Garland McPherson & Associates and not merely the result of mathematical analysis of financial data, Garland McPherson & Associates principally relied on the financial evaluation methodology summarized below in its determinations. Garland McPherson & Associates believes its analyses must be considered as a whole and that selecting portions of analyses and factors considered by Garland McPherson & Associates without considering all analyses and factors could create an incomplete view of the process underlying Garland McPherson & Associates' opinion. In its analysis, Garland McPherson & Associates made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Shore Bancshares' and Talbot Bancshares' control. Any estimates contained in Garland McPherson & Associates' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than any estimates.

   The following is a summary of selective analyses prepared by Garland McPherson & Associates and analyzed by Garland McPherson & Associates in rendering their opinion.

   Comparable Company Analysis. Garland McPherson & Associates compared selected financial and operating data for Shore Bancshares with those of Talbot Bancshares and a peer group of the pro forma combined organization consisting of fourteen Maryland and Virginia financial institutions from 1996 through

March 31, 2000. This data included, but was not limited to: return on average assets, return on average equity, certain capital adequacy ratios and certain asset quality ratios. Garland McPherson & Associates excluded securities gains and items of a non-recurring nature in computing profitability ratios. Selected data for the first quarter of 2000 is provided below:

                          Comparable Company Analysis

                                                      Shore      Talbot
                                                    Bancshares Bancshares Peers
                                                    ---------- ---------- -----
   Return on average assets........................     1.1%       1.5%     1.2%
   Return on average equity........................     9.0%      13.1%    13.3%
   Leverage ratio..................................    11.4%      11.8%    10.2%
   Non-performing assets/total assets..............     0.5%       0.3%     0.3%
   Loan loss reserve/non-performing assets.........   116.7%     328.0%   229.4%

   Stock Trading History. Garland McPherson & Associates reviewed the history of stock market data of Shore Bancshares, Talbot Bancshares and the peer group's common stock. Garland McPherson & Associates noted that the trading volume of Shore Bancshares and Talbot Bancshares is limited and that there was considerable variability in their trading prices. Accordingly, Garland McPherson & Associates concluded there could be no assurance that their trading prices reflect the true underlying value of the respective organizations.

   Analysis of Key Valuation Indices. Garland McPherson & Associates examined pricing multiples of each of the institutions included in the peer group and noticed considerable variability in the multiples. Garland McPherson & Associates believes this variability is the result of insufficient trading volume to allow the forces of supply and demand to ensure that the trading prices reflect the true underlying value of the organizations. Therefore, Garland McPherson & Associates also examined pricing multiples of selected larger super-community banking organizations operating in Maryland, Virginia and Pennsylvania. As a preliminary step in computing price/earnings ratios and price/cash basis earnings ratios for these institutions, Garland McPherson & Associates adjusted earnings to eliminate the effect of securities gains and non-recurring items based on data provided by SNL Securities, a nationally recognized provider of financial data regarding financial institutions.

   Garland McPherson & Associates applied the median pricing multiples of the selected super-community banking organizations to relevant financial data for Shore Bancshares and Talbot Bancshares. Garland McPherson & Associates noted that Shore Bancshares has not made any provisions for loan losses in recent history. For comparability and analytical purposes, Garland McPherson & Associates reduced Shore Bancshares' earnings by allocating a provision equal to 0.11% of average loans before applying the median pricing multiples. This allocation equals Talbot Bancshares ratio of loan loss provisions to average loans for the twelve months ended March 31, 2000. This analysis yielded the following values:

                                                             Shore      Talbot
                                                           Bancshares Bancshares
                                                           ---------- ----------
   Book value multiple....................................   $22.18     $56.97
   Tangible book value multiple...........................    20.82      57.86
   Price/earnings.........................................    15.53      51.38
   Price/cash basis earnings..............................    15.00      47.69

   Discounted Dividend Analysis. Using discounted dividend analysis, Garland McPherson & Associates estimated the present value of the future dividend streams that Shore Bancshares and Talbot Bancshares could produce over a five-year period under various earnings growth scenarios as independent going concerns. The future cash flows were discounted to determine the present value using discount rates ranging from 9.0% to 10.0%. This analysis indicated a range of per share values from $13.44 to $17.51 for Shore Bancshares and $48.09 to $62.70 for Talbot Bancshares.

   Pro Forma Combined Analysis. To further assess the proposed merger, Garland McPherson & Associates conducted the following studies and analyses:

  . Exchange Ratio Analysis--Garland McPherson & Associates computed the exchange ratios suggested by comparing the relative values for Shore Bancshares and Talbot Bancshares indicated by the various valuation methodologies examined. This analysis suggested exchange ratios ranging from 2.568 to 3.448.

  . Contribution Analysis--Garland McPherson & Associates examined the relative contribution that would be made by Shore Bancshares and Talbot Bancshares to various key financial statistics of the combined entity on a pro forma basis as of March 31, 2000 before consideration to any economies or expenses that may result from the merger. This analysis indicated that the relative contributions would have been as follows:

                                                           Shore      Talbot
                                                         Bancshares Bancshares
                                                         ---------- ----------
   Net income...........................................    33.0%      67.0%
   Net income adjusted for allocation of loan loss
    provision...........................................    32.2%      67.8%
   Total assets.........................................    37.6%      62.4%
   Gross loans..........................................    36.5%      63.5%
   Total deposits.......................................    37.4%      62.6%
   Total equity.........................................    38.4%      61.6%
   Shares outstanding after the merger..................    36.0%      64.0%

  . Key Financial Statistics--Garland McPherson & Associates also analyzed, using projections derived from discussions with management of Shore Bancshares and Talbot Bancshares, certain pro forma projected effects resulting from the merger. The analysis indicated that, under all earnings scenarios considered, Shore Bancshares stockholders are projected to realize significant accretion in earnings per share subsequent to the merger.

  . Consolidated Discounted Cash Flow Analysis--Garland McPherson &
    Associates determined the present value of the projected merger economies at a 9.0% discount rate is approximately $3.3 million. Garland McPherson & Associates added the present value of the projected merger economies to the present values of Shore Bancshares and Talbot Bancshares under the moderate scenario for both institutions. This analysis indicates that the present value of the combined organization is $18.69 per share at a 9.0% discount rate. This value is significantly higher than Shore Bancshares' closing price as of July 17, 2000 of $14.50 and its weighted appraisal value of $15.50.

   In reaching its opinion as to fairness, none of the analyses performed by Garland McPherson & Associates was assigned a greater significance by Garland McPherson & Associates than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Garland McPherson & Associates reached the conclusion, and opines, that the exchange ratio, as set forth in the agreement, is fair, from a financial point of view, to holders of Shore Bancshares' securities.

   In delivering the Garland McPherson & Associates opinion dated as of the date of this proxy statement/prospectus, Garland McPherson & Associates updated certain of its analyses and reviewed the assumptions on which its analyses were based and other related factors.

   In delivering its opinion, Garland McPherson & Associates assumed that in the course of obtaining the necessary regulatory and governmental approvals for the transaction, no restrictions would be imposed on Shore Bancshares or Talbot Bancshares that would have a material adverse affect on the contemplated benefits of the transaction. Garland McPherson & Associates also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Talbot Bancshares after the effective date. Pursuant to the terms of the engagement letter, Shore Bancshares paid Garland McPherson & Associates $45,000 and agreed to reimburse Garland McPherson & Associates for its reasonable out-of-pocket expenses. In addition, Shore Bancshares agreed to pay Garland McPherson & Associates $30,000 upon completion of the merger. Whether or not the merger is completed, Shore Bancshares has agreed to indemnify Garland McPherson & Associates and certain related persons against liabilities relating to or arising out of its engagement.

   This summary does not purport to be a complete description of the analyses and procedures performed by Garland McPherson & Associates in the course of arriving at its opinions.

   The full text of the updated opinion of Garland McPherson & Associates dated as of the date of this proxy statement/prospectus, which sets forth assumptions made and matters considered, is attached to this proxy statement/prospectus as Appendix I. Shore Bancshares stockholders are urged to read this opinion in its entirety. Garland McPherson & Associates' opinion is directed only to the exchange ratio and is not a recommendation to any Shore Bancshares stockholder as to how such stockholder should vote at the Shore Bancshares special meeting.

Talbot Bancshares Reasons for the Merger

   The members of the board of directors of Talbot Bancshares have unanimously approved the merger agreement and the merger and have determined that the merger is advisable and in the best interests of Talbot Bancshares and its stockholders. In reaching this decision, the Talbot Bancshares board of directors evaluated the information at its disposal, consulted with the Talbot Bancshares management and outside advisors, and considered certain factors, including the following:

  . the complementary and compatible nature of Talbot Bancshares' and Shore
    Bancshares' businesses in contiguous markets. The board of directors of Talbot Bancshares specifically considered the current businesses, operations, financial condition and earnings of Shore Bancshares, as well as the future prospects of Shore Bancshares. In making its determination, the Talbot Bancshares board of directors took into account the results of its due diligence investigation of Shore Bancshares;

  . the total assets of the combined companies of $526 million;

  . expansion geographically of the combined companies' branch network to include Queen Anne's County, Maryland, representing a market with strong business and retail demographics and markets with which Talbot Bancshares is familiar as a result of existing lending activities;

  . the proposed arrangements with members of management of Talbot Bancshares and Shore Bancshares, including the fact that Mr. Cannon would continue with Shore Bancshares as the Executive Vice President and Chief Operating Officer, that Mr. Vermilye would enter into an employment agreement with Shore Bancshares and would become the Chief Executive Officer of Shore Bancshares, and that the board of directors of the combined company would be comprised of six directors designated by Talbot Bancshares and five directors designated by Shore Bancshares;

  . the opportunity to provide customers and prospects of Talbot Bancshares and Shore Bancshares a broader array of financial services. In particular, Talbot Bancshares' commercial banking capabilities will complement the current commercial banking capabilities of Shore Bancshares;

  . diversification of the combined companies' revenue and earnings mix; and

  . the opinion of its financial advisor, Danielson Associates, which indicated that the exchange ratio, as of July 25, 2000, was fair from a financial point of view to Talbot Bancshares' stockholders.

   This discussion of the information and factors considered and given weight by the Talbot Bancshares board of directors is not intended to be exhaustive. In reaching the determination to approve and recommend approval and adoption of the merger agreement, in view of the wide variety of factors considered in connection with its evaluation, the board of directors of Talbot Bancshares did not assign any relative or specific weights to these or other factors, and individual directors may have given different weights to the various factors. The terms of the merger were the result of arm's-length negotiations between representatives of Shore Bancshares and representatives of Talbot Bancshares. Based upon the consideration of these factors, the Talbot Bancshares board of directors approved the merger agreement and the merger as being advisable and in the best interests of Talbot Bancshares and its stockholders.

   The members of the Talbot Bancshares board of directors have unanimously declared the merger advisable and recommend that Talbot Bancshares stockholders vote FOR approval and adoption of the merger agreement and approval of the merger.

Opinion of Talbot Bancshares' Financial Advisor

   Talbot Bancshares retained Danielson Associates Inc. to advise the Talbot Bancshares board of directors as to its "fair" exchange ratio and the fairness to its stockholders of the financial terms of the merger with Shore Bancshares. Danielson Associates is regularly engaged in the valuation of banks and bank holding companies in the connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, Maryland banking markets and banking organizations operating in those markets. Danielson Associates was selected by Talbot Bancshares because of its knowledge of, expertise with, and reputation in the financial services industry.

   Danielson Associates reviewed the merger agreement with respect to the exchange ratio and other terms and conditions of the merger, but the decision to accept the offer was ultimately made by the board of directors of Talbot Bancshares. Danielson Associates rendered its oral opinion to the Talbot Bancshares board of directors, which it subsequently confirmed in writing, that as of the date of the opinion, the exchange ratio and the financial terms of the merger agreement were "fair" to Talbot Bancshares and its stockholders. No limitations were imposed by the Talbot Bancshares board of directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

   In arriving at its opinion, Danielson Associates:

  . reviewed certain business and financial information relating to Talbot
    Bancshares and Shore Bancshares including annual reports for the fiscal years ended December 31, 1998 and December 31, 1999; call report data from 1990 through June 30, 2000; and the Annual Reports on Form 10-K and the Quarterly Reports on Form 10-Q for 1998, 1999 and March 31, 2000;

  . discussed the past and current operations, financial condition and prospects of Shore Bancshares with its senior executives;

  . reviewed the reported prices and trading activity for the Shore
    Bancshares common stock and Talbot Bancshares common stock and compared it to similar bank holding companies;

  . reviewed and compared the exchange ratios, to the extent publicly available, with comparable transactions;

  . reviewed the merger agreement and certain related documents; and

  . considered other factors as were deemed appropriate.

   Danielson Associates did not obtain any independent appraisal of assets or liabilities of Talbot Bancshares or Shore Bancshares or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by Talbot Bancshares or Shore Bancshares and assumed the accuracy and completeness of all information provided.

   In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of the analyses could create an incomplete view of Danielson Associates' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

   In its analyses, Danielson Associates made assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Talbot Bancshares' or Shore Bancshares' control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than the estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

   The following is a summary of selected analyses considered by Danielson Associates in rendering its opinion letter.

   Pro Forma Merger Analyses. Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $50 million, based on Shore Bancshares' July 24, 2000 stock price, for all of the outstanding shares of Talbot Bancshares common stock and options to purchase common stock, which will be paid in Shore Bancshares common stock or options to purchase Shore Bancshares common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for Shore Bancshares common stock.

   Comparable Banks. Shore Bancshares and Talbot Bancshares were compared to eleven publicly-traded bank holding companies. These comparable banks had assets in the $150 million to $500 million range, no extraordinary characteristics and were located in Maryland and eastern and northern Virginia.

                Summary And Description Of Comparable Banks (a)

                                                    Assets(b)     City     State
                                                    --------- ------------ -----
                                                       (In
                                                    millions)
Calvin B. Taylor Bancshares, Inc...................   $280    Berlin         MD
Carrollton Bancorp.................................    379    Baltimore      MD
Glen Burnie Bancorp, Inc...........................    219    Glen Burnie    MD
BOE Financial Services of Virginia Inc.............    174    Tappahannock   VA
Bay Banks of Virginia, Inc.........................    206    Kilmarnock     VA
C&F Financial Corporation..........................    322    West Point     VA
Chesapeake Financial Shares, Inc...................    203    Kilmarnock     VA
Eastern Virginia Bankshares, Inc...................    392    Tappahannock   VA
Fauquier Bankshares, Inc...........................    229    Warrenton      VA
First National Corporation.........................    210    Strasburg      VA
Old Point Financial Corp...........................    459    Hampton        VA

Shore Bancshares, Inc..............................   $201    Centreville    MD
Talbot Bancshares, Inc.............................    325    Easton         MD

--------
(a) Publicly-traded with assets between $150 million and $500 million in Maryland and eastern and northern Virginia.
(b) June 30, 2000.
Source: SNL Securities LC, Charlottesville, Virginia.

   Danielson Associates compared:

  . Stock prices as of July 24, 2000 equal to 11.1 times earnings and 120% of book for Shore Bancshares and 10.2 times earnings and 132% of book for Talbot Bancshares;

  . Dividend yield based on trailing four quarters as of June 30, 2000 and stock price as of July 24, 2000 of 3.83% for Shore Bancshares and 2.90% for Talbot Bancshares;

  . Equity as of June 30, 2000 of 11.59% of assets for Shore Bancshares and
    11.56% for Talbot Bancshares;

  . Nonperforming assets including loans 90 days past due as of March 31, 2000 equal to 0.61% of total assets for Shore Bancshares and 0.30%for Talbot Bancshares as of June 30, 2000;

  . Return on average assets adjusted for nonrecurring items for the twelve months ended June 30, 2000 of 1.30% for Shore Bancshares and 1.54% for Talbot Bancshares; and

  . Return on average equity for the twelve months ended June 30, 2000, of 11.13% for Shore Bancshares and 13.49% for Talbot Bancshares.

        Shore Bancshares And Talbot Bancshares--Comparable Banks Summary

                                                                     Comparable
                                             Shore        Talbot       Banks
                                         Bancshares(a) Bancshares(a) Medians(b)
                                         ------------- ------------- ----------
Income:
  Net income/average assets.............      1.30%         1.54%       1.10%
  Net operating income(c)/average
   assets...............................      2.02          2.46        1.90
  Return on average equity..............     11.13         13.49       11.70

Balance Sheet:
  Equity/assets.........................     11.59%        11.56%       9.08%
  NPAs(d)/assets........................       .61(b)        .30         .43

Stock Price:
  Price/earnings........................      11.1x         10.2x       10.6x
  Price/book value......................       120%          132%        132%
  Dividend yield........................      3.83          2.90        3.20
  Payout ratio..........................        45            31          37
  Shares traded(e)......................       241           388         331

--------
(a) June 30, 2000 or twelve months ended June 30, 2000.
(b)  March 31, 2000 or twelve months ended March 31, 2000.
(c) Net interest income plus non-interest income less operating expense.
(d) Non-performing assets including loans 90 days past due and still accruing.
(e) Average daily volume in 2000 through July 24, 2000.
Source: SNL Securities LC, Charlottesville, Virginia.

The comparable banks' medians were:

  . stock price equal to 10.6 times earnings and 132% of book;

  . dividend yield of 3.20%;

  . equity of 9.08% of assets;

  . nonperforming assets of 0.43%;

  . return on average assets of 1.10%; and

  . return on average equity of 11.70%.

   Comparable Transaction Analysis. There were eleven reported mergers of equals with transaction values of less than $1 billion in the last two-and-a-half years, of which six provide adequate data to suggest what determined the exchange ratio to accomplish the merger. With the exception of the Santa Barbara Bancorp merger with Pacific Capital Bancorp, all parties had assets of less than $600 million individually.

   In half of the cases for which data was available, one party was much larger than the other, and had size relationships similar to Talbot Bancshares and Shore Bancshares. The three mergers that had the disparate size relationships were Main Street Banks, Inc. and First Sterling Banks, Inc. in Georgia; South Branch Valley Bancorp, Inc. and Potomac Valley Bank in West Virginia; and the previously mentioned Santa Barbara-Pacific Capital merger in California. In three of the equal mergers the sizes of the parties were similar--Rockingham Heritage Bank and Marathon Financial Corporation in Virginia; BankIllinois Financial Corporation and First Decatur Bankshares, Inc. in Illinois; and Harbor Bancorp, Inc. and Bank of the Pacific in Washington.

   Six samples, without knowing the details of the negotiations, are not conclusive evidence on how equal mergers share apportionment is determined. The six samples do indicate, though, that there is no set pattern and suggest that capital plays a much bigger role in determining pricing in equal mergers than it does in acquisitions where a premium is paid.

                         Merger Of Equals Analysis (a)

                                                         Larger Institution
                                                      -------------------------
                                                      Earnings Equity Ownership
                                                      -------- ------ ---------
Rockingham/Marathon..................................   51.9%   55.2%   56.0%
Main Street/First Sterling...........................   67.6    62.6    63.4
BankIllinois/First Decatur...........................   54.9    53.5    53.6
Harbor/Bank of the Pacific...........................   52.6    54.6    52.5
South Branch/Potomac Valley..........................   64.7    66.9    66.4
Santa Barbara/Pacific Capital........................   66.7    62.6    61.5

Talbot Bancshares/Shore Bancshares...................   65.9%   61.7%   64.0%
Talbot Bancshares/Shore Bancshares--Adjusted(b)......   66.4    63.5    64.0

--------
(a) For merger of equals with data available.
(b) Equalizes contribution to reserves and eliminates nonrecurring items.
Source: SNL Securities LC, Charlottesville, Virginia and Form S-4 filings with the SEC.

   Although the comparable mergers of equals do not indicate a definitive pattern for pricing around earnings or book value, the comparable mergers of equals do show that pricing does stay within a tight range around these two variables with "other factors" unique to each situation determining where the ownership split falls.

   Other Analysis. In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank mergers, the historical financial performance of Talbot Bancshares and Shore Bancshares, the market positions of both companies and the general economic conditions and prospects of both companies.

   No company or transaction used in this composite analysis is identical to Talbot Bancshares or Shore Bancshares. Accordingly, an analysis of the results of the foregoing is not mathematical, rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the values of the company or companies to which they are being compared and thereby affect the exchange ratio.

   This summary does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. As payment for its services as the financial advisor to Talbot Bancshares, Danielson Associates has been paid a fee of $32,500. Other than this fee, there are no material relationships between Danielson Associates, its affiliates and representatives and Talbot Bancshares or its affiliates.

   The full text of the opinion of Danielson Associates dated as of July 25, 2000, which sets forth assumptions made and matters considered, is attached to this proxy statement/prospectus as Appendix H. Talbot

Bancshares stockholders are urged to read this opinion in its entirety. Danielson Associates' opinion is directed only to the consideration to be received by Talbot Bancshares stockholders in the merger and is not a recommendation to any Talbot Bancshares stockholder as to how any stockholder should vote at the Talbot Bancshares special meeting.

Interests of Persons in the Merger Other Than as Stockholders

   Some officers and directors of Talbot Bancshares and Shore Bancshares have interests in the merger in addition to their interests as stockholders. The board of directors of each of the companies was aware of these interests and took these interests into account in approving the merger agreement and the transactions contemplated by the merger agreement. These interests include:

  . the appointment of David L. Pyles, Richard C. Granville, Ronald N. Fox,
    Herbert L. Andrew, III, Lloyd L. Beatty, Jr. and W. Moorhead Vermilye, who are currently serving as directors of Talbot Bancshares, to the Shore Bancshares board of directors after the merger;

  . the appointment of Daniel T. Cannon, David C. Bryan, Neil R. LeCompte,
    Paul M. Bowman and B. Vance Carmean, Jr., who are currently serving as directors of Shore Bancshares, to the Shore Bancshares board of directors after the merger;

  . execution of employment agreements with Mr. Vermilye, who will become
    President and Chief Executive Officer of Shore Bancshares, and Mr. Cannon, who will become Executive Vice President and Chief Operating Officer of Shore Bancshares;

  . an exemption by the Talbot Bancshares and Shore Bancshares boards of directors from Section 16(b) of the Securities Exchange Act of 1934 of the disposition of shares of common stock of Talbot Bancshares held by directors, executive officers and affiliates of Talbot Bancshares; and

  . the continuation of the indemnification rights and liability insurance of directors and officers of Talbot Bancshares.

   Employment Agreements. Pursuant to an employment agreement between Shore Bancshares and W. Moorhead Vermilye, Mr. Vermilye will serve as the President and Chief Executive Officer of Shore Bancshares and President and Chief Executive Officer of Talbot Bank with an annual base salary of $170,000. Under the terms of his employment agreement with Shore Bancshares, Daniel T. Cannon will serve as the Executive Vice President and Chief Operating Officer of Shore Bancshares and President and Chief Executive Officer of Centreville National Bank with an annual base salary of $127,500. In addition, in the event of a change in control (as defined in the employment agreement) in which the employee is terminated without cause within 12 months of the change in control, the employee will receive a lump sum payment equal to 2.99 times his then-current salary. The term of each of the agreements will expire after five years and are subject to automatic renewal for one additional five year period and thereafter for successive one year terms. The new employment agreements continue the current salary arrangements of each officer of Shore Bancshares and Talbot Bancshares and have provisions similar to the existing employment agreement of Mr. Cannon which will be terminated.

Form of the Merger

   Talbot Bancshares will merge into Shore Bancshares, with Shore Bancshares being the surviving corporation after the merger if:

  . holders of two-thirds of the Shore Bancshares common stock approve the merger agreement,

  . holders of two-thirds of the Talbot Bancshares common stock approve the merger agreement, and

  . all other conditions to the merger are satisfied or waived, where permissible.

In the merger, each share of Talbot Bancshares common stock will be exchanged for 2.85 shares of Shore Bancshares common stock. Shore Bancshares and Talbot Bancshares anticipate that the closing date will occur as promptly as practicable after the stockholder meetings.

Consideration for the Merger

   The merger agreement provides that, on the effective date of the merger, each share of Talbot Bancshares common stock will be exchanged for 2.85 shares of Shore Bancshares common stock and each share of Shore Bancshares common stock outstanding on the effective date of the merger will remain outstanding as one share of Shore Bancshares common stock. Immediately after the merger, current Shore Bancshares stockholders will hold approximately 36% and current Talbot Bancshares stockholders will hold approximately 64% of the outstanding shares of Shore Bancshares common stock.

   In lieu of fractional shares of Shore Bancshares common stock, Shore Bancshares will pay an amount in cash rounded to the nearest cent equal to the product of (a) the fractional share interest to which a Talbot Bancshares stockholder (after taking into account all shares of Talbot Bancshares common stock held immediately before the effective date of the merger by the stockholder) would otherwise be entitled and (b) the market value per share of Shore Bancshares common stock upon the completion of the merger, as determined by the board of directors.

   On the effective date, each Talbot Bancshares stock option, whether vested or unvested, is to be converted into an option to purchase shares of Shore Bancshares common stock, with the number of shares and options prices adjusted to give effect to the conversion rate, and will no longer represent a right to acquire shares of Talbot Bancshares common stock.

Effective Date of the Merger

   The "effective date of the merger" will be the date stated in the articles of merger filed with the Maryland State Department of Assessments and Taxation. The articles of merger must be filed to complete the merger.

Procedures for Exchange of Talbot Bancshares Stock Certificates

   Promptly after the effective date, Shore Bancshares will send transmittal materials to each Talbot Bancshares stockholder for use in exchanging his or her certificates representing shares of Talbot Bancshares common stock for shares of Shore Bancshares common stock. Talbot Bancshares stockholders should not surrender their certificates for exchange until they receive the letter of transmittal and instructions. We may withhold dividends until the transfer agent receives the certificates for Talbot Bancshares common stock from the Talbot Bancshares stockholder. The transfer agent will deliver certificates for Shore Bancshares common stock and/or a check for any fractional share interests or dividends or distributions once it receives the certificates representing a holder's shares of Talbot Bancshares common stock. No party will be liable to any stockholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   If a Talbot Bancshares stockholder requests that any cash or certificates representing shares of Shore Bancshares common stock be paid to or issued in a different name, then the certificate surrendered must be properly endorsed and the Talbot Bancshares stockholder must show that any transfer taxes have been paid or pay the amount of the taxes to the transfer agent. Shore Bancshares and the transfer agent may withhold funds from consideration to be paid to any certificate holder as required by any tax law; however, the holder will be deemed to have received the full consideration for purposes of the merger agreement.

   After the effective date, there will be no transfers of shares of Talbot Bancshares common stock on Talbot Bancshares' stock transfer books. If certificates representing shares of Talbot Bancshares common stock are presented for transfer after the effective date, the transfer agent will cancel and exchange them for certificates representing shares of Shore Bancshares common stock and a check for the amount to be paid for fractional shares of Shore Bancshares common stock, if any, and new certificates bearing the name of the holder will be issued representing shares of Shore Bancshares common stock.

   You should not forward Talbot Bancshares common stock certificates to the transfer agent until you receive a letter of transmittal.

   Fractional Shares. Shore Bancshares will not issue any fractional shares of Shore Bancshares common stock. Instead, a Talbot Bancshares stockholder who otherwise would have received a fraction of a share of Shore Bancshares common stock will receive cash, without interest. The amount of cash received will be determined by multiplying the fraction of Shore Bancshares common stock the stockholder would have been entitled to receive by the market value per share of Shore Bancshares common stock on the effective date as determined by the board of directors. Holders will not be entitled to dividends, voting rights or any other rights as a stockholder with respect to any fractional shares.

Procedure for Exchange of Talbot Bancshares Stock Options

   On the effective date, each Talbot Bancshares stock option, whether vested or unvested, will be converted into an option to purchase shares of Shore Bancshares common stock and will no longer represent a right to acquire shares of Talbot Bancshares common stock. These options will be adjusted so that:

  . the number of shares of Shore Bancshares common stock purchasable upon exercise of the Talbot Bancshares stock option will be equal to the number of shares of Talbot Bancshares common stock that were purchasable under the Talbot Bancshares stock option immediately before the effective date multiplied by 2.85, and rounded down to the nearest whole share, and

  . the per share exercise price under each Talbot Bancshares stock option will be adjusted by dividing the per share exercise price of the Talbot Bancshares stock option by 2.85, and rounding down to the nearest cent.

   However, each Talbot Bancshares stock option which is intended to be an "incentive stock option" will be adjusted in accordance with the requirements of the Internal Revenue Code. Accordingly, with respect to any incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded up to the nearest cent. On or before the effective date, Shore Bancshares must take all corporate action necessary to reserve for issuance a sufficient number of shares of Shore Bancshares common stock for delivery upon exercise of the Talbot Bancshares stock options assumed by it in accordance with the merger agreement. As soon as practicable after the effective date, Shore Bancshares must file a registration statement in appropriate form covering the issuance of Shore Bancshares common stock subject to the Talbot Bancshares stock options that are converted pursuant to the terms of the merger.

Dividend Policy

   After the merger, Shore Bancshares stockholders will be entitled to receive dividends as declared by the board of directors. The current Shore Bancshares board of directors has adopted a dividend policy that establishes a target for cash dividends to be paid to stockholders within a range of 35% to 45% of net income after taxes. Future cash dividends are to be declared and paid on a quarterly basis after considering Shore Bancshares' financial condition, the level of earnings, known trends which may impact future earnings, and other factors including applicable banking laws and regulations. The board of directors reviews the policy on a regular basis and may change the policy when and if conditions warrant. Based on the combined earnings of the two companies for the first six months of 2000, total cash dividends paid would have been in the range of $0.25 to $0.32 per share for the first two quarters.

Amendments to Charter and By-Laws

   Approval of the merger agreement also constitutes approval of the Shore Bancshares charter and by-law amendments. See "Comparison of the Rights of Holders of Talbot Bancshares Capital Stock and Shore Bancshares Capital Stock." The full text of the new Shore Bancshares charter and by-laws are attached as Appendix B and Appendix C. These new provisions include the following:

  . a provision permitting the board of directors to increase the number of authorized shares of capital stock of Shore Bancshares;

  . a requirement that directors weigh a broad range of factors when considering a proposal to acquire Shore Bancshares;

  . broad authorization for the board to classify unissued shares of capital stock into classes including preferred stock;

  . a requirement that stockholders give advance notice of matters to be raised at a meeting of stockholders; and

  . a provision reducing from two-thirds to a majority the percentage of shares needed to approve most mergers and other business combinations.

Anticipated Accounting Treatment

   We intend for the merger to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles. Shore Bancshares will restate, retroactively as of the effective date of the merger, its merged financial statements to include the assets, liabilities, stockholders' equity and results of operations of Shore Bancshares and Talbot Bancshares, subject to any adjustments required to conform with the accounting policies and financial statement classifications of the two companies, as if the companies had been combined at the first date covered by the combined financial statements. In future financial statements, the results of operations of the combined entity will include the results of both Talbot Bancshares and Shore Bancshares for the entire fiscal year in which the merger occurs and all prior fiscal periods presented in the financial statements.

   The unaudited pro forma combined condensed financial data contained in this proxy statement/prospectus with respect to Talbot Bancshares and Shore Bancshares has been prepared using the pooling-of-interests accounting method to account for the merger.

Material Federal Income Tax Considerations

   The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Talbot Bancshares common stock who hold the stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold Talbot Bancshares common stock as part of a hedge, straddle or conversion transaction, persons who are not citizens or residents of the United States and stockholders who acquired their shares of Talbot Bancshares common stock through the exercise of an employee stock option or otherwise as compensation. The following represents general information only and is based upon the Code, its legislative history, existing and proposed regulations promulgated under the Code, published rulings and decisions, all as currently in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this proxy statement/prospectus. All stockholders should consult with their own tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in those tax laws.

   Tax Consequences of the Merger Generally. Neither Talbot Bancshares nor Shore Bancshares will be obligated to complete the merger unless they receive an opinion of Talbot Bancshares' counsel, Piper Marbury Rudnick & Wolfe LLP, dated the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions set forth in that opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that Talbot Bancshares and Shore Bancshares will each be a party to the reorganization under 368(b) of the Code. This tax opinion will not be binding on the Internal Revenue Service and neither Talbot Bancshares nor Shore Bancshares intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

   The above opinion of counsel, which will be delivered on the effective date, is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. Piper Marbury Rudnick & Wolfe LLP will deliver its opinion on the basis of facts, representations and assumptions contained in its opinion that are consistent with the state of facts expected to exist on the effective date of the merger. In rendering its opinion, Piper Marbury Rudnick & Wolfe LLP has required and relied upon certain representations contained in certificates of officers of Talbot Bancshares, Shore Bancshares and certain significant stockholders of Talbot Bancshares. Based on this opinion, for U.S. federal income tax purposes:

  . no gain or loss will be recognized by Talbot Bancshares pursuant to the merger, and

  . a stockholder of Talbot Bancshares who receives solely Shore Bancshares common stock in exchange for its shares of Talbot Bancshares common stock in the merger will not recognize any gain or loss, except, as discussed below, with respect to cash received instead of fractional shares or dissenters shares of Talbot Bancshares common stock.

   Exchange of Talbot Bancshares Common Stock Solely for Shore Bancshares Common Stock. A stockholder of Talbot Bancshares who receives solely Shore Bancshares common stock in exchange for shares of Talbot Bancshares common stock in the merger generally will not recognize any gain or loss upon the exchange. The stockholder may recognize gain or loss, however, with respect to cash received instead of a fractional share of Talbot Bancshares common stock, as discussed below. The aggregate adjusted tax basis of the shares of Shore Bancshares common stock received in the exchange (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares surrendered, and the holding period of the Shore Bancshares common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Talbot Bancshares common stock surrendered.

   Cash Received Instead of a Fractional Interest of Shore Bancshares Common Stock. A stockholder of Talbot Bancshares who receives cash instead of a fractional share of Shore Bancshares common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Shore Bancshares subject to Section 302 of the Code. This deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the Talbot Bancshares stockholder. If the deemed redemption is treated as a sale of a fractional share, a Talbot Bancshares stockholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of Shore Bancshares common stock allocable to the fractional interest. This capital gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for the shares is greater than one year.

   Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Talbot Bancshares common stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable U.S. Treasury Regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. The transmittal materials sent to each stockholder of Talbot Bancshares will request information to make this report. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

   Tax Consequences to Dissenting Stockholders. If a Talbot Bancshares stockholder dissents to the merger and receives solely cash in exchange for shares of Talbot Bancshares common stock, the cash received will be treated as having been received by the stockholder as a distribution in redemption of its shares of Talbot Bancshares common stock, subject to the provisions and limitations of Section 302 of the Code. See "--Appraisal Rights." Unless the redemption is treated as a dividend under Section 302(d) of the Code, a stockholder will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of Talbot Bancshares common stock redeemed. This gain or loss will be capital gain or loss if the shares of Talbot Bancshares common stock was held by the stockholder as a capital asset at the time of the merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash received by the stockholder will be treated as ordinary income to the extent of Shore Bancshares' current or accumulated earnings and profits.

   Under the tests of Section 302 of the Code, the redemption of a dissenting Talbot Bancshares stockholder's Talbot Bancshares common stock generally will be treated as a dividend unless the redemption:

  . results in a "complete termination" of the stockholder's direct or indirect stock interest in Shore Bancshares under Section 302(b)(3) of the Code,

  . is "substantially disproportionate" with respect to the stockholder under
    Section 302(b)(2) of the Code, or

  . is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code.

   To determine whether there has been a complete termination, a substantially disproportionate redemption or a redemption not essentially equivalent to a dividend with respect to a dissenting Talbot Bancshares stockholder, it is necessary to consider the common stock owned by persons from whom ownership is attributed to the stockholder under the rules of Section 318 of the Code. Under
Section 318 of the Code, stockholders are considered to own shares that are directly or indirectly owned by certain members of their family or by certain trusts, partnerships or corporations in which they have an ownership or beneficial interest. Stockholders that are entities are, in some cases, considered to own shares that are directly or indirectly owned by the holders of their equity interests. Stockholders are also considered to own any shares underlying exercisable options they hold. In some cases, a dissenting Talbot Bancshares stockholder may be deemed to own constructively common stock held by persons who do not exercise appraisal rights.

Regulatory Approvals Required

   We have agreed to use each of our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, which include approval from the Federal Reserve Board, the Maryland Commissioner of Financial Regulation and other regulatory authorities, and will have completed the filing of these applications and notifications before the date of this proxy statement/prospectus. The merger cannot proceed in the absence of these regulatory approvals. We cannot assure you that we will obtain these regulatory approvals, and, if we are able to obtain them, we cannot assure you when we will receive these approvals or that there will not be litigation challenging these approvals. Likewise we cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if a challenge is made, we cannot assure you as to its result.

   We are not aware of any other material governmental approvals or actions that are required before the completion of the merger other than those described below. We presently contemplate that if any additional

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

governmental approvals or actions are required, we will seek these approvals or actions. We cannot assure you, however, that we will be able to obtain any of these additional approvals or actions.

   Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act. Talbot Bancshares and Shore Bancshares have filed the required application and notification with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, we may not complete the merger until 30 days after that approval. During that time, the Department of Justice may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days.

   The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that

  . would result in a monopoly,

  . would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or

  . may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of these factors, we anticipate that the Federal Reserve Board will consider the regulatory status of Talbot Bancshares and Shore Bancshares, current and projected economic conditions in the areas of the United States where Talbot Bancshares and Shore Bancshares operate, and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated under this act.

   Under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of Talbot Bancshares and Shore Bancshares in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company and their subsidiaries. Each of Talbot Bank and Centreville National Bank has a satisfactory CRA rating with the appropriate federal regulator. Neither Talbot Bank nor Centreville National Bank received any negative comments from its respective federal regulator in its last CRA examination relating to those ratings that were material and remain unresolved.

   The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to other federal bank regulatory agencies. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from these agencies within that 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Talbot Bancshares and Shore Bancshares for approval of the merger, and authorize the Federal Reserve Board to hold a public meeting in connection with the application if the Federal Reserve Board determines that a meeting would be appropriate. Any meeting or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

   As noted above, the merger may not be completed until 30 days after Federal Reserve Board approval, during which time the Department of Justice may challenge the merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger's effect on competition differently from the Federal Reserve Board, and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. While Talbot Bancshares and Shore Bancshares believe there are substantial arguments to the contrary, failure of the Department of Justice to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

   Shore Bancshares' and Talbot Bancshares' rights to exercise their respective options under the option agreements also require the prior approval of the Federal Reserve Board, to the extent that the exercise of their options under the option agreements would cause Shore Bancshares or Talbot Bancshares to own more than 5% of the outstanding shares of the other. Each of Talbot Bancshares and Shore Bancshares intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the relevant option agreement before any exercise of an option under the relevant option agreement. In considering whether to approve Shore Bancshares' or Talbot Bancshares' right to exercise its respective option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

   State Regulatory Authorities. The merger is also subject to the approval the Maryland Commissioner of Financial Regulation. In its review of the merger, the Maryland Commissioner is required to consider, among other things, whether the merger would be detrimental to the safety and soundness of the banks and whether the merger would result in an undue concentration of resources or a substantial reduction in competition in Maryland.

Appraisal Rights

   If the merger is completed, Talbot Bancshares stockholders who do not vote for the adoption of the merger agreement and who otherwise comply with the provisions of Sections 3-201 et seq. of the Maryland General Corporation Law summarized below will be entitled to an appraisal by the Circuit Court for Talbot County, Maryland of the "fair value" of their shares of Talbot Bancshares common stock. Shore Bancshares stockholders do not have appraisal rights under Maryland law in the merger. Either Shore Bancshares or Talbot Bancshares has the right to terminate the merger agreement and be released from all obligations if, immediately before the effective date, holders having greater than 10% of the outstanding shares of Talbot Bancshares common stock have demanded appraisal rights and have not withdrawn those demands before the effective date of the merger.

   To perfect their appraisal rights Talbot Bancshares stockholders must strictly comply with the procedures in Sections 3-201 et seq. Failure to strictly comply with these procedures will result in the loss of appraisal rights. Holders of options to acquire shares of Talbot Bancshares common stock will not be entitled to appraisal rights with respect to their options.

   Under the Maryland General Corporation Law, each holder of shares of Talbot Bancshares common stock will be entitled to demand and receive payment of the fair value of the holder's shares in cash, if the holder

  . before or at the special meeting, files with Talbot Bancshares a written objection to the merger,

  . does not vote in favor of the merger, and

  . within 20 days after articles of merger have been accepted for record by the Maryland Department, makes written demand on Shore Bancshares for payment of his or her shares, stating the number of shares for which payment is demanded.

   Any written objection should be sent to Talbot Bancshares. Any stockholder who fails to comply with all of the requirements described above will be bound by the terms of the merger. A demand for payment may be withdrawn only with the consent of Shore Bancshares. Fair value will be determined as of the close of business on the date of the stockholders vote on the merger.

   Shore Bancshares will promptly deliver or mail to each dissenting stockholder written notice of the date of acceptance of the articles of merger for record by the Maryland Department. Shore Bancshares may also deliver or mail to each objecting stockholder a written offer to pay for his or her stock at a price deemed by Shore Bancshares to be the stock's fair value. Within 50 days after acceptance of the articles of merger for record by the Maryland State Department, either Shore Bancshares or any objecting stockholder who has not received payment for his or her shares may petition the Circuit Court for Talbot County, Maryland, for an appraisal to determine the fair value of the shares. If the court finds that an objecting stockholder is entitled to appraisal of his or her stock, the court will appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper, and appraisers will, within 60 days after appointment (or a longer period as the court may direct) file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the shares. Within 15 days after the filing of the report, any party may object to the report and request a hearing on the matter. The court will, upon motion of any party, enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the stockholders' vote on the action to which objection was made, unless the court finds that the stockholder's refusal to accept a written offer to purchase the stock made by Shore Bancshares as described above was arbitrary and vexatious or not in good faith. Costs of the proceeding (not including attorneys' fees) will be determined by the court and will be assessed against Shore Bancshares or, under certain circumstances, the objecting stockholder, or both.

   At any time after the filing of a petition for appraisal, the court may require any dissenting stockholder to submit his or her certificates representing shares to the clerk of the court for notation of the pendency of the appraisal proceedings. To receive payment, whether by agreement with Shore Bancshares or pursuant to a judgment, the stockholder must surrender the stock certificates indorsed in blank and in proper form for transfer. A stockholder demanding payment for shares will not have the right to receive any dividends or distribution payable to holders of record after the close of business on the date of the stockholders' vote and will cease to have any rights as a stockholder with respect to the shares except the right to receive payment of the fair value of the shares. The stockholder's rights may be restored only upon the withdrawal, with the consent of Shore Bancshares, of the demand for payment, the failure of either party to file a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the merger.

   This summary of the rights of dissenting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Maryland General Corporation Law. Each stockholder desiring to exercise dissenters' rights should refer to Sections 3-201 et seq., entitled "Rights of Objecting Stockholders," of the Maryland General Corporation Law, a copy of which is attached as Exhibit J to this proxy statement/prospectus, for a complete statement of the stockholder's rights and the steps which must be followed in connection with the exercise of those rights.


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

       ALL WRITTEN DEMANDS FOR APPRAISAL MUST BE MAILED OR DELIVERED TO:

                             SHORE BANCSHARES, INC.
                              18 EAST DOVER STREET
                             EASTON, MARYLAND 21601
                           ATTN: CORPORATE SECRETARY

    OR SHOULD BE DELIVERED TO THE SECRETARY AT THE TALBOT BANCSHARES SPECIAL
                MEETING BEFORE THE VOTE ON THE MERGER AGREEMENT.

Resale of Shares of Shore Bancshares Common Stock After the Merger

   Shore Bancshares common stock issued pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Talbot Bancshares stockholder who may be deemed to be an "affiliate" of Shore Bancshares or Talbot Bancshares for purposes of Rule 145 under the Securities Act.

   This proxy statement/prospectus does not cover resales of shares of Shore Bancshares common stock received by any person who may be deemed to be an affiliate.

   Persons who may be deemed to be affiliates of Shore Bancshares or Talbot Bancshares generally include individuals or entities that control, are controlled by, or are under common control with Shore Bancshares or Talbot Bancshares, and generally include the executive officers and directors of Shore Bancshares or Talbot Bancshares and entities controlled by directors or executive officers of Shore Bancshares or Talbot Bancshares. Affiliates may not sell their shares of Shore Bancshares common stock acquired in connection with the merger, except pursuant to an effective registration under the Securities Act covering the shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Shore Bancshares) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the effective date of the merger, an affiliate (together with certain related persons) would be entitled to sell shares of Shore Bancshares common stock acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as these terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Talbot Bancshares common stock or the average weekly trading volume of such shares during the four calendar weeks preceding the sale (excluding such persons trading). Rule 145 under the Securities Act will remain available to affiliates if Shore Bancshares timely files reports under the Securities Exchange Act of 1934 with the SEC. One year after the effective date of the merger, an affiliate will be able to sell shares of Shore Bancshares common stock without being subject to the manner of sale or volume limitations, provided that Shore Bancshares is current with its Securities Exchange Act informational filings and the affiliate is not then an affiliate of Shore Bancshares. Two years after the effective date of the merger, an affiliate will be able to sell shares of Shore Bancshares common stock without any restrictions so long as the affiliate had not been an affiliate of Shore Bancshares for at least three months before the date of this sale.

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

                              THE MERGER AGREEMENT

   The following is a summary of certain provisions of the merger agreement. This summary is not complete and is subject to the full text of and qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Appendix A. Talbot Bancshares and Shore Bancshares stockholders are urged to read the merger agreement in its entirety for a more complete description of the merger.

General

   Pursuant to the merger agreement, Talbot Bancshares will merge into Shore Bancshares, with Shore Bancshares surviving the merger. The stockholders of Talbot Bancshares will receive the consideration described below. The effective date of the merger will occur following the satisfaction or waiver, where permissible, of all conditions to completion of the merger specified in the merger agreement. Talbot Bancshares and Shore Bancshares may also mutually agree on a different effective date. We expect that the effective date of the
merger will occur on              , 2000.

   On or before the effective date of the merger, we will file articles of merger with the Maryland State Department of Assessments and Taxation, and this document will state the effective date of the merger. Either Talbot Bancshares or Shore Bancshares can terminate the merger agreement if, among other reasons, the merger does not occur on or before March 1, 2001 and the terminating party has not breached or failed to perform any of its obligations under the merger
agreement. See " --Termination" on page   .

Exchange Ratio; Fractional Shares

   At the time the merger becomes effective, each share of issued and outstanding Talbot Bancshares common stock, except for shares of dissenting stockholders, will be canceled and cease to be outstanding and will be exchanged for 2.85 shares of Shore Bancshares common stock. No fractional shares will be issued. Instead, stockholders will be paid in cash the amount equal to the fractional share multiplied by the market value per share of Shore Bancshares common stock on the effective date, as determined by the Shore Bancshares board of directors.

Certain Representations and Warranties

   The merger agreement contains various representations and warranties made by Talbot Bancshares and Shore Bancshares, many of which are qualified as to materiality, regarding the following matters, among others:

  . corporate existence, organization, standing, authority and capitalization;

  . ownership of the shares of capital stock of its subsidiaries, and the corporate existence, organization, standing and authority of its subsidiaries;

  . that the merger agreement and the related transactions will not result in a violation of Talbot Bancshares' or Shore Bancshares' organizational documents or contracts to which Talbot Bancshares or Shore Bancshares, or any of their subsidiaries, is a party, or violate any law, rule or regulation;

  . consistency of financial statements with generally accepted accounting principles;

  . the filing of tax returns and payment of taxes;

  . absences of undisclosed liabilities;

  . absence of certain material adverse events, changes or effects;

  . accuracy of information supplied by Talbot Bancshares and Shore
    Bancshares in connection with the merger agreement and related documents;

  . quality of title to properties and assets;

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

  . material contracts;

  . absence of pending or threatened lawsuits, actions or other proceedings;

  . absence of material environmental violations, actions or liabilities;

  . labor matters;

  . retirement and other employee plans and matters relating to the Employee
    Retirement Income Security Act of 1974;

  . transactions with affiliates;

  . consents and regulatory approvals necessary to complete the merger;

  . compliance with laws and required licenses and permits;

  . corporate power and authority to execute, deliver and perform its obligations under the merger agreement, and to complete the merger, subject only to stockholder approval;

  . maintenance of adequate insurance and financial institutions bonds; and

  . no claims for brokerage commissions or advisory fees, except to the financial advisors of Talbot Bancshares and Shore Bancshares in connection with the merger.

   The representations and warranties of Shore Bancshares and Talbot Bancshares will not be deemed waived or otherwise affected by any investigation made by any party and do not survive beyond the effective date of the merger.

Certain Covenants and Agreements

   Conduct of Business Pending Merger. Pursuant to the merger agreement, Shore Bancshares and Talbot Bancshares have each agreed (except as permitted by the other party or as otherwise expressly contemplated by the merger agreement) to conduct their respective businesses in the ordinary course consistent with past practice and that, pending the merger, they will not, nor will they permit any of their subsidiaries to:

  . amend their respective charters or by-laws or comparable documents of any subsidiary;

  . change their authorized, issued or outstanding capital stock, except for outstanding stock options which are then currently exercisable;

  . declare any cash dividend on its capital stock, except regular quarterly cash dividends that do not exceed $0.50 per share for Talbot Bancshares and $0.20 per share for Shore Bancshares;

  . increase the compensation or benefits of any employees, outside the ordinary course of its business and consistent with past practices or enter into or modify any employment contract with any of its officers or employees;

  . make any change in any of their accounting policies or practices or take any action that would prevent Shore Bancshares from accounting for the merger as a pooling-of-interests; or

  . incur any liability for borrowed money except extensions of credit other than in the ordinary course of business, provided the extensions of credit are at a variable rate with maturities of one year or less.

Pennding the Effective Date, Talbot Bancshares and Shore Bancshares have agreed to:

  . use commercially reasonable efforts to preserve their business organizations and assets and to keep available the services of their full-time officers and employees;

  . continue in effect the present method of conducting their businesses; and

  . advise the other party regarding decisions or actions in matters other than those in the ordinary course of business, or involving any capital expenditures in excess of $25,000.

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

   In addition, Talbot Bancshares and Shore Bancshares have jointly agreed:

  . to submit the merger agreement and related transactions to their stockholders for approval;

  . to use their best efforts to obtain all required regulatory approvals and required third party consents;

  . to deliver to the other copies of all securities documents when filed;

  . to use their best efforts to prevent their agents and representatives from engaging in any merger, acquisition or similar transaction;

  . to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of Talbot Bancshares and Shore Bancshares;

  . to take all actions necessary to complete the transactions contemplated by the merger agreement;

  . to use their best efforts not to permit any of their officers, directors, employees or other representatives to take any action that would prevent Shore Bancshares from treating the merger as a pooling-of-interests for financial reporting purposes;

  . to file all tax returns and pay all taxes when due; and

  . to agree upon the form and substance of any press release or public disclosure related to the merger.

   No Solicitation. The merger agreement provides that, except to the extent legally required by the fiduciary obligations of their boards of directors before the effective date of the merger, neither Shore Bancshares nor Talbot Bancshares, nor any of their respective subsidiaries will, or will permit any of their agents or representatives to directly or indirectly, solicit or initiate any inquiries or make any offer or proposal with respect to:

  . any merger, consolidation, or other business combination involving Shore
    Bancshares, Talbot Bancshares or any of their respective subsidiaries; or

  . the acquisition of all or any significant part of the assets or capital stock of Shore Bancshares, Talbot Bancshares or any of their respective subsidiaries.

   Those Talbot Bancshares and Shore Bancshares stockholders who are party to the support agreements have also agreed that, in their capacity as stockholders, they will not directly or indirectly solicit, initiate or encourage any inquiries or proposals or participate in any discussions or negotiations with anyone concerning any merger, acquisition or similar transaction.

   Composition of the Board of Directors of Shore Bancshares Following the Merger. On the effective date, the board of directors of Shore Bancshares, as the surviving corporation, will be composed of 11 persons, five of whom were designated by the Shore Bancshares board of directors and six of whom were designated by the Talbot Bancshares board of directors. The board of directors will be divided into three classes as follows:

  . Class I serving until 2001 will consist of David L. Pyles, Daniel T.
    Cannon and Richard C. Granville;

  . Class II serving until 2002 will consist of David C. Bryan, Ronald N.
    Fox, Neil R. LeCompte and Herbert L. Andrew, III; and

  . Class III serving until 2003 will consist of Paul M. Bowman, Lloyd L.
    Beatty, Jr., B. Vance Carmean, Jr. and W. Moorhead Vermilye.

   We expect that Mr. Carmean will continue to serve as the Chairman of the Board after the merger. The remaining directors of Shore Bancshares who will not continue as directors of Shore Bancshares after the merger will resign from the board at the effective time of the merger.

Conditions to the Merger

   Our obligation to complete the merger is subject to the satisfaction or waiver (if permitted by law), at or before the merger, of the following conditions, among others:

   Representations, Warranties and Covenants. Each of the representations and warranties of the other party contained in the merger agreement must be materially true and correct, as of the date of the merger agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the effective date of the merger as though they were made on the effective date of the merger. The other party must have performed in all material respects all of its obligations required to be performed under the merger agreement before the effective date of the merger. Talbot Bancshares and Shore Bancshares will each provide an officers' certificate regarding these matters.

   Material Adverse Change. Any materially adverse change in the condition, results of operations, assets, liabilities or business of the other party and its subsidiaries cannot have occurred since December 31, 1999. A material adverse change includes:

  . a reduction of stockholders' equity to less than $22,773,000 in the case of Shore Bancshares and $36,486,000 in the case of Talbot Bancshares,

  . a decrease in the net income from January 1, 2000 and through the effective date to less than the net income for the same period beginning on January 1, 1999, or

  . an increase in the ratio of non-performing assets to total assets to above 0.5%.

   Regulatory Approvals. We must obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties that are necessary in connection with the merger as contemplated by the merger agreement. These conditions may be waived, except where failure to obtain them would result in a materially adverse effect on Talbot Bancshares or Shore Bancshares, or would so materially and adversely affect the economic or business benefits of the merger that Talbot Bancshares or Shore Bancshares would not have entered into the proposed merger.

   Stockholder Approval. Stockholders holding two-thirds of the issued and outstanding voting stock of Shore Bancshares and stockholders holding at least two-thirds of the issued and outstanding voting stock of Talbot Bancshares must approve and adopt the merger agreement and approve the merger.

   Effectiveness of Registration Statement. The registration statement on Form S-4, of which this proxy statement/prospectus is a part, must become effective in accordance with the provisions of the Securities Act. The SEC must not have issued any stop order suspending the effectiveness of the registration statement, and the SEC must not have initiated proceedings for that purpose.

   No Injunctions. No action or proceeding challenging the merger can be threatened or pending. No order issued by any governmental entity having jurisdiction over Talbot Bancshares, Shore Bancshares, or any of their subsidiaries that materially restricts, prevents or prohibits the consummation of the merger can be in effect or pending.

   Consents. Shore Bancshares and Talbot Bancshares must have obtained the consent, approval or waiver of each entity whose consent or approval is required in connection with the transactions contemplated by the merger agreement under any contract, except where the failure to obtain this consent would not result in a material adverse change on Shore Bancshares or Talbot Bancshares.

   Tax Opinion. Talbot Bancshares and Shore Bancshares must have received an opinion from Talbot Bancshares' tax counsel that, among other things, the merger will qualify for United States federal income tax purposes as a tax-free reorganization.

   Fairness Opinion. Each of Talbot Bancshares and Shore Bancshares have received an opinion from its financial advisor that the issuance of shares of Shore Bancshares common stock in the merger will be fair from a financial point of view to the Talbot Bancshares stockholders or the Shore Bancshares stockholders, as the case may be.

   Legal Opinions. Counsel for each of Talbot Bancshares and Shore Bancshares must have delivered certain legal opinions regarding each of the other party's authorization to execute the merger agreement and other documents.

   Pooling Letter. We must have received a letter from Stegman & Company stating that the merger will qualify for pooling-of-interests accounting if the merger is completed according to the merger agreement. In rendering this letter, Stegman & Company requires delivery of and will rely upon certain representation letters delivered by Talbot Bancshares and Shore Bancshares.

   At any time before the effective date of the merger, each of Talbot Bancshares and Shore Bancshares may waive the compliance with any conditions that may legally be waived. However, we may not waive conditions that are required by law to complete the merger, including

  . the requirement for stockholder approval,

  . the requirement for regulatory approvals, and

  . the requirement that the registration statement be effective on the closing date.

Further, after approval of the merger agreement by the stockholders of Shore Bancshares and Talbot Bancshares, we cannot waive any conditions that under applicable law would require further approval of our stockholders without obtaining stockholder approval. See "--Amendment; Waiver."

Termination

   We may terminate the merger agreement at any time before the completion of the merger, by mutual written consent.

   Either Talbot Bancshares or Shore Bancshares may terminate the merger agreement at any time before the completion of the merger:

  . if the merger has not been completed by March 1, 2001, unless the failure to complete the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

  . if before March 1, 2001, any court has entered an order which prohibits completion of the merger and the transactions contemplated by the merger agreement;

  . if it receives and accepts, consistent with the merger agreement, another acquisition proposal and pays the other party a termination fee of $1.5 million plus reasonable expenses related to the merger, unless the party elects to exercise the stock option granted in connection with this transaction;

  . if any permanent injunction, order, decree or ruling by any governmental entity preventing the completion of the merger has become final and non-appealable;

  . if before March 1, 2001 any action or proceeding against Talbot
    Bancshares or against Shore Bancshares or any of their respective subsidiaries is pending which seeks to prevent completion of the transactions contemplated by the merger agreement; or

  . if before March 1, 2001, any approval, consent, or waiver of any governmental entity have been denied which are required to permit the completion of the transactions contemplated by the merger agreement; or

  . if before March 1, 2001 any approval, consent, or waiver of any governmental entity required to permit completion of the transactions contemplated by the merger agreement include any condition or requirement that would have a material adverse effect on Talbot Bancshares or Shore Bancshares, or so materially and adversely affect the economic or business benefits of the merger that Talbot Bancshares or Shore Bancshares would not have entered into the merger agreement if it had known of these conditions or requirements.

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

   Talbot Bancshares may terminate the merger agreement at any time before the completion of the merger:

  . if there has been a material breach of any of the representations or warranties, covenants or agreements of Shore Bancshares in the merger agreement, which is not cured or curable within 60 days after Talbot Bancshares gives written notice of the breach to Shore Bancshares; or

  . if Talbot Bancshares does not obtain stockholder approval, unless the failure to obtain stockholder approval is due to the failure of Talbot Bancshares to perform or observe the agreements in the merger agreement.

   Shore Bancshares may terminate the merger agreement at any time before the completion of the merger:

  . if there has been a material breach of any of the representations or warranties, covenants or agreements of Talbot Bancshares in the merger agreement, which is not cured or curable within 60 days after written notice of this breach is given by Shore Bancshares to Talbot Bancshares; or

  . if Shore Bancshares does not obtain stockholder approval, unless the failure to obtain stockholder approval is due to the failure of Shore Bancshares to perform or observe the agreements in the merger agreement.

Termination Fee

   We have each agreed to pay the other party a fee of $1.5 million plus all reasonable expenses, including legal, accounting, valuation, printing and tax expenses related to the merger, in cash if one of us receives and accepts an acquisition proposal, as described in the merger agreement. Neither party is obligated to pay this fee if the other party exercises its stock option granted in connection with this transaction.

Amendment; Waiver

   Subject to applicable legal restrictions, at any time before the completion of the merger, the parties may:

  . amend the merger agreement;

  . extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement;

  . waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; or

  . waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of stockholder approval, regulatory approval and the absence of any order, decree or injunction preventing the merger.

   Once you have approved the merger agreement, we cannot modify either the amount or the form of consideration you will receive upon the completion of the merger or otherwise materially adversely affect you without stockholder approval.

Expenses

   We will each pay all of our respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that:

  . we will equally share the cost of filing fees in respect of regulatory approvals required in order to complete the merger; and

  . we will equally share the costs of printing and mailing this proxy statement/prospectus.

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                            STOCK OPTION AGREEMENTS

   The following is a summary of certain provisions of the Talbot Bancshares stock option agreement and the Shore Bancshares stock option agreement. This summary is not complete and is subject to the full texts of, and qualified in its entirety by reference to, these agreements, which are incorporated by reference in their entirety and attached as Appendices F and G to this proxy statement/prospectus. All Talbot Bancshares stockholders and Shore Bancshares stockholders are urged to read the Talbot Bancshares stock option agreement and the Shore Bancshares stock option agreement in their entirety for a more complete understanding of their terms.

General

   As an inducement for each of us to enter into the merger agreement, we entered into the stock option agreements pursuant to which Shore Bancshares granted Talbot Bancshares an option to purchase shares of Shore Bancshares common stock and Talbot Bancshares granted Shore Bancshares an option to purchase shares of Talbot Bancshares common stock. Except for the number of shares that may be purchased and the purchase price for each share, the terms and conditions of the Talbot Bancshares stock option agreement and the Shore Bancshares stock option agreement are identical.

Exercise; Expiration

   Talbot Bancshares granted Shore Bancshares an option to purchase up to 237,780 shares of Talbot Bancshares common stock, and Shore Bancshares granted Talbot Bancshares an option to purchase up to 380,912 shares of Shore Bancshares common stock. Although these numbers may be adjusted in certain cases, they will never exceed 19.9% of the number of shares of Shore Bancshares common stock or Talbot Bancshares common stock outstanding immediately before exercise of the option. The exercise price of the Talbot Bancshares option is $45.00 per share of Talbot Bancshares common stock, and the exercise price of the Shore Bancshares option is $14.62 per share of Shore Bancshares common stock. The exercise price and the number of shares issuable under each option agreement may be adjusted in the event of specified changes in the capital stock of the issuer of the option.

   Each of Talbot Bancshares and Shore Bancshares can exercise its option if a "purchase event" occurs before completion of the merger or termination of the merger agreement according to its terms. The purchase of any shares of Talbot Bancshares and Shore Bancshares common stock pursuant to the options must be in compliance with applicable law.

   The option agreements generally define the term "purchase event" to mean any of the following events or transactions:

  . the issuer of the option or one of its significant subsidiaries, without the prior written consent of the holder of the option, enters into an agreement to engage in a merger, sale or similar transaction with a third party;

  . a third party acquires beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of the common stock of the issuer of the option;

  . a third party has made a bona fide proposal to the issuer of the option or its stockholders to engage in a merger, sale or similar transaction and this proposal has been publicly announced and after the announcement the stockholders fail to vote to approve the merger; or

  . the issuer of the option willingly breaches any covenant or obligation contained in the merger agreement after a third party has proposed a merger, sale or similar transaction, and following the breach the holder of the option is entitled to terminate the merger agreement.

The stock option agreements terminate upon any of the following:

  . completion of the merger;

  . termination of the merger agreement in accordance with its terms provided that this would not include a termination of the merger agreement by the holder of the option based on a willful breach of a representation, warranty, covenant or other agreement contained in the merger agreement; or

  . the passage of 12 months, subject to extension in order to obtain required regulatory approvals, after termination of the merger agreement by the holder of the option based on a willful breach by the issuer of the option of a representation warranty, covenant or other agreement contained in the merger agreement.

   If the option becomes exercisable, it may be exercised in whole or in part within 60 days following a notice of exercise. The times during which the holder has the right to exercise the option and certain other rights under the stock option agreement are subject to an extension to obtain required regulatory approvals and comply with applicable regulatory waiting periods.

   At any time within 18 months after a "purchase event," the holder may require the issuer of the option to repurchase the option and any other shares of common stock of the issuer owned by the holder at a price equal to (a) the higher of the price per share at which a tender offer has been made or the highest bid price per share during the previous 60 business days, plus (b) the amount of documented reasonable out-of-pocket expenses incurred in connection with the merger.

Registration Rights

   In connection with the stock option agreements, each of us agreed to file one registration statement for any shares received upon exercise of the option to permit the sale of these shares. The party filing the registration statement must use its best efforts to cause the registration statement to become effective and remain effective for at least 270 days.

Purpose of the Stock Option Agreements

   Arrangements such as the stock option agreements are customarily entered into in connection with announced mergers involving publicly traded companies to increase the likelihood that the transactions will be completed in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by the person if the transaction is not completed. The stock option agreements may have the effect of discouraging offers by third parties to acquire the issuer of the option, even if those persons were prepared to offer to pay a higher current market price for the shares to be received as part of the merger. Also, following consultation with our independent accountants, we believe that the exercise of either of the stock options is likely to prohibit another acquiror from accounting for any acquisition of the issuer of the stock option using the "pooling-of-interests" accounting method for a period of two years.

   To our best knowledge no event giving rise to the right to exercise either option has occurred as of the date of this proxy statement/prospectus.

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                               SUPPORT AGREEMENTS

   After we entered into the merger agreement, our directors, executive officers and affiliates entered into support agreements us. The following description of the support agreement is qualified in its entirety by reference to the support agreements, which are attached to this proxy statement/prospectus as Appendices D and E and which are incorporated by reference into this proxy statement/prospectus.

   Each of our directors, executive officers and affiliates executed the support agreements as a condition to the completion of the merger. Under the support agreements, the parties agreed to vote an aggregate of 17.25% of the outstanding shares of Talbot Bancshares common stock and an aggregate of 3.8% of the outstanding shares of Shore Bancshares common stock in favor of the merger. The parties also agreed to vote any additional shares of common stock of Talbot Bancshares or Shore Bancshares acquired by the stockholder after the date of the support agreement. The support agreements also restrict the power of the stockholders to sell or transfer their shares of Talbot Bancshares common stock or Shore Bancshares common stock, as the case may be, until the completion of the merger or termination of the merger agreement. Those Talbot Bancshares and Shore Bancshares stockholders who are party to the support agreements have also agreed that, in their capacity as stockholders, they will not directly or indirectly solicit, initiate or encourage any inquiries or proposals or participate in any discussions or negotiations with anyone concerning any other merger, acquisition or similar transaction.

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

            COMPARISON OF THE RIGHTS OF HOLDERS OF TALBOT BANCSHARES
                CAPITAL STOCK AND SHORE BANCSHARES CAPITAL STOCK

   Talbot Bancshares and Shore Bancshares are both incorporated in Maryland. Upon completion of the merger, stockholders of Talbot Bancshares, whose rights as stockholders are currently governed by Maryland General Corporation Law, and the Talbot Bancshares charter and by-laws, will automatically become stockholders of Shore Bancshares. As stockholders of Shore Bancshares, their rights will be governed by the Maryland General Corporation Law and the Shore Bancshares charter and by-laws. In addition, the Shore Bancshares charter and by-laws will be amended as part of the merger. The following summary describes the material provisions and differences governing the rights of holders of Talbot Bancshares capital stock and the rights of holders of Shore Bancshares capital stock (both before and after the amendments). This summary is not a complete description of the differences between the rights of Talbot Bancshares and Shore Bancshares stockholders. These differences may be determined in full by reference to the Maryland General Corporation Law, the Talbot Bancshares charter and by-laws and the Shore Bancshares charter and by-laws. The complete text of the Shore Bancshares charter and by-laws as amended as part of the merger are attached to this proxy statement/prospectus as Appendix B and Appendix C.

   The rights of both Talbot Bancshares stockholders and Shore Bancshares stockholders will change once the merger is completed. The Maryland General Corporation Law, the Shore Bancshares charter and by-laws contain provisions that may have an anti-takeover effect and that may delay, defer or prevent a change in control of Shore Bancshares or other transaction that Shore Bancshares stockholders might consider in their best interest, including a transaction that might result in a premium over the market price for the shares held by Shore Bancshares stockholders. These provisions are expected to discourage various types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Shore Bancshares to negotiate first with the Shore Bancshares board. Shore Bancshares' management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging proposals because, among other things, negotiation of these proposals might improve their terms.

                            AUTHORIZED CAPITAL STOCK

Talbot Bancshares

25,000,000 shares of common stock, par value $0.01 per share. Further, the board of directors have authority to reclassify unissued stock into other classes of stock, including preferred stock.

Shore Bancshares

10,000,000 shares of common stock, par value $0.01 per share. Further, the board of directors have authority to reclassify unissued stock into other classes of stock, including preferred stock.

After the merger, Shore Bancshares will have 35,000,000 shares of common stock, par value $0.01 per share, authorized under the new Shore Bancshares charter. Further, the board of directors will have authority to increase the authorized common stock, without stockholder approval and to reclassify unissued stock into other classes of stock including preferred stock.

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

            ADVANCE NOTICE PROVISION/SPECIAL MEETING OF STOCKHOLDERS

Talbot Bancshares

The Talbot Bancshares by-laws provide that nominations of persons for election of the Talbot Bancshares board may only be made:

 .by the Talbot Bancshares board of directors; or

 . by a stockholder who is entitled to vote at the meeting and has complied with the procedures described in the Talbot Bancshares by-laws.

With respect to special meetings of stockholders, only the business stated in the notice of meeting may be brought before the meeting. Nominations of persons for election to the Talbot Bancshares board may be made at a special meeting of stockholders:

 . pursuant to Talbot Bancshares' notice of the meeting,

 . by the Talbot Bancshares board of directors, or

 . provided that the Talbot Bancshares board has determined that directors may be elected at the meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions described in the Talbot Bancshares by-laws.

Under the Talbot Bancshares by-laws, in order for a stockholder to nominate a candidate for the election as a director, the stockholder must generally give notice to the Talbot Bancshares Secretary not more than 120 days or less than 90 days from the first anniversary of the last annual meeting.

Shore Bancshares

The Shore Bancshares by-laws provide that nominations of persons for election of the Shore Bancshares board may only be made:

 . by the Shore Bancshares board of directors; or

 . by a stockholder who is entitled to vote at the meeting and has complied with the procedures described in the Shore Bancshares by-laws.

With respect to special meetings of stockholders, only the business stated in the notice of meeting may be brought before the meeting. Nominations of persons for election to the Shore Bancshares board may be made at a special meeting of stockholders:

 . pursuant to Shore Bancshares' notice of the meeting,

 . by the Shore Bancshares board of directors, or

 . provided that the Shore Bancshares board has determined that directors may be elected at the meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions described in the Shore Bancshares by-laws.

Under the Shore Bancshares by-laws, in order for a stockholder to nominate a candidate for the election as a director, the stockholder must generally give notice to the Shore Bancshares Secretary not more than 180 days or less than 120 days from the first anniversary of the last annual meeting.

After the merger, the new Shore Bancshares charter will require that any stockholder proposal presented in connection with any annual or special meeting, including any proposal relating to nominations of directors, be submitted only as permitted by the by-laws, and in the case of special meetings only as required by law. The new Shore Bancshares by-laws retain the advance notice of directors nominations above but also require advance notice of other matters to be submitted by stockholders at annual meetings generally between 60 and 90 days of the anniversary date of the last meeting.

                         SIZE OF THE BOARD OF DIRECTORS

Talbot Bancshares

The number of persons currently constituting the Talbot Bancshares board is 13. The Talbot Bancshares by-laws provides that the number of persons constituting the Talbot Bancshares board shall not be less than three nor more than 25 directors.
Shore Bancshares

The number of persons currently constituting the Shore Bancshares board is 11. The Shore Bancshares by-laws provide that the number of members of the board of directors shall be not less than three nor more than 25 directors.

After the merger, the Shore Bancshares board of directors will have 11 directors, six of whom are former directors of Talbot Bancshares and five of whom are current directors of Shore Bancshares. Also, after the merger, a vote of two-thirds of the entire board will be required to alter the number of directors, however, any change in the number of directors may not affect the tenure of any director.
                    CLASSIFICATION OF THE BOARD OF DIRECTORS

Talbot Bancshares

The board of directors of Talbot Bancshares are divided into three classes, with approximately one-third of the board of directors elected by the stockholders annually. Consequently, members of the Talbot Bancshares board serve staggered three-year terms.
Shore Bancshares

The board of directors of Shore Bancshares are divided into three classes, with approximately one-third of the board of directors elected by the stockholders annually. Consequently, members of the Shore Bancshares board serve staggered three-year terms.

After the merger, any increase or decrease in the size of the board of directors must be apportioned among the classes to maintain the number of directors in each class.
                       ELECTION OF THE BOARD OF DIRECTORS

Talbot Bancshares

Maryland law provides that a corporation's directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present.

Neither the Talbot Bancshares charter nor the Talbot Bancshares by-laws grant cumulative voting rights with respect to the election of directors to holders of Talbot Bancshares common stock.
Shore Bancshares

Maryland law provides that a corporation's directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present.

Neither the Shore Bancshares charter nor the Shore Bancshares by-laws grant cumulative voting rights with respect to the election of directors to holders of Shore Bancshares common stock.

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                              REMOVAL OF DIRECTORS

Talbot Bancshares

Under Maryland law directors may only be removed for cause, by the affirmative vote of holders of a majority of all classes of outstanding capital stock.

Shore Bancshares

Under Maryland law directors may only be removed for cause, by the affirmative vote of holders of a majority of all classes of outstanding capital stock. The Shore Bancshares' by-laws also require the affirmative vote of the entire board of directors for the removal of a director.

                               FILLING VACANCIES

Talbot Bancshares

Under the Talbot Bancshares by-laws, vacancies in the Talbot Bancshares board of directors caused by the removal or resignation of a director or other cause may be filled by the vote of a majority of the remaining directors, and the appointee shall hold office for the unexpired term of his predecessor, or until his successor is elected or appointed and is qualified. Vacancies resulting from an increase in the numbers may be filled by the board of directors, by majority vote, or be filled by the stockholders at an annual or special meeting.

Shore Bancshares

Under the Shore Bancshares by-laws, vacancies in the Shore Bancshares board of directors caused by the removal or resignation of a director or other cause may be filled by the vote of a majority of the remaining directors, and the appointee shall hold office for the unexpired term of his predecessor, or until his successor is elected or appointed and is qualified. Vacancies resulting from an increase in the numbers may be filled by the board of directors, by majority vote, or be filled by the stockholders at an annual or special meeting.

After the merger, the Shore Bancshares' by-laws will provide that a vacancy may only be filled in accordance with the charter, which will provide that any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, provided however, that until September 30, 2005, the board of directors must be elected from the board of directors of the same financial institution subsidiary in which the vacating director served.

                            LIABILITY OF DIRECTORS;

              INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE

Talbot Bancshares

Maryland law requires a corporation, unless its charter provides otherwise, which Talbot Bancshares' charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person was made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

 . the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

 . the director or officer actually received an improper personal benefit in money, property or services, or

 . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

In addition, a director or officer may not be indemnified with respect to any proceeding charging an improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that the personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

As a condition to advancing expenses to a director who is a party to a proceeding, Maryland law requires Talbot Bancshares to obtain a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Talbot Bancshares and a written statement by or on his behalf to repay the amount paid or reimbursed by Talbot Bancshares if it is ultimately determined that the standard of conduct was not met.

The Talbot Bancshares charter provides that Talbot Bancshares, to the fullest extent of Maryland law, will indemnify, and advance expenses to a director, officer, employee or agent of Talbot Bancshares.

Shore Bancshares

Maryland law requires a corporation, unless its charter provides otherwise, which Shore Bancshares' charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person was made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

 . the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

 . the director or officer actually received an improper personal benefit in money, property or services, or

 . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

In addition, a director or officer may not be indemnified with respect to any proceeding charging an improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that the personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

As a condition to advancing expenses to a director who is a party to a proceeding, Maryland law requires Shore Bancshares to obtain a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by Shore Bancshares and a written statement by or on his behalf to repay the amount paid or reimbursed by Shore Bancshares if it is ultimately determined that the standard of conduct was not met.

The Shore Bancshares by-laws provide that each director, officer, employee and agents of the corporation shall be indemnified by the corporation to the fullest extent permitted by Maryland law.

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

           LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Talbot Bancshares

The Talbot Bancshares charter provides that Talbot Bancshares directors and officers are not liable to Talbot Bancshares or its stockholders for money damages, except for liability resulting from:

 . actual receipt of an improper benefit or profit in money, property, or services, in which case recovery is limited to the actual amount of the benefit or profit actually received, or

 . a judgment or other final adjudication adverse to the person that is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Shore Bancshares

The Shore Bancshares charter provides that Shore Bancshares directors and officers are not liable to Shore Bancshares or its stockholders for money damages, except for liability resulting from:

 . actual receipt of an improper benefit or profit in money, property, or services, in which case recovery is limited to the actual amount of the benefit or profit actually received, or

 . a judgment or other final adjudication adverse to the person that is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

                               CHARTER AMENDMENTS

Talbot Bancshares

Maryland law allows amendment of a corporation's charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve the proposed amendment either at a special meeting called by the board of directors for the purpose of approval of the amendment by the stockholders or, if so directed by the board of directors, at the next annual stockholders' meeting. At any such meeting, the proposed amendment must be approved by two-thirds of all votes entitled to vote on the matter.

Talbot Bancshares' charter provides that the corporation reserves the right to amend in any respect any provision of the charter, in the manner now or hereafter provided by law, including amendments which alter the contract rights of any outstanding stock.

Shore Bancshares

Maryland law allows amendment of a corporation's charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve the proposed amendment either at a special meeting called by the board of directors for the purpose of approval of the amendment by the stockholders or, if so directed by the board of directors, at the next annual stockholders' meeting. At any such meeting, the proposed amendment must be approved by two-thirds of all votes entitled to vote on the matter.

Shore Bancshares' charter provides that the corporation reserves the right to amend in any respect any provision of the charter, in the manner now or hereafter provided by law, including amendments which alter the contract rights of any outstanding stock. However, the affirmative vote of the holders of not less than 80% of the outstanding shares entitled to vote is required to repeal, rescind, alter or amend the provisions relating to the board of directors including the division of the board of directors into classes.

After the merger, the new Shore Bancshares' charter will reduce the vote needed to amend the charter (other than where the 80% vote is required above) to a majority of the outstanding shares entitled to vote.

                               BY-LAW AMENDMENTS

Talbot Bancshares

Under Maryland law, the exclusive power to change the by-laws may be left with the stockholders, vested in the board of directors or shared by both groups.

The Talbot Bancshares by-laws permit the board of directors and the stockholders to amend, alter or repeal the by-laws, provided that any amendment by the stockholders may only be made at an annual meeting or a special meeting called for that purpose.

Shore Bancshares

Under Maryland law, the exclusive power to change the by-laws may be left with the stockholders, vested in the board of directors or shared by both groups.

The Shore Bancshares by-laws permit the board of directors and the stockholders to amend, alter or repeal the by-laws, provided that any amendment by the stockholders may only be made at an annual meeting or a special meeting called for that purpose.

After the merger, the Shore Bancshares by-laws will permit amendments to the by-laws by the stockholders by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors at a meeting called for that purpose or by the affirmative vote of two-thirds of the board of directors.

           VOTE ON MERGER, MERGER OR SALE OF SUBSTANTIALLY ALL ASSETS

Talbot Bancshares

Under Maryland law, unless the corporate charter states otherwise, the approval by the holders of two-thirds of the shares of the corporation entitled to vote on these matters is required for:

 . sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, and

 . any merger, consolidation or share exchange involving the corporation.

The Talbot Bancshares charter has not taken any exception to this provision.

Maryland law also provides that the vote of the stockholders of a surviving corporation is not required to approve a merger if (a) the plan of merger does not reclassify or change its outstanding stock or otherwise amend the corporation's charter and (b) the number of shares of common stock to be issued or transferred in the merger does not increase by more than 20% of the number of its shares of the same class outstanding immediately before the merger becomes effective.

Shore Bancshares

Under Maryland law, unless the corporate charter states otherwise, the approval by the holders of two-thirds of the shares of the corporation entitled to vote on these matters is required for:

 . sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, and

 . any merger, consolidation or share exchange involving the corporation.

The Shore Bancshares charter has not taken any exception to this provision.

Maryland law also provides that the vote of the stockholders of a surviving corporation is not required to approve a merger if (a) the plan of merger does not reclassify or change its outstanding stock or otherwise amend the corporation's charter and (b) the number of shares of common stock to be issued or transferred in the merger does not increase by more than 20% of the number of its shares of the same class outstanding immediately before the merger becomes effective.

After the merger, the new Shore Bancshares charter will provide that until September 30, 2005, without the approval of at least two-thirds of the entire board of directors, Shore Bancshares may not enter into an agreement with another entity for either Shore Bancshares or one of its bank subsidiaries to:

 . merge or consolidate,

 . transfer all or substantially all of its assets,

 . engage in a share exchange, or

 . sell or otherwise dispose of any stock of any subsidiary bank.

The required vote of the stockholders, however, will be reduced from two-thirds to a majority of the outstanding stock.

                              STOCKHOLDER MEETINGS

Talbot Bancshares

The Talbot Bancshares by-laws provide that an annual meeting of stockholders is to be held each year on the fourth Wednesday in April, as designated by the Talbot Bancshares board of directors. Under the Talbot Bancshares by-laws, a special meeting of the stockholders of Talbot Bancshares may be called at any time by:

 . a majority of the Talbot Bancshares board of directors,

 . the President or any Vice President of Talbot Bancshares, or

 . a majority of the votes entitled to be cast at a special meeting.

Shore Bancshares

The Shore Bancshares by-laws provide that an annual meeting of stockholders is to be held each year in April, as designated by the Shore Bancshares board of directors. Under the Shore Bancshares by-laws, a special meeting may only be called at any time by:

 . a majority of the Shore Bancshares board of directors,

 . the chairman of the Shore Bancshares board of directors,

 . the president of Shore Bancshares, or

 . a majority of the votes entitled to be cast at a special meeting.

                 DESCRIPTION OF SHORE BANCSHARES CAPITAL STOCK

General

   Shore Bancshares' authorized capital stock currently consists of 10,000,000 shares of common stock, par value $.01 per share. Upon completion of the merger Shore Bancshares' authorized capital stock will be increased to 35,000,000 shares of common stock, par value $.01 per share, and the board of directors may increase or decrease the number of authorized shares without approval of the stockholders. The board of directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of stock. The following description does not contain all the information that might be important to you; therefore, you should read the more detailed provisions of the Shore Bancshares charter and by-laws, attached to this proxy statement/prospectus as Appendix B and C. For a description of the provisions of the current and amended charter and by-laws, some of which may have anti-takeover effects, see "Comparison of the Rights of Holders of Talbot Bancshares Capital Stock and Shore Bancshares Capital Stock"
on page   . The following summary does not give effect to provisions of applicable statutory or common law and the Shore Bancshares charter, which is incorporated by reference as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus is a part.

Common Stock

   As of July 25, 2000, there were 1,914,137 shares of Shore Bancshares common stock outstanding. A holder of common stock has one vote for each share held by him on all matters submitted to a vote of stockholders and the exclusive voting power for all purposes is vested in the holders of the common stock. Holders of common stock do not have the right of cumulative voting in connection with the election of directors. The common stock has no conversion rights and is not subject to redemption. A stockholder of Shore Bancshares has no preemptive rights to subscribe for additional shares of stock or other securities of Shore Bancshares except as may be granted by the board of directors.

   The holders of common stock of Shore Bancshares are entitled to receive, pro rata, dividends when, as and if declared by the board of directors from funds legally available for that purpose. The ability of Shore Bancshares to pay dividends to its stockholders will be limited primarily by the ability of Talbot Bank and Centreville National Bank to pay dividends to Shore Bancshares. In the event of any liquidation, dissolution or winding up of Shore Bancshares and Centreville National Bank, the holders of common stock are entitled to share ratably in all the remaining assets.

   All of the outstanding shares of common stock are, and the shares of common stock offered by this proxy statement/prospectus will be, validly issued, fully paid and nonassessable.

   The Transfer Agent for the common stock is the Centreville National Bank.

Preferred Stock

   Under the Shore Bancshares charter, Shore Bancshares is authorized without further stockholder action, from time to time, to classify any unissued shares of capital stock as preferred stock and to issue shares of preferred stock of Shore Bancshares, in one or more series, with the designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, and the liquidation preferences as shall be stated in the resolution providing for the issued of a series of the stock adopted, at any time or from time to time, by the Shore Bancshares board.

                          FUTURE STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act, Shore Bancshares stockholders may present proposals for inclusion in the Shore Bancshares proxy statement for consideration at the next annual meeting of its stockholders by submitting their proposals to Shore Bancshares by November 22, 2000. Talbot Bancshares stockholders who become stockholders of Shore Bancshares may present proposals for inclusion in the Shore Bancshares proxy statement for its 2001 annual meeting. All proposals must comply with Rule 14a-8 of the Securities Exchange Act.

   Upon approval of the merger, Shore Bancshares' by-laws require stockholders who intend to propose business for consideration by stockholders at an annual meeting, other than stockholder proposals that are included in the proxy statement, to give written notice to the Secretary of Shore Bancshares not less than 60 days and not more than 90 days before the anniversary of the prior years' meeting. A stockholder must submit a matter to be raised at Shore Bancshares' 2001 meeting of Stockholders on or after January 17, 2001, but not later than, February 16, 2001. The written notice should be sent to Shore Bancshares' new principal office at 18 East Dover Street, Easton, Maryland 21601 (to the attention of the Secretary) and must include a brief description of the business, the reasons for conducting the business, any material interest the stockholder has in the business, the name and address of the stockholder as they appear on Shore Bancshares' books and the number of shares of Shore Bancshares common stock the stockholder beneficially owns.

   SEC rules provide standards for what stockholder proposals Shore Bancshares is required to include in a proxy statement for an annual meeting.

                                 OTHER MATTERS

   The boards of directors of Talbot Bancshares and Shore Bancshares do not know of any other business to be presented for consideration at the special meetings. If other matters properly come before the meetings, the persons named in the accompanying forms of proxy intend to vote on these matters based on their best judgment.

                                 LEGAL MATTERS

   Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC has issued a legal opinion concerning the legality of the common stock of Shore Bancshares to be issued to Talbot Bancshares stockholders. Certain federal income tax consequences and other matters relating to the merger will be passed upon by Piper Marbury Rudnick & Wolfe LLP, counsel to Talbot Bancshares. Certain matters relating to the merger will be passed upon by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, as counsel to Shore Bancshares.

                                    EXPERTS

   The financial statements of Talbot Bancshares as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this proxy statement/prospectus and in the registration statement in reliance upon the report of Stegman & Company, independent certified public accountants, incorporated by reference in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Shore Bancshares, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, have been incorporated by reference in this proxy statement/prospectus and in the registration statement in reliance upon the report of Stegman & Company, independent certified public accountants, incorporated by reference in this proxy statement/prospectus, and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Shore Bancshares has filed with the SEC a registration statement under the Securities Act that registers the shares of Shore Bancshares common stock to be issued to Talbot Bancshares stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Shore Bancshares and Shore Bancshares common stock.

   The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus. Information relating to principal stockholders and security ownership of management, executive compensation, various benefit plans (including stock option plans), certain relationships and related transactions and other related matters as to Talbot Bancshares is described in Talbot Bancshares' Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, incorporated in this proxy statement/prospectus by reference. Information relating to principal stockholders and security ownership of management, executive compensation, various benefit plans (including stock option and stock purchase plans), certain relationships and related transactions and other related matters as to Shore Bancshares is described in Shore Bancshares' Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, incorporated in this proxy statement/prospectus by reference.

   In addition, Talbot Bancshares and Shore Bancshares file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Talbot Bancshares and Shore Bancshares, who file electronically with the SEC. The address of the site is http://www.sec.gov.

   The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

   This proxy statement/prospectus incorporates by reference the documents listed below that Talbot Bancshares and Shore Bancshares previously filed with the SEC. They contain important information about the companies and their financial condition.

   Talbot Bancshares Commission
   Filings                        Period or Date Filed
   ----------------------------   --------------------
   Annual Report on Form 10-K     Year ended December 31, 1999
   Quarterly Report on Form 10-Q  Quarter ended March 31, 2000
   Quarterly Report on Form 10-Q  Quarter ended June 30, 2000
   Current Report on Form 8-K     July 28, 2000

   Shore Bancshares Commission
   Filings                        Period or Date Filed
   ---------------------------    --------------------
   Annual Report on Form 10-K     Year ended December 31, 1999
   Quarterly Report on Form 10-Q  Quarter ended March 31, 2000
   Quarterly Report on Form 10-Q  Quarter ended June 30, 2000
   Current Report on Form 8-K     July 31, 2000

   This proxy statement/prospectus is accompanied by copies of Talbot Bancshares' Annual Report on Form 10-K for the year ended December 31, 1999, Proxy Statement dated March 24, 2000 for its Annual Meeting of Stockholders held on April 26, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, each as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report.

   This proxy statement/prospectus is also accompanied by copies of Shore Bancshares' Annual Report on Form 10-K for the year ended December 31, 1998, Proxy Statement dated March 20, 2000 for its Annual Meeting of Stockholders held on April 18, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, each as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report.

   We also incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the Talbot Bancshares or Shore Bancshares special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

   Talbot Bancshares has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Talbot Bancshares, as well as all pro forma financial information, and Shore Bancshares has supplied all information relating to Shore Bancshares.

   Documents incorporated by reference are available from Talbot Bancshares and Shore Bancshares without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. We will also furnish, upon request, copies of any exhibits to a report but may charge a reasonable copying charge. You can obtain copies of any of these materials by requesting them in writing or by telephone from the appropriate company at the following addresses:

   Talbot Bancshares, Inc.    Shore Bancshares, Inc.
   18 East Dover Street       109 North Commerce Street
   Easton, Maryland 21601     P.O. Box 400
   Phone: (410) 822-1400      Centreville, Maryland 21617
   Attn.: Susan E. Leaverton  Phone: (410) 758-1600
                              Attn.: Mary Catherine Quimby

   If you would like to request documents, please do so by November 6, 2000 to receive them before the special meeting. If you request any incorporated documents from Talbot Bancshares or Shore Bancshares, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

                              TABLE OF APPENDICES

                                                                          Page
                                                                          ----
APPENDIX A--PLAN AND AGREEMENT OF MERGER................................. A-1

APPENDIX B--ARTICLES OF MERGER AND RESTATED SHORE BANCSHARES CHARTER..... B-1

APPENDIX C--NEW SHORE BANCSHARES AMENDED AND RESTATED BY-LAWS............ C-1

APPENDIX D--SUPPORT AGREEMENT OF TALBOT BANCSHARES....................... D-l

APPENDIX E--SUPPORT AGREEMENT OF SHORE BANCSHARES........................ E-1

APPENDIX F--TALBOT BANCSHARES STOCK OPTION AGREEMENT..................... F-1

APPENDIX G--SHORE BANCSHARES STOCK OPTION AGREEMENT...................... G-1

APPENDIX H--OPINION OF DANIELSON ASSOCIATES INC.......................... H-1

APPENDIX I--OPINION OF GARLAND McPHERSON & ASSOCIATES, INC............... I-1

APPENDIX J--SECTIONS 3-201 ET SEQ. OF THE MARYLAND GENERAL CORPORATION
             LAW......................................................... J-1

                    APPENDIX A--PLAN AND AGREEMENT OF MERGER

                          PLAN AND AGREEMENT TO MERGE

   PLAN AND AGREEMENT TO MERGE (this "Plan"), dated as of July 25, 2000 by and between TALBOT BANCSHARES, INC. ("Talbot Bancshares"), a Maryland corporation, and SHORE BANCSHARES, INC. ("Shore Bancshares"), a Maryland corporation.

                                  WITNESSETH:

   WHEREAS, Talbot Bancshares is a financial holding company and the holder of all of the issued and outstanding capital stock of The Talbot Bank of Easton, Maryland ("Talbot Bank"), a Maryland commercial bank; and Shore Bancshares is a bank holding company and the holder of all of the issued and outstanding capital stock of The Centreville National Bank of Maryland ("Centreville Bank"), a national banking association; and

   WHEREAS, Shore Bancshares and Talbot Bancshares each desires to have Talbot Bancshares merge with Shore Bancshares in such a manner that, upon the merger becoming effective, Shore Bancshares will be the surviving Maryland corporation; and all of the issued and outstanding shares of the Common Stock of Talbot Bancshares will be converted into the right to receive the Merger Consideration (as defined in Section 9.2) from Shore Bancshares, subject to the terms and conditions and based upon Shore Bancshares' and Talbot Bancshares' representations, warranties, and covenants hereinafter set forth (the "Merger").

   NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and the mutual benefits to be derived herefrom, the parties agree as follows:

     1. Effective Date. Pursuant to Md. General Corporation Law (S) 3-113(a), the effective date of this Plan and the Merger (the "Effective Date") shall be either (a) the first day of the month following the month in which the last of the events in Section 2, Section 7, and Section 8 occurs; or (b) such other date as Talbot Bancshares and Shore Bancshares may agree upon. Talbot Bancshares and Shore Bancshares will prepare and execute Articles of Merger in substantially the form attached as Appendix II which will set forth the Effective Date, and will file the Articles of Merger with the Maryland State Department of Assessments and Taxation.

     2. Events Preceding Effectiveness. On or before the Effective Date the following shall have occurred:

       (a) A majority of the Boards of Directors of each of Shore
    Bancshares and Talbot Bancshares shall have approved and agreed to this Plan and the Merger;

       (b) A majority of the Board of Directors of each of Shore Bancshares and of Talbot Bancshares, respectively, shall have approved and agreed to the Stock Option Agreements (the "Stock Option Agreements") in the forms attached as Appendix IV and Appendix V; and Shore Bancshares and Talbot Bancshares, respectively, shall have authorized and reserved an adequate number of shares of its Common Stock for issuance upon exercise of the option granted by such Stock Option Agreements, and taken all actions necessary to fulfill its obligations thereunder;

       (c) the Boards of Directors of each of Shore Bancshares and Talbot Bancshares shall call a meeting of the stockholders of each of Shore Bancshares and Talbot Bancshares. Notice of the time and place of the meeting shall be provided in accordance with Md. General Corporation Law (S) 2-504, and this Plan and the Merger shall have been ratified and confirmed by the affirmative vote of not less than two-thirds of the issued and outstanding voting stock of Shore Bancshares at its meeting and not less than two-thirds of the issued and outstanding voting stock of Talbot Bancshares at its meeting, in accordance with Md. General Corporation Law (S) 3-105(e);

       (d) Shore Bancshares and Talbot Bancshares shall have procured the required approval, consent, waiver, or other administrative action with respect to this Plan and the transactions contemplated hereby by the Board of Governors of the Federal Reserve System (the "Federal Reserve") under Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended;

       (e) Shore Bancshares and Talbot Bancshares shall have procured the required approval, consent, waiver, or other administrative action with respect to this Plan and the transactions contemplated hereby by the Maryland Commissioner of Financial Regulation under Md. Fin. Ins. Code
    (S) 5-904;

       (f) Talbot Bank shall have procured the required approval, consent, waiver, or other administrative action with respect to this Plan and the transactions contemplated hereby by the Maryland Commissioner of Financial Regulation under Md. Fin. Ins. Code (S) 5-403; and

       (g) the parties shall have procured all other regulatory approvals, consents, waivers, or administrative actions of governmental entities or other persons or agencies that are necessary or appropriate to the consummation of the transactions contemplated by this Plan, and no approval, consent, waiver, or administrative action referred to in this
    Section 2(g) shall have included any condition or requirement that would result in a materially adverse effect on Talbot Bancshares or Shore Bancshares or Talbot Bank or Centreville Bank.

     3. Representations and Warranties of Shore Bancshares. Shore Bancshares represents and warrants to Talbot Bancshares as follows:

       3.1. Organization, Standing, and Capitalization of Shore Bancshares and the Shore Subsidiaries. (a) Shore Bancshares is a duly organized and validly existing corporation and is in good standing under the laws of the State of Maryland. Shore Bancshares has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. Shore Bancshares is a bank holding company under the Bank Holding Company Act of 1956, as amended. Shore Bancshares has no subsidiaries or directly or indirectly affiliated companies and is not a party to any joint venture or partnership other than as set forth on a list previously provided to Talbot Bancshares (collectively, excluding Delmarva Bank Data Processing Center, Inc., the "Shore Subsidiaries").

       (b) Centreville Bank is a duly organized and validly existing national banking association and is in good standing under the laws of the United States. The deposits of Centreville Bank are insured under the provisions of the Federal Deposit Insurance Act, as amended (85.3% by the bank insurance fund and 14.7% by the savings association insurance fund). Each of the other Shore Subsidiaries is a duly organized and validly existing corporation or other entity and is in good standing under the laws of the jurisdiction of its incorporation or organization as set forth on the list previously provided to Talbot Bancshares. Centreville Bank does not exercise any fiduciary powers. Each of the Shore Subsidiaries has the power (corporate or other) and authority to own and hold its material properties and to carry on its business as it is now being conducted. All outstanding shares of capital stock or other equity interests of all of the Shore Subsidiaries are validly issued, fully paid, and non-assessable. Except as set forth on a list previously provided to Talbot Bancshares, each of the Shore Subsidiaries is wholly owned by its parent. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock or other equity interests of any of the Shore Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock or other equity interests of any of the Shore Subsidiaries. Except as set forth on a list previously provided to Talbot Bancshares, none of the Shore Subsidiaries is a party to any joint venture or partnership.

       (c) Copies of all organizational documents and by-laws of Shore Bancshares and each of the Shore Subsidiaries have been previously provided to Talbot Bancshares, and all such copies are true and correct as of the date hereof. The minute books of Shore Bancshares and each of the Shore Subsidiaries, which have been made available to Talbot Bancshares for inspection, are complete in all material respects and accurately record the actions taken by the stockholders and directors of Shore Bancshares and each of the Shore Subsidiaries.

       (d) The authorized capital stock of Shore Bancshares consists exclusively of 10,000,000 shares of Common Stock, par value $.01 per share, 1,914,132 of which shares are outstanding at July 25, 2000. All outstanding shares of Shore Bancshares Common Stock are validly issued, fully paid, and non assessable. Shore Bancshares has reserved 83,547 shares of its Common Stock for issuance under its stock option and employee stock purchase plans. On July 25, 2000, there were outstanding options to purchase 15,999 shares of Shore Bancshares Common Stock at prices ranging from $17.85 to $32.00 pursuant to these stock option and employee stock purchase plans. Except for the option to be granted to Talbot Bancshares pursuant to the Stock Option Agreement attached as Appendix IV and as set forth on a list previously provided to Talbot Bancshares, there are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Shore Bancshares, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Shore Bancshares.

       3.2. Financial Statements. Shore Bancshares has previously provided to Talbot Bancshares copies of the Consolidated Financial Statements of Shore Bancshares and the Shore Subsidiaries at December 31, 1995, 1996, 1997, 1998, and 1999 and for each of the years then ended, as reported upon by Stegman & Company, and at March 31, 1999 and 2000 and for each of the three month periods then ended, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements and present fairly the financial position, results of operations, cash flows, and changes in stockholders' equity of Shore Bancshares and the Shore Subsidiaries at the dates of and for the periods covered by such financial statements.

       3.3. Taxes. Copies of the tax returns for federal, state, county, municipal, or foreign taxing authorities for the taxable year ended December 31, 1995 and all taxable years through and including December 31, 1999 for Shore Bancshares and the Shore Subsidiaries have been previously provided to Talbot Bancshares. Shore Bancshares and the Shore Subsidiaries have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) and have paid or reserved for all taxes shown to be due on such returns and all penalties and interest payable in respect thereof. Except as disclosed in writing to Talbot Bancshares, since January 1, 1995 neither Shore Bancshares nor any of the Shore Subsidiaries have received from any taxing authority any notice of deficiency or assessment of additional taxes not paid or any notice of an intention to commence an examination or audit of its tax returns, and no tax audits by any taxing authority are in process. Except as disclosed in writing to Talbot Bancshares, since January 1, 1995 neither Shore Bancshares nor any of the Shore Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal, or foreign income tax. The accruals and reserves reflected in the consolidated financial statements which Shore Bancshares has provided to Talbot Bancshares as described in
    Section 3.2 are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of the operations of Shore Bancshares and the Shore Subsidiaries for all periods prior to the date of such consolidated financial statements. For purposes of this Section 3.3, any reference to the Shore Subsidiaries shall be deemed to include any entity previously identified on the list delivered to Talbot Bancshares pursuant to 3.1(a) and 3.1(b).

       3.4. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements delivered under Section 3.2, neither Shore Bancshares nor any of the Shore Subsidiaries at the dates of such consolidated financial statements had any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Neither Shore Bancshares nor any of the Shore Subsidiaries has incurred any liability since the date of the consolidated financial statements delivered under Section 3.2 (including any liability for taxes) which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole, other than liabilities which have been incurred in the ordinary course of business.

       3.5. Absence of Certain Changes or Events. Except as previously disclosed in writing to Talbot Bancshares, since December 31, 1999 there has not been:

         (a) Any materially adverse change in the financial position, results of operations, assets, liabilities, or business of Shore Bancshares or the Shore Subsidiaries, other than changes in the ordinary course of business;

         (b) any increase in salaries or wages of directors, officers, or employees of Shore Bancshares or the Shore Subsidiaries other than in the ordinary course of business; or any establishment or increase of any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement payments, profit sharing, or similar agreement or benefit, authorized, granted, or accrued to any directors, officers, or employees of Shore Bancshares or the Shore Subsidiaries other than in the ordinary course of business; or

         (c) any declaration, payment, or set aside by Shore Bancshares of any dividend or distribution in respect of its Common Stock (other than regular quarterly cash dividends), or any purchase, issuance, or sale by Shore Bancshares of any of its Common Stock.

       3.6. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to Shore Bancshares and the Shore Subsidiaries, the Common Stock of Shore Bancshares, and the involvement of Shore Bancshares in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document previously disclosed in writing under this Agreement delivered by Shore Bancshares to Talbot Bancshares in connection with this Plan, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

       3.7. Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws. Except as previously disclosed in writing to Talbot Bancshares, Shore Bancshares and each of the Shore Subsidiaries has good and marketable title to all of their respective properties and assets, including those reflected in the consolidated financial statements delivered pursuant to Section 3.2, except as sold or otherwise disposed of for fair value and only in the ordinary course of business, free and clear of all liens and encumbrances, except (i) with respect to property as to which they are lessees, (ii) with respect to real estate owned by Shore Bancshares or the Shore Subsidiaries, for use, occupancy, and similar restrictions of public record that may be observed by an inspection of the property, and such other utility and other easements and encumbrances as do not materially adversely affect the fair market value of such real property, and (iii) liens to secure borrowings, liens to secure governmental deposits, and liens for current taxes not yet due and payable. Neither Shore Bancshares nor any of the Shore Subsidiaries owns or leases real property except as previously disclosed in writing to Talbot Bancshares, and is not in default under any material lease of real or personal property to which it is a party. As of the date hereof, except as previously disclosed in writing to Talbot Bancshares, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated, or leased by Shore Bancshares or any of the Shore Subsidiaries are (x) in good repair, order, and condition, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they were intended, and (z) free from any known structural defects. As of the date hereof, there are no laws, conditions of record, or other impediments which materially interfere with the intended uses by Shore Bancshares or any of the Shore Subsidiaries of the real property or tangible personal property owned or leased by it, except as previously disclosed in writing to Talbot Bancshares. Neither Shore Bancshares nor any of the Shore Subsidiaries have received any notice of any violation of any applicable law, building code, zoning ordinance, or other similar law. Shore Bancshares and the Shore Subsidiaries own or have the rights to use all real and personal properties and assets that are material to the conduct of the business as now conducted of Shore Bancshares and the Shore Subsidiaries, taken as a whole.

       3.8. Contracts. Except for the plans, contracts, and agreements of Shore Bancshares and the Shore Subsidiaries (or of any plan under Section 3.8(b)) set forth on the list previously provided to Talbot Bancshares, neither Shore Bancshares nor any of the Shore Subsidiaries (nor any plan under Section 3.8(b)) is a party to or subject to:

         (a) Any employment, consultation, or compensation contract or arrangement (other than those terminable at will) with any current or former officer, consultant, director, agent or employee (or beneficiary of any of them);

         (b) any plan, contract, program, understanding, or agreement providing for bonuses, pensions, severance pay, executive compensation, options, stock purchases, or any other form of retirement, incentive or deferred compensation, retirement payments, death benefits, profit sharing, branch closing benefits, workers' compensation, tuition reimbursement or scholarship program, any plans providing benefits or payments in the event of a change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of Shore Bancshares or any of the Shore Subsidiaries, or any health, accident, disability, sick leave, vacation pay, life insurance, or other welfare benefit, or any other employee or retired employee benefit (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in which any current or former officer, consultant, employee, director, or agent (or beneficiary of any of them) of Shore Bancshares or any of the Shore Subsidiaries is or was, within the last six years, entitled to participate;

         (c) any contract or agreement with any labor union;

         (d) any lease of real or personal property with annual rentals in excess of $15,000;

         (e) any agreement for services in excess of $30,000 per year (other than any employment, arbitration or compensation contract or arrangement with any current or former officer, consultant, director, agent or employee) or any agreement for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $10,000 or less;

         (f) any instrument evidencing or relating to indebtedness for borrowed money except for customer accounts, deposits, certificates of deposit, federal funds purchased, repurchase agreements and the like which may be construed as borrowings and except for loans made by Centreville Bank as lender in the ordinary course of its business;

         (g) any lease or other contract containing covenants not to enter into or consummate the transactions contemplated hereby or which provides for payments in excess of $2,000 and will be terminated or violated by the Merger or in respect of which the Merger would cause a default or acceleration of obligations; or

         (h) any other contract or agreement not of the type covered by any of the other specific terms of this Section 3.8 obligating Shore Bancshares or any Shore Subsidiary to expenditures in excess of $25,000.

    Each of the instruments set forth on the list previously provided to Talbot Bancshares is valid and in full force and effect. Neither Shore Bancshares nor any of the Shore Subsidiaries are in default nor have any of them received any notice that they are in default, nor to their actual knowledge is any other party in default, under any material agreements, instruments, or obligations to which Shore Bancshares or any of the Shore Subsidiaries is a party or by which they are bound.

       3.9. Litigation, Etc. Except as set forth on the list previously provided to Talbot Bancshares, (a) there is no litigation, proceeding, or investigation pending or, to the knowledge of Shore Bancshares, threatened against Shore Bancshares or any of the Shore Subsidiaries which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Shore Bancshares and the Shore Subsidiaries, taken as a whole; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements, or memoranda of understanding issued by any federal, state, or local court or governmental authority or arbitration tribunal issued against or with the consent of Shore Bancshares or any of the Shore Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects or that in any manner restrict Shore Bancshares' right to carry on its business or that of the Shore Subsidiaries as now conducted; and (c) Shore Bancshares is aware of no fact or condition now existing that might give rise to any litigation, investigation, or proceeding which, if determined adversely to Shore Bancshares or any of the Shore Subsidiaries, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Shore Bancshares and the Shore Subsidiaries, taken as a whole, or would restrict in any manner Shore Bancshares' right to carry on its business or that of the Shore Subsidiaries as now conducted. Shore Bancshares has set forth on the list previously provided to Talbot Bancshares all litigation in which Shore Bancshares or any of the Shore Subsidiaries is involved as a party (other than bankruptcy proceedings in which Shore Bancshares or any of the Shore Subsidiaries has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business).

       3.10. Environmental Matters. (a) The following terms shall have the indicated meaning:

         "Property" or "Properties" means all branch properties now or formerly owned or operated, all other real property now owned or operated, and any real properties owned or operated on or after January 1, 1990 and subsequently disposed of.

         "Environmental Law" means (i) any applicable federal, state, or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, directive, requirement, or agreement with any court, governmental authority, or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") concerning protection or preservation of the environment, human health or natural resources, including without limitation, those relating to the use, storage, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Hazardous Substances, each as amended, or (ii) any common law that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance, whether liquid, solid, or gas, listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any applicable Environmental Law, whether by type or by quantity, and any other substance, waste or material (regardless of physical form or concentration) which is hazardous, dangerous, damaging or toxic to living things or the environment. Hazardous Substance includes, without limitation, any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), and any other substance regulated or subject to any Environmental Law, including, but not limited to the Toxic Substance Control Act, Clean Water Act, Clean Air Act, Oil Pollution Act and Resource Conservation and Recovery Act, or a similar state statute, regardless of the amount of the Hazardous Substance.

       (b) Except as previously disclosed in writing to Talbot Bancshares or as would not individually or in the aggregate have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole:

         (i) neither Shore Bancshares nor any of the Shore Subsidiaries has received any written notices, demand letters, or written requests for information from any Governmental Entity or any third party indicating that Shore Bancshares or any Shore Subsidiary may be in violation of, or liable under, any Environmental Law;

         (ii) there are no civil, criminal, or administrative actions, suits, demands, claims, hearings, investigations, or proceedings pending or to the knowledge of Shore Bancshares threatened against Shore Bancshares or any Shore Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

         (iii) no reports have been filed with any Governmental Entity, nor to the knowledge of Shore Bancshares are any reports required to be filed with any Governmental Entity, concerning the release of any Hazardous Substance or the violation of any Environmental Law on or at any of the Properties of Shore Bancshares or any of the Shore Subsidiaries;

         (iv) except as previously disclosed in writing to Talbot Bancshares, there are no underground storage tanks on, in, or under any of the Properties of Shore Bancshares or any of the Shore Subsidiaries, and no underground storage tanks have been closed or removed from any Property of Shore Bancshares or any of the Shore Subsidiaries while such Property was owned or operated by Shore Bancshares or any of the Shore Subsidiaries;

         (v) except as previously disclosed in writing to Talbot
      Bancshares, no Hazardous Substance has been generated, used, stored, processed, disposed of, or discharged on or into any of the Properties of Shore Bancshares or any of the Shore Subsidiaries, except for the lawful storage and use of such hazardous substances as are used in the everyday business of a bank office; and

         (vi) except as previously disclosed in writing to Talbot
      Bancshares, no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the Properties of Shore Bancshares or any of the Shore Subsidiaries.

       (c) There are no permits or licenses or agency filings or reports required under any Environmental Law in respect of any operation of Shore Bancshares or any of the Shore Subsidiaries or in respect of the Properties of Shore Bancshares or any of the Shore Subsidiaries the absence or violation of which could, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole.

       (d) Shore Bancshares and each of the Shore Subsidiaries are and have been in compliance with all Environmental Laws except for such noncompliance as would not, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole.

       (e) Shore Bancshares has previously provided to Talbot Bancshares a copy of any current policy regarding compliance with Environmental Laws and its policies on screening proposed collateral for potential environmental liabilities.

       (f) Copies of each environmental site assessment report possessed or available to Shore Bancshares prepared in connection with any of the Properties of Shore Bancshares or any of the Shore Subsidiaries have been previously provided to Talbot Bancshares.

       (g) Neither Shore Bancshares nor any of the Shore Subsidiaries is an "owner or operator" of any property in which it or they hold or have held a security interest, as that term is defined under CERCLA.

       3.11. Labor Matters. To Shore Bancshares' knowledge, no organization effort with respect to any of the employees of Shore Bancshares or any of the Shore Subsidiaries is pending or threatened, and no labor dispute, strike, work stoppage, employee action, or labor relation problem which may materially affect Shore Bancshares or any of the Shore Subsidiaries currently is pending or threatened. Since January 1, 1995, Shore Bancshares and each of the Shore Subsidiaries have at all times in all material respects complied with all applicable employee termination notice and similar laws. Since January 1, 1995, Shore Bancshares and each of the Shore Subsidiaries have at all times complied in all material respects with all applicable family medical leave and similar laws. If applicable, Shore Bancshares and each of the Shore Subsidiaries have at all times complied in all material respects with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar state laws.

       3.12. Pension and Welfare Matters. With respect to the plans, contracts, programs, understandings, or agreements identified pursuant to Sections 3.8(a) and (b) (for purposes of this Section 3.12, the "plans"):

         (a) Shore Bancshares has clearly identified on the list previously provided to Talbot Bancshares all of the plans which are
      (i) Multiemployer Plans (as defined in (l) below), (ii) multiple employer plans subject to Sections 4063 and 4064 of ERISA ("Multiple Employer Plans"), (iii) plans other than Multiemployer Plans and Multiple Employer Plans that are subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), (iv) plans intended to qualify under Section 401(a) of the Code, and (v) "welfare benefit plans" within the meaning of Section 3(1) of ERISA which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Section 4980B of the Code if paid 100% by the participant;

         (b) true, correct and complete copies of the following documents, with respect to each of the plans have been made available or delivered to Talbot Bancshares: (i) all plan documents, including trust agreements, insurance policies, loan documents, and service agreements and amendments thereto, (ii) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (iii) the last Internal Revenue Service determination letter and the application with respect thereto, (iv) summary plan descriptions, (v) the most recent actuarial statements and those for the prior three years, (vi) written descriptions of all non-written agreements relating to any such plan, as applicable, for Shore Bancshares and each of the Shore Subsidiaries, and (vii) all filings with a governmental agency or entity within the last three years, including, without limitation, filings under the voluntary compliance programs of the U.S. Department of Labor or the Internal Revenue Service;

         (c) each of the plans has been operated in all material respects in accordance with its terms and in accordance with all previously and currently effective laws applicable to such plans, including, but not limited to, ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, and state health care continuation laws;

         (d) all reporting and disclosure requirements of ERISA imposed upon each such plan have been complied with in all material respects, and all required governmental filings, including registration and other filings under applicable securities law, have been made with respect to the plans;

         (e) none of (i) the plans, (ii) the Shore Subsidiaries, and (iii) Shore Bancshares, and to Shore Bancshares' knowledge, (x) no current or former director, officer, employee, agent, or representative of Shore Bancshares or any of the Shore Subsidiaries, and (y) no fiduciary, "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975 of the
      Code) with respect to any of the plans has engaged in any non-exempt "prohibited transaction" in connection with any of the plans within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA as to which the applicable statute of limitations has not run;

         (f) none of the plans has any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to the latest five plan years, nor any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (other than normal premium payments);

         (g) with respect to plans which are pension plans (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, the assets of each such funded plans equal or exceed the liabilities (as defined in Section 4001(a)(16) of ERISA) under such plans when such liabilities are valued on a termination basis using PBGC interest and other assumptions;

         (h) no contributions to any of the plans from Shore Bancshares or any of the Shore Subsidiaries are currently past due and, if applicable, all past service and other liabilities currently existing but payable in the future, if any, are reflected in the latest actuarial report in accordance with sound actuarial principles;

         (i) no audits, proceedings, investigations, filings, or other matters (excluding any determination letter application that has been or may be filed prior to the Effective Date) are pending before the Internal Revenue Service (the "IRS"), the Department of Labor, the PBGC, or other public or quasi-public body in connection with any such plans;

         (j) each plan intended to qualify under Section 401(a) of the Code is so qualified and the trust maintained pursuant thereto is exempt from taxation under Section 501 of the Code and nothing has occurred with respect to the operation or administration of such plan which would cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole, or on such plan;

         (k) except as previously disclosed in writing to Talbot Bancshares, through the Effective Date, there will be no changes in the operation of the plans or in the documents constituting or affecting the plans except for amendments and operational changes required by applicable law which do not materially increase the cost of such plans;

         (l) no employees, former employees, or retired employees of Shore Bancshares or any of the Shore Subsidiaries, as a result of their employment with Shore Bancshares or any of the Shore Subsidiaries, are participants in any "multiemployer plan" which is a "pension plan," as such terms are defined in Sections 3(37) and 3(2) of ERISA, respectively, ("Multiemployer Plan") and neither Shore Bancshares nor any of the Shore Subsidiaries has any current, contingent or potential liability with respect to any such plan;

         (m) no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any plan since the effective date of ERISA, other than a reportable event for which the 30 days notice requirement under regulations of the PBGC has been waived;

         (n) there are no pending or threatened claims by or disputes with any participants or beneficiaries of the plans, except plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans) and as to which no dispute exists;

         (o) Shore Bancshares has no knowledge of any facts which could give rise to any claims against any plan or any fiduciary of any plan, except for plan benefit claims which arise in the normal course of the operations of the plans (other than terminated plans) and are not disputed;

         (p) neither Shore Bancshares nor any of the Shore Subsidiaries nor any fiduciary of any plan has given notice to any fiduciary liability insurer of any claims or potential claims in connection with any of the plans;

         (q) except as previously disclosed in writing to Talbot
      Bancshares as plans that cannot be amended or terminated, each of the plans may effectively be terminated or amended, in any manner and at any time, without further accrual of liability to its participants, by its sponsoring or participating employer;

         (r) neither Shore Bancshares nor any of the Shore Subsidiaries has provided, nor is required to provide, security to any pension plan or to any single-employer plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

         (s) there has been no announcement or legally binding commitment by Shore Bancshares or any of the Shore Subsidiaries to create an additional plan, or to amend a plan except for amendments required by applicable law which do not materially increase the cost of such plan;

         (t) as to any terminated plans, all obligations for plan benefits or other liabilities have been satisfied in full;

         (u) none of the plans contains any provision which would prohibit the transactions contemplated by this Plan or which, except as previously disclosed in writing to Talbot Bancshares, would give rise to any severance, termination, or other payments or liabilities, or any forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligations to fund benefits as a result of the transactions contemplated by this Plan; no payment that is owed or may become due any director, officer, employee, independent contractor or agent of Shore Bancshares or any of the Shore Subsidiaries in connection with a plan will be non-deductible to the payor under Section 280G of the Code, and none of the Shore Subsidiaries, Talbot Subsidiaries (as defined in Section 4.1), Shore Bancshares and Talbot Bancshares will be required to "gross up" or otherwise compensate any person in connection with a plan because of the imposition of any excise tax under Section 4999 of the Code; and

         (v) no plan is funded by, associated with, or related to a "voluntary employees' beneficiary association" within the meaning of
      Section 501(c)(9) of the Code.

       3.13. Related Party Transactions. Except as disclosed on a list previously provided to Talbot Bancshares, neither Shore Bancshares nor any of the Shore Subsidiaries has any contract, extension of credit, business arrangement, or other relationship of any kind with any of the following persons: (a) any executive officer or director of Shore Bancshares or any of the Shore Subsidiaries; (b) any stockholder owning five percent or more of the outstanding Common Stock of Shore Bancshares; or (c) any "affiliate" (as defined in the Securities and Exchange Commission (the "SEC") Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five percent or greater equity owner.

       3.14. No Conflict with Other Documents. Except as disclosed on a list previously provided to Talbot Bancshares, neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or default or acceleration of, or be in conflict with, any terms of any contract or other instrument to which Shore Bancshares or any of the Shore Subsidiaries is a party, or of any judgment, decree, or order applicable to Shore Bancshares or any of the Shore Subsidiaries, or result in the creation of any lien, charge, or encumbrance upon any of their properties or assets, except for any of the foregoing which would not have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole.

       3.15. Compliance with Laws; Governmental Authorizations. (a) Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole, (i) Shore Bancshares and each of the Shore Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to Shore Bancshares, the Shore Subsidiaries, or any of their properties; and
    (ii) all permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals necessary for the conduct of the business of Shore Bancshares and the Shore Subsidiaries as now conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Shore Bancshares' knowledge, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof. Except as disclosed on a list previously provided to Talbot Bancshares, neither Shore Bancshares nor any of the Shore Subsidiaries engages in any business or owns any assets that may not be engaged in or owned by a registered bank holding company, a national banking association, or their subsidiaries or affiliates.

       (b) Since January 1, 1995, Shore Bancshares has filed all reports that it was required to file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form, or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that information as of a later date shall be deemed to modify information as of an earlier date.

       3.16. Authority; Enforceability. The execution, delivery, and performance of this Plan by Shore Bancshares have been duly and validly authorized by its Board of Directors, subject only to requisite approval by the stockholders of Shore Bancshares and appropriate governmental regulatory authorities. This Plan is a valid and binding agreement of Shore Bancshares, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       3.17. Insurance. All insurance policies held by Shore Bancshares and the Shore Subsidiaries relating to their operations (except for title insurance policies), including without limitation all financial institutions bonds, are set forth on a list previously provided to Talbot Bancshares. All such policies are in full force and effect. Neither Shore Bancshares nor any of the Shore Subsidiaries has received any notice of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers; provided, however, that Shore Bancshares makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

       3.18. Financial Institutions Bond. Since April 1, 1994, Shore Bancshares and the Shore Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds insuring Shore Bancshares and the Shore Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date, and Shore Bancshares is not aware of any fact or condition now existing which forms the basis of a claim under any such bond. Shore Bancshares and the Shore Subsidiaries have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that Shore Bancshares makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

       3.19. Brokers; Financial Advisor. All negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by Shore Bancshares directly or through its counsel or financial advisor, and there has been no intervention of any person as the result of any action of Shore Bancshares (and, so far as known to Shore Bancshares, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment (other than to its financial advisor, Garland McPherson & Associates, Inc. ("GM&A")). A copy of the agreement with GM&A which has been engaged by Shore Bancshares as its financial advisor and to deliver an opinion as to the fairness of the transactions contemplated by this Plan to Shore Bancshares has been previously delivered to Talbot Bancshares.

       3.20. Beneficial Ownership of Talbot Bancshares Common Stock. As of the date hereof, Shore Bancshares does not beneficially own any shares of Talbot Bancshares Common Stock or have any option, warrant, or right of any kind to acquire the beneficial ownership of any Talbot
    Bancshares Common Stock.

       3.21. Year 2000. Shore Bancshares has carried out a review to evaluate the extent to which the business or operations of Shore Bancshares or any of the Shore Subsidiaries will be affected by the Year 2000 Problem (as defined below). As a result of such review, Shore Bancshares has no reason to believe, and does not believe, that the Year 2000 Problem will have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Shore Bancshares and the Shore Subsidiaries, taken as a whole. Shore Bancshares reasonably believes that the suppliers, vendors, customers or other material third parties used or served by Shore Bancshares and the Shore Subsidiaries are addressing or will address the Year 2000 Problem in a timely manner. Shore Bancshares is in compliance with all applicable requirements of any Governmental Entity relating to the Year 2000 Problem and has not received any correspondence from or provided any written information to any Governmental Entity relating to the Year 2000 Problem. "Year 2000 Problem" means the risk that computer hardware or software applications will not record, store, process, calculate and present calendar dates falling on and after January 1, 2000, and calculate information dependent upon or relating to such dates, in the same manner and with the same functionality, data integrity and performance as such products record, store, process, calculate and present calendar dates falling on or before December 31, 1999, and calculate information dependent on or relating to such dates.

       3.22 Reports. Shore Bancshares and each of the Shore Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with (i) the Federal Reserve, (ii) the Federal Deposit Insurance Corporation ("FDIC") and/or Office of the Comptroller of the Currency ("OCC"), (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) and any self-regulatory organization ("SRO") (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Shore Bancshares and the Shore Subsidiaries, and no Regulatory Agency has initiated any proceeding or investigation into the business or operations of Shore Bancshares or the Shore Subsidiaries since January 1, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Shore Bancshares or the Shore Subsidiaries.

       3.23 Agreements with Regulatory Agencies. Neither Shore Bancshares nor the Shore Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each "Company Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Shore Bancshares or the Shore Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Company Regulatory Agreement.

       3.24 State Takeover Laws and Control Share Acquisition Act. The Board of Directors of Shore Bancshares has approved this Plan, the Shore Bancshares Option Agreement and the transactions contemplated hereby prior to the date of this Plan such that the provisions of Sections 3-602 and 3-702 of the MGCL will not apply to this Plan, or the Shore Bancshares Option Agreement or any of the transactions contemplated hereby or thereby.

     4. Representations and Warranties of Talbot Bancshares. Talbot Bancshares represents and warrants to Shore Bancshares as follows:

       4.1. Organization, Standing, and Capitalization of Talbot Bancshares and the Talbot Subsidiaries. (a) Talbot Bancshares is a duly organized and validly existing corporation and is in good standing under the laws of the State of Maryland. Talbot Bancshares has the corporate power and authority to own and hold its material properties and to carry on its business as it is now being conducted. Talbot Bancshares is a financial holding company under the Bank Holding Company Act of 1956, as amended. Talbot Bancshares has no subsidiaries or directly or indirectly affiliated companies and is not a party to any joint venture or partnership other than as set forth on a list previously provided to Shore Bancshares (collectively, the "Talbot Subsidiaries").

       (b) Talbot Bank is a duly organized and validly existing Maryland commercial bank and is in good standing under the laws of the State of Maryland. The deposits of Talbot Bank are insured under the provisions of the Federal Deposit Insurance Act, as amended (100% by the bank insurance fund). Each of the other Talbot Subsidiaries is a duly organized and validly existing corporation or other entity and is in good standing under the laws of the jurisdiction of its incorporation or organization as set forth on the list previously provided to Shore Bancshares. Talbot Bank does not exercise any fiduciary powers. Each of the Talbot Subsidiaries has the power (corporate or other) and authority to own and hold its material properties and to carry on its business as it is now being conducted. All outstanding shares of capital stock or other equity interests of all of the Talbot Subsidiaries are validly issued, fully paid, and non-assessable. Except as set forth on a list previously provided to Shore Bancshares, each of the Talbot Subsidiaries is wholly owned by its parent. There are no outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the capital stock or other equity interests of any of the Talbot Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of the capital stock or other equity interests of any of the Talbot Subsidiaries. Except as set forth on a list previously provided to Shore Bancshares, none of the Talbot Subsidiaries is a party to any joint venture or partnership.

       (c) Copies of all organizational documents and by-laws of Talbot Bancshares and each of the Talbot Subsidiaries have been previously provided to Shore Bancshares, and all such copies are true and correct as of the date hereof. The minute books of Talbot Bancshares and each of the Talbot Subsidiaries, which have been made available to Shore Bancshares for inspection, are complete in all material respects and accurately record the actions taken by the stockholders and directors of Talbot Bancshares and each of the Talbot Subsidiaries.

       (d) The authorized capital stock of Talbot Bancshares consists exclusively of 25,000,000 shares of Common Stock, par value $.01 per share, 1,194,876 of which shares are outstanding at July 25, 2000. All outstanding shares of Talbot Bancshares Common Stock are validly issued, fully paid, and non assessable. Talbot Bancshares has reserved 125,000 shares of its Common Stock for issuance under its stock option plans. On July 25, 2000, there were outstanding options to purchase 37,344 shares of Talbot Bancshares Common Stock at prices ranging from $19.50 to $25.00 pursuant to these stock option plans. Except for the option to be granted to Shore Bancshares pursuant to the Stock Option Agreement attached as Appendix V and as set forth on a list previously provided to Shore Bancshares, there are no other outstanding options, warrants, rights, or obligations of any kind entitling the holder thereof to acquire shares of the Common Stock of Talbot Bancshares, and there are no outstanding securities or instruments of any kind that are convertible into shares of the Common Stock of Talbot Bancshares.

       4.2. Financial Statements. Talbot Bancshares has previously provided to Shore Bancshares copies of the Consolidated Financial Statements of Talbot Bancshares and the Talbot Subsidiaries at December 31, 1995, 1996, 1997, 1998, and 1999 and for each of the years then ended, as reported upon by Stegman & Company, and at March 31, 1999 and 2000 and for each of the three month periods then ended, all of which are true and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such consolidated financial statements and present fairly the financial position, results of operations, cash flows, and changes in stockholders' equity of Talbot Bancshares and the Talbot Subsidiaries at the dates of and for the periods covered by such financial statements.

       4.3. Taxes. Copies of the tax returns for federal, state, county, municipal, or foreign taxing authorities for the taxable year ended December 31, 1995 and all taxable years through and including December 31, 1999 for Talbot Bancshares and the Talbot Subsidiaries have been previously provided to Shore Bancshares. Talbot Bancshares and the Talbot Subsidiaries have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) and have paid or reserved for all taxes shown to be due on such returns and all penalties and interest payable in respect thereof. Except as disclosed in writing to Shore Bancshares, since January 1, 1995 neither Talbot Bancshares nor any of the Talbot Subsidiaries have received from any taxing authority any notice of deficiency or assessment of additional taxes not paid or any notice of an intention to commence an examination or audit of its tax returns, and no tax audits by any taxing authority are in process. Except as disclosed in writing to Shore Bancshares, since January 1, 1995 neither Talbot Bancshares nor any of the Talbot Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal, or foreign income tax. The accruals and reserves reflected in the consolidated financial statements which Talbot Bancshares has provided to Shore Bancshares as described in
    Section 4.2 are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of the operations of Talbot Bancshares and the Talbot Subsidiaries for all periods prior to the date of such consolidated financial statements. For purposes of this Section 4.3, any reference to the Talbot Subsidiaries shall be deemed to include any entity previously identified on the list delivered to Shore Bancshares pursuant to 4.1(a) and 4.1(b).

       4.4. No Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements delivered under Section 4.2, neither Talbot Bancshares nor any of the Talbot Subsidiaries at the dates of such consolidated financial statements had any material liabilities or obligations (whether accrued, absolute, or contingent) required under generally accepted accounting principles to be reflected thereon which would materially and adversely affect the fair presentation of such financial statements. Neither Talbot Bancshares nor any of the Talbot Subsidiaries has incurred any liability since the date of the consolidated financial statements delivered under Section 4.2 (including any liability for taxes) which would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole, other than liabilities which have been incurred in the ordinary course of business.

       4.5. Absence of Certain Changes or Events. Except as previously disclosed in writing to Shore Bancshares, since December 31, 1999 there has not been:

         (a) Any materially adverse change in the financial position, results of operations, assets, liabilities, or business of Talbot Bancshares or the Talbot Subsidiaries, other than changes in the ordinary course of business;

         (b) any increase in salaries or wages of directors, officers, or employees of Talbot Bancshares or the Talbot Subsidiaries other than in the ordinary course of business; or any establishment or increase of any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement payments, profit sharing, or similar agreement or benefit, authorized, granted, or accrued to any directors, officers, or employees of Talbot Bancshares or the Talbot Subsidiaries other than in the ordinary course of business; or

         (c) any declaration, payment, or set aside by Talbot Bancshares of any dividend or distribution in respect of its Common Stock (other than regular quarterly cash dividends), or any purchase, issuance, or sale by Talbot Bancshares of any of its Common Stock.

       4.6. Complete and Accurate Disclosure. Neither this Plan (insofar as it relates to Talbot Bancshares and the Talbot Subsidiaries, the Common Stock of Talbot Bancshares, and the involvement of Talbot Bancshares in the transactions contemplated hereby) nor any financial statement, schedule, certificate, or other statement or document previously disclosed in writing under this Agreement delivered by Talbot Bancshares to Shore Bancshares in connection with this Plan, when considered in the aggregate, contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

       4.7. Title to Properties; Absence of Liens and Encumbrances; Compliance with Laws. Except as previously disclosed in writing to Shore Bancshares, Talbot Bancshares and each of the Talbot Subsidiaries has good and marketable title to all of their respective properties and assets, including those reflected in the consolidated financial statements delivered pursuant to Section 4.2, except as sold or otherwise disposed of for fair value and only in the ordinary course of business, free and clear of all liens and encumbrances, except (i) with respect to property as to which they are lessees, (ii) with respect to real estate owned by Talbot Bancshares or the Talbot Subsidiaries, for use, occupancy, and similar restrictions of public record that may be observed by an inspection of the property, and such other utility and other easements and encumbrances as do not materially adversely affect the fair market value of such real property, and (iii) liens to secure borrowings, liens to secure governmental deposits, and liens for current taxes not yet due and payable. Neither Talbot Bancshares nor any of the Talbot Subsidiaries owns or leases real property except as previously disclosed in writing to Shore Bancshares, and is not in default under any material lease of real or personal property to which it is a party. As of the date hereof, except as previously disclosed in writing to Shore Bancshares, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated, or leased by Talbot Bancshares or any of the Talbot Subsidiaries are (x) in good repair, order, and condition, except for depletion, depreciation, and ordinary wear and tear, (y) suitable for the uses for which they were intended, and (z) free from any known structural defects. As of the date hereof, there are no laws, conditions of record, or other impediments which materially interfere with the intended uses by Talbot Bancshares or any of the Talbot Subsidiaries of the real property or tangible personal property owned or leased by it, except as previously disclosed in writing to Shore Bancshares. Neither Talbot Bancshares nor any of the Talbot Subsidiaries have received any notice of any violation of any applicable law, building code, zoning ordinance, or other similar law. Talbot Bancshares and the Talbot Subsidiaries own or have the rights to use all real and personal properties and assets that are material to the conduct of the business as now conducted of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole.

       4.8. Contracts. Except for the plans, contracts, and agreements of Talbot Bancshares and the Talbot Subsidiaries (or of any plan under Section 4.8(b)) set forth on the list previously provided to Shore Bancshares, neither Talbot Bancshares nor any of the Talbot Subsidiaries (nor any plan under Section 4.8(b)) is a party to or subject to:

         (a) Any employment, consultation, or compensation contract or arrangement (other than those terminable at will) with any officer, consultant, director, or employee;

         (b) any plan, contract, program, understanding, or agreement providing for bonuses, pensions, severance pay, executive compensation, options, stock purchases, or any other form of retirement, incentive or deferred compensation, retirement payments, death benefits, profit sharing, branch closing benefits, workers' compensation, tuition reimbursement or scholarship program, any plans providing benefits or payments in the event of a change in control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of Talbot Bancshares or any of the Talbot Subsidiaries, or any health, accident, disability, sick leave, vacation pay, life insurance, or other welfare benefit, or any other employee or retired employee benefit (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) in which any current or former employee, director, or agent (or beneficiary of any of them) of Talbot Bancshares or any of the Talbot Subsidiaries is or was, within the last six years, entitled to participate;

         (c) any contract or agreement with any labor union;

         (d) any lease of real or personal property with annual rentals in excess of $15,000;

         (e) any agreement for services in excess of $30,000 per year or for the purchase or disposition of any equipment or supplies except individual purchase orders for office supplies incurred in the ordinary course of business of $10,000 or less;

         (f) any instrument evidencing or relating to indebtedness for borrowed money except for customer accounts, deposits, certificates of deposit, federal funds purchased, repurchase agreements and the like which may be construed as borrowings and except for loans made by Talbot Bank as lender in the ordinary course of its business;

         (g) any lease or other contract containing covenants not to enter into or consummate the transactions contemplated hereby or which provides for payments in excess of $2,000 and will be terminated or violated by the Merger or in respect of which the Merger would cause a default or acceleration of obligations; or

         (h) any other contract or agreement not of the type covered by any of the other specific terms of this Section 4.8 obligating Talbot Bancshares or any Talbot Subsidiary to expenditures in excess of $25,000.

    Each of the instruments set forth on the list previously provided to Shore Bancshares is valid and in full force and effect. Neither Talbot Bancshares nor any of the Talbot Subsidiaries are in default nor have any of them received any notice that they are in default, nor to their actual knowledge is any other party in default, under any material agreements, instruments, or obligations to which Talbot Bancshares or any of the Talbot Subsidiaries is a party or by which they are bound.

       4.9. Litigation, Etc. Except as set forth on the list previously provided to Shore Bancshares, (a) there is no litigation, proceeding, or investigation pending or, to the knowledge of Talbot Bancshares, threatened against Talbot Bancshares or any of the Talbot Subsidiaries which would result in any materially adverse change in the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole; (b) there are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements, or memoranda of understanding issued by any federal, state, or local court or governmental authority or arbitration tribunal issued against or with the consent of Talbot Bancshares or any of the Talbot Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects or that in any manner restrict Talbot Bancshares' right to carry on its business or that of the Talbot Subsidiaries as now conducted; and (c) Talbot Bancshares is aware of no fact or condition now existing that might give rise to any litigation, investigation, or proceeding which, if determined adversely to Talbot Bancshares or any of the Talbot Subsidiaries, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations, or future prospects of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole, or would restrict in any manner Talbot Bancshares' right to carry on its business or that of the Talbot Subsidiaries as now conducted. Talbot Bancshares has set forth on the list previously provided to Shore Bancshares all litigation in which Talbot Bancshares or any of the Talbot Subsidiaries is involved as a party (other than bankruptcy proceedings in which Talbot Bancshares or any of the Talbot Subsidiaries has filed proofs of claim or routine collection and foreclosure suits initiated in the ordinary course of business).

       4.10. Environmental Matters. (a) Except as previously disclosed in writing to Shore Bancshares or as would not individually or in the aggregate have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole:

         (i) neither Talbot Bancshares nor any of the Talbot Subsidiaries has received any written notices, demand letters, or written requests for information from any Governmental Entity or any third party indicating that Talbot Bancshares or any Talbot Subsidiary may be in violation of, or liable under, any Environmental Law;

         (ii) there are no civil, criminal, or administrative actions, suits, demands, claims, hearings, investigations, or proceedings pending or to the knowledge of Talbot Bancshares threatened against Talbot Bancshares or any Talbot Subsidiary alleging that they may be in violation of, or liable under, any Environmental Law;

         (iii) no reports have been filed with any Governmental Entity, nor to the knowledge of Talbot Bancshares are any reports required to be filed with any Governmental Entity, concerning the release of any Hazardous Substance or the violation of any Environmental Law on or at any of the Properties of Talbot Bancshares or any of the Talbot Subsidiaries;

         (iv) except as previously disclosed in writing to Shore Bancshares, there are no underground storage tanks on, in, or under any of the Properties of Talbot Bancshares or any of the Talbot Subsidiaries, and no underground storage tanks have been closed or removed from any Property of Talbot Bancshares or any of the Talbot Subsidiaries while such Property was owned or operated by Talbot Bancshares or any of the Talbot Subsidiaries;

         (v) except as previously disclosed in writing to Shore
      Bancshares, no Hazardous Substance has been generated, used, stored, processed, disposed of, or discharged on or into any of the Properties of Talbot Bancshares or any of the Talbot Subsidiaries, except for the lawful storage and use of such hazardous substances as are used in the everyday business of a bank office; and

         (vi) except as previously disclosed in writing to Shore
      Bancshares, no materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the Properties of Talbot Bancshares or any of the Talbot Subsidiaries.

       (b) There are no permits or licenses or agency filings or reports required under any Environmental Law in respect of any operation of Talbot Bancshares or any of the Talbot Subsidiaries or in respect of the Properties of Talbot Bancshares or any of the Talbot Subsidiaries the absence or violation of which could, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole.

       (c) Talbot Bancshares and each of the Talbot Subsidiaries are and have been in compliance with all Environmental Laws except for such noncompliance as would not, individually or in the aggregate, have a materially adverse effect on the condition (financial or otherwise), assets, liabilities, business or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole.

       (d) Talbot Bancshares has previously provided to Shore Bancshares a copy of any current policy regarding compliance with Environmental Laws and its policies on screening proposed collateral for potential environmental liabilities.

       (e) Copies of each environmental site assessment report possessed or available to Talbot Bancshares prepared in connection with any of the Properties of Talbot Bancshares or any of the Talbot Subsidiaries have been previously provided to Shore Bancshares.

       (f) Neither Talbot Bancshares nor any of the Talbot Subsidiaries is an "owner or operator" of any property in which it or they hold or have held a security interest, as that term is defined under CERCLA.

       4.11. Labor Matters. To Talbot Bancshares' knowledge, no organization effort with respect to any of the employees of Talbot Bancshares or any of the Talbot Subsidiaries is pending or threatened, and no labor dispute, strike, work stoppage, employee action, or labor relation problem which may materially affect Talbot Bancshares or any of the Talbot Subsidiaries currently is pending or threatened. Since January 1, 1995, Talbot Bancshares and each of the Talbot Subsidiaries have at all times in all material respects complied with all applicable employee termination notice and similar laws. Since January 1, 1995, Talbot Bancshares and each of the Talbot Subsidiaries have at all times complied in all material respects with all applicable family medical leave and similar laws. If applicable, Talbot Bancshares and each of the Talbot Subsidiaries have at all times complied in all material respects with all applicable requirements of the Worker Adjustment and Retraining Notification Act and all similar state laws.

       4.12. Pension and Welfare Matters. With respect to the plans, contracts, programs, understandings, or agreements identified pursuant to Sections 4.8(a) and (b) (for purposes of this Section 4.12, the "plans"):

         (a) Talbot Bancshares has clearly identified on the list previously provided to Shore Bancshares all of the plans which are
      (i) Multiemployer Plans, (ii) Multiple Employer Plans, (iii) plans other than Multiemployer Plans and Multiple Employer Plans that are subject to Section 412 of the Code, (iv) plans intended to qualify under Section 401(a) of the Code, and (v) "welfare benefit plans" within the meaning of Section 3(1) of ERISA which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment except coverage or benefits required by Section 4980B of the Code if paid 100% by the participant;

         (b) true, correct and complete copies of the following documents, with respect to each of the plans have been made available or delivered to Shore Bancshares: (i) all plan documents, including trust agreements, insurance policies, loan documents, and service agreements and amendments thereto, (ii) the most recent Forms 5500 and any financial statements attached thereto and those for the prior three years, (iii) the last Internal Revenue Service determination letter and the application with respect thereto, (iv) summary plan descriptions, (v) the most recent actuarial statements and those for the prior three years, (vi) written descriptions of all non-written agreements relating to any such plan, as applicable, for Talbot Bancshares and each of the Talbot Subsidiaries, and (vii) all filings with a governmental agency or entity within the last three years, including, without limitation, filings under the voluntary or other compliance programs of the U.S. Department of Labor or the Internal Revenue Service;

         (c) each of the plans has been operated in all material respects in accordance with its terms and in accordance with all applicable laws including, but not limited to, ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, and state health care continuation laws;

         (d) all reporting and disclosure requirements of ERISA imposed upon each such plan have been complied with in all material respects, and all required governmental filings, including registration and other filings under applicable securities law, have been made with respect to the plans;

         (e) none of (i) the plans, (ii) the Talbot Subsidiaries, and
      (iii) Talbot Bancshares, and to Talbot Bancshares' knowledge, (x) no current or former director, officer, employee, agent, or representative of Talbot Bancshares or any of the Talbot Subsidiaries, and (y) no fiduciary, "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in
      Section 4975 of the Code) with respect to any of the plans has engaged in any non-exempt "prohibited transaction" in connection with any of the plans within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA;

         (f) none of the plans has any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to the latest five plan years, nor any liability to the PBGC (other than normal premium payments);

         (g) with respect to plans which are pension plans (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, the assets of each such funded plans equal or exceed the liabilities (as defined in Section 4001(a)(16) of ERISA) under such plans when such liabilities are valued on a termination basis using PBGC interest and other assumptions;

         (h) no contributions to any of the plans from Talbot Bancshares or any of the Talbot Subsidiaries are currently past due and, if applicable, all past service and other liabilities currently existing but payable in the future, if any, are reflected in the latest actuarial report in accordance with sound actuarial principles;

         (i) no audits, proceedings, investigations, filings, or other matters (excluding any determination letter application that has been or may be filed prior to the Effective Date) are pending before the IRS, the Department of Labor, the PBGC, or other public or quasi-public body in connection with any such plans;

         (j) each plan intended to qualify under Section 401(a) of the Code is so qualified and the trust maintained pursuant thereto is exempt from taxation under Section 501 of the Code and nothing has occurred with respect to the operation or administration of such plan which would cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code that could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole, or on such plan;

         (k) except as previously disclosed in writing to Shore Bancshares, through the Effective Date, there will be no changes in the operation of the plans or in the documents constituting or affecting the plans except for amendments and operational changes required by applicable law which do not materially increase the cost of such plans;

         (l) no employees, former employees, or retired employees of Talbot Bancshares or any of the Talbot Subsidiaries, as a result of their employment with Talbot Bancshares or any of the Talbot Subsidiaries, are participants in any Multiemployer Plan and neither Talbot Bancshares nor any of the Talbot Subsidiaries has any current, contingent or potential liability with respect to any such plan;

         (m) no "reportable event," as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any plan since the effective date of ERISA, other than a reportable event for which the 30 days notice requirement under regulations of the PBGC has been waived;

         (n) there are no pending or threatened claims by or disputes with any participants or beneficiaries of the plans, except plan benefit claims arising in the normal course of the operations of the plans (other than terminated plans) and as to which no dispute exists;

         (o) Talbot Bancshares has no knowledge of any facts which could give rise to any claims against any plan or any fiduciary of any plan, except for plan benefit claims which arise in the normal course of the operations of the plans (other than terminated plans) and are not disputed;

         (p) neither Talbot Bancshares nor any of the Talbot Subsidiaries nor any fiduciary of any plan has given notice to any fiduciary liability insurer of any claims or potential claims in connection with any of the plans;

         (q) except as previously disclosed in writing to Shore Bancshares as plans that cannot be amended or terminated, each of the plans may effectively be terminated or amended, in any manner and at any time, without further accrual of liability to its participants, by its sponsoring or participating employer;

         (r) neither Talbot Bancshares nor any of the Talbot Subsidiaries has provided, nor is required to provide, security to any pension plan or to any single-employer plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA;

         (s) there has been no announcement or legally binding commitment by Talbot Bancshares or any of the Talbot Subsidiaries to create an additional plan, or to amend a plan except for amendments required by applicable law which do not materially increase the cost of such plan;

         (t) as to any terminated plans, all obligations for plan benefits or other liabilities have been satisfied in full;

         (u) none of the plans contains any provision which would prohibit the transactions contemplated by this Plan or which, except as previously disclosed in writing to Shore Bancshares, would give rise to any severance, termination, or other payments or liabilities, or any forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligations to fund benefits as a result of the transactions contemplated by this Plan; no payment that is owed or may become due any director, officer, employee, or agent of Talbot Bancshares or any of the Talbot Subsidiaries in connection with a plan will be non-deductible to the payor under Section 280G of the Code, and none of the Talbot Subsidiaries, Shore Subsidiaries, Talbot Bancshares or Shore Bancshares will be required to "gross up" or otherwise compensate any person in connection with a plan because of the imposition of any excise tax under Section 4999 of the Code; and

         (v) no plan is funded by, associated with, or related to a "voluntary employees' beneficiary association" within the meaning of
      Section 501(c)(9) of the Code.

       4.13. Related Party Transactions. Except as disclosed on a list previously provided to Shore Bancshares, neither Talbot Bancshares nor any of the Talbot Subsidiaries has any contract, extension of credit, business arrangement, or other relationship of any kind with any of the following persons: (a) any executive officer or director of Talbot Bancshares or any of the Talbot Subsidiaries; (b) any stockholder owning five percent or more of the outstanding Common Stock of Talbot Bancshares; or (c) any "affiliate" (as defined in the SEC Rule 405) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee, or five percent or greater equity owner.

       4.14. No Conflict with Other Documents. Except as disclosed on a list previously provided to Shore Bancshares, neither the execution and delivery of this Plan nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, or default or acceleration of, or be in conflict with, any terms of any contract or other instrument to which Talbot Bancshares or any of the Talbot Subsidiaries is a party, or of any judgment, decree, or order applicable to Talbot Bancshares or any of the Talbot Subsidiaries, or result in the creation of any lien, charge, or encumbrance upon any of their properties or assets, except for any of the foregoing which would not have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole.

       4.15. Compliance with Laws; Governmental Authorizations. (a) Except where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole, (i) Talbot Bancshares and each of the Talbot Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants franchises, licenses, and other governmental authorizations or approvals applicable to Talbot Bancshares, the Talbot Subsidiaries, or any of their properties; and (ii) all permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals necessary for the conduct of the business of Talbot Bancshares and the Talbot Subsidiaries as now conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Talbot Bancshares' knowledge, threatened which may result in the revocation, cancellation, suspension, or materially adverse modification of any thereof. Except as disclosed on a list previously provided to Shore Bancshares, neither Talbot Bancshares nor any of the Talbot Subsidiaries engages in any business or owns any assets that may not be engaged in or owned by a registered bank holding company, a commercial bank, or their subsidiaries or affiliates.

       (b) Since January 1, 1995 Talbot Bancshares has filed all reports that it was required to file with the SEC under the Exchange Act, all of which complied in all material respects with all applicable requirements of the Exchange Act and the rules and regulations adopted thereunder. As of their respective dates, each such report, statement, form, or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that information as of a later date shall be deemed to modify information as of an earlier date.

       4.16. Authority; Enforceability. The execution, delivery, and performance of this Plan by Talbot Bancshares have been duly and validly authorized by its Board of Directors, subject only to requisite approval by the stockholders of Talbot Bancshares and appropriate governmental regulatory authorities. This Plan is a valid and binding agreement of Talbot Bancshares, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       4.17. Insurance. All insurance policies held by Talbot Bancshares and the Talbot Subsidiaries relating to their operations (except for title insurance policies), including without limitation all financial institutions bonds, are set forth on a list previously provided to Shore Bancshares. All such policies are in full force and effect. Neither Talbot Bancshares nor any of the Talbot Subsidiaries has received any notice of cancellation with respect to any such policies and has no reason to expect that it will receive a notice of cancellation from any of its present insurance carriers; provided, however, that Talbot Bancshares makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

       4.18. Financial Institutions Bond. Since April 1, 1994, Talbot Bancshares and the Talbot Subsidiaries have continuously maintained in full force and effect one or more financial institutions bonds insuring Talbot Bancshares and the Talbot Subsidiaries against acts of dishonesty by each of their employees. No claim has been made under any such bond since such date, and Talbot Bancshares is not aware of any fact or condition now existing which forms the basis of a claim under any such bond. Talbot Bancshares and the Talbot Subsidiaries have no reason to expect that their present financial institutions bond or bonds will not be renewed by their carrier on substantially the same terms as those now in effect; provided, however, that Talbot Bancshares makes no representation as to the effect of this Plan or the Merger on its present financial institutions bond or bonds.

       4.19. Brokers; Financial Advisor. All negotiations relating to this Plan and the transactions contemplated hereunder have been carried on by Talbot Bancshares directly or through its counsel or financial advisor, and there has been no intervention of any person as the result of any action of Talbot Bancshares (and, so far as known to Talbot Bancshares, no intervention of any other person) in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment (other than to its financial advisor, Danielson Associates Inc. ("Danielson")). A copy of the agreement with Danielson which has been engaged by Talbot Bancshares as its financial advisor and to deliver an opinion as to the fairness of the transactions contemplated by this Plan to Talbot Bancshares has been previously delivered to Shore Bancshares.

       4.20. Beneficial Ownership of Shore Bancshares Common Stock. As of the date hereof, Talbot Bancshares does not beneficially own any shares of Shore Bancshares Common Stock or have any option, warrant, or right of any kind to acquire the beneficial ownership of any Shore Bancshares Common Stock.

       4.21. Year 2000. Talbot Bancshares has carried out a review to evaluate the extent to which the business or operations of Talbot Bancshares or any of the Talbot Subsidiaries will be affected by the Year 2000 Problem. As a result of such review, Talbot Bancshares has no reason to believe, and does not believe, that the Year 2000 Problem will have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, or operations of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole. Talbot Bancshares reasonably believes that the suppliers, vendors, customers or other material third parties used or served by Talbot Bancshares and the Talbot Subsidiaries are addressing or will address the Year 2000 Problem in a timely manner. Talbot Bancshares is in compliance with all applicable requirements of any Governmental Entity relating to the Year 2000 Problem and has not received any correspondence from or provided any written information to any Governmental Entity relating to the Year 2000 Problem.

       4.22. Reports. Talbot Bancshares and the Talbot Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with (i) the Federal Reserve,
    (ii) the FDIC and/or OCC, (iii) any State Regulator, and (iv) and any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Talbot Bancshares and the Talbot Subsidiaries, and no Regulatory Agency has initiated any proceeding or investigation into the business or operations of Talbot Bancshares or the Talbot Subsidiaries since January 1, 1995. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Talbot Bancshares or the Talbot Subsidiaries.

       4.23. Agreements with Regulatory Agencies. Neither Talbot Bancshares nor the Talbot Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any Company Regulatory Agreement with any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Talbot Bancshares or the Talbot Subsidiaries been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Company Regulatory Agreement.

       4.24. State Takeover Laws and Control Share Acquisition Act. The Board of Directors of Talbot Bancshares has approved this Plan, the Talbot Bancshares Option Agreement and the transactions contemplated hereby prior to the date of this Plan such that the provisions of Sections 3-602 and 3-702 of the MGCL will not apply to this Plan, or the Talbot Bancshares Option Agreement or any of the transactions contemplated hereby or thereby.

     5. Covenants of Shore Bancshares. Except as otherwise consented to in writing by Talbot Bancshares after the date of this Plan, Shore Bancshares covenants to and agrees with Talbot Bancshares as follows:

       5.1. Information. (a) Shore Bancshares shall, upon reasonable notice, give to Talbot Bancshares and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during Shore Bancshares' and the Shore Subsidiaries' normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. Shore Bancshares and the Shore Subsidiaries will, at their own expense, furnish Talbot Bancshares during such period with all such information concerning their affairs as Talbot Bancshares may reasonably request, including information for use in determining if the conditions of Section 7.1 through Section 7.9 have been satisfied, necessary to prepare the regulatory filings or applications to be filed with governmental regulatory authorities to obtain the approvals referred to in Section 2, and for use in any other necessary filings to be made with appropriate governmental regulatory authorities.

       (b) Shore Bancshares acknowledges that information received by it concerning Talbot Bancshares and the Talbot Subsidiaries and their operations is subject to the Confidentiality Agreement dated February 15, 2000 between Talbot Bancshares and Shore Bancshares (the "Confidentiality Agreement"). Without limiting the foregoing, Shore Bancshares will not, and will cause its representatives not to, use any information obtained pursuant to Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, Shore Bancshares will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 6.1 unless such information (i) was already known to Shore Bancshares, (ii) becomes available to Shore Bancshares from other sources not known by Shore Bancshares to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Talbot Bancshares and the Talbot Subsidiaries, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, Shore Bancshares shall promptly cause all copies of documents or extracts thereof containing information and data as to Talbot Bancshares and the Talbot Subsidiaries to be returned. In the event that this Plan has been terminated or the transactions contemplated hereby shall have failed to be consummated and Shore Bancshares or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to the Plan (the "Talbot Documentation"), Shore Bancshares shall provide Talbot Bancshares with prompt written notice of any such request or requirement so that Talbot Bancshares may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Shore Bancshares or any of its agents or representatives are compelled to disclose any of such Talbot Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Shore Bancshares or its agents or representatives may, without liability hereunder, disclose to such tribunal only that portion of the Talbot Documentation which Shore Bancshares' counsel advises Shore Bancshares is legally required to be disclosed, provided, that Shore Bancshares shall exercise its best efforts to preserve the confidentiality of the Talbot Documentation, including, without limitation, by cooperating with Talbot Bancshares to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Talbot Documentation by such tribunal.

       5.2. Events Preceding Effectiveness. Shore Bancshares and the Shore Subsidiaries will use commercially reasonable efforts to assure that each of the events specified in Section 2 which require action on its part shall occur on or before the Effective Date.

       5.3. Meeting of Stockholders of Shore Bancshares. Shore Bancshares will duly call and convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Shore Bancshares will recommend approval of this Plan and the Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in material compliance with all applicable laws. Shore Bancshares shall take all such steps as may be required to cause the transactions contemplated by this Plan and any other dispositions of Shore Bancshares equity securities (including derivative securities) or acquisitions of Shore Bancshares equity securities (including derivative securities) in connection with this Plan by each individual who (i) is a director or officer of Shore Bancshares or (ii) at the Effective Time, will become a director or officer of Shore Bancshares, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

       5.4. Conduct of Business. After the date of this Plan and pending the Effective Date, (a) Shore Bancshares and the Shore Subsidiaries will conduct their business only in the ordinary course; (b) Shore Bancshares and the Shore Subsidiaries shall not effect any change or amendment in their respective charters or by-laws; (c) except with respect to Shore Bancshares stock options outstanding on the date of this Plan which are or may become subject to exercise, Shore Bancshares and the Shore Subsidiaries shall not change their authorized, issued, or outstanding capital stock; (d) Shore Bancshares shall not declare cash dividends in respect of its Common Stock (except regular quarterly cash dividends not in excess of $0.20 per share); (e) except as previously disclosed in writing to Talbot Bancshares, Shore Bancshares and the Shore Subsidiaries shall not increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices), shall not establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present, or future officers or employees, other than additional premiums to obtain an extension of directors' and officers' liability coverage for six years (which Talbot Bancshares is authorized to obtain), and except as provided in this Plan, shall not modify the existing employment agreements with any officers or employees; (f) Shore Bancshares and the Shore Subsidiaries shall not make any change in any of their accounting policies or practices unless required by generally accepted accounting principles; and (g) Shore Bancshares and the Shore Subsidiaries shall not incur any liability for borrowed money except in the ordinary course of their banking business (i.e., may only incur variable rate loans with terms not greater than one year) or place upon or permit any lien or encumbrance upon any of their properties or assets except liens of the type permitted in the exceptions to Section 3.7. Pending the Effective Date, Shore Bancshares and the Shore Subsidiaries shall (x) use commercially reasonable efforts to preserve their business organization and assets and to keep available the services of their full-time officers and employees, (y) continue in effect the present method of conducting their business, and (z) advise Talbot Bancshares regarding decisions or actions in matters (i) other than those in the ordinary course of business, or (ii) except as previously disclosed in writing to Talbot Bancshares, involving any capital expenditures in excess of $25,000.

       5.5. Reservation of Shares. Shore Bancshares shall have reserved a sufficient number of shares of its Common Stock for issuance upon exercise of the option granted pursuant to the Stock Option Agreement attached as Appendix IV, which is to be executed by Talbot Bancshares and Shore Bancshares, and shall have taken all other actions necessary to fulfill its obligations thereunder.

       5.6. Regulatory Matters; Document Preparation. (a) Shore Bancshares and the Shore Subsidiaries, with the assistance of Talbot Bancshares, the Talbot Subsidiaries, and their representatives, will promptly prepare and file with the appropriate governmental regulatory authorities an application requesting the regulatory approvals referred to in Sections 2(d), 2(e), 2(f), and 2(g) and will use commercially reasonable efforts to secure favorable action on such applications, including without limitation commercially reasonable efforts to pursue an appeal of a denial of a regulatory approval. Shore Bancshares shall furnish Talbot Bancshares with copies of all such filings and shall promptly notify Talbot Bancshares of all communications, oral or written, with the governmental regulatory authorities concerning such applications.

       (b) Shore Bancshares shall furnish Talbot Bancshares with such information concerning Shore Bancshares and the Shore Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus (as defined in Section 6.6(b)), insofar as it relates to such corporations, to comply with Section 6.6(b). Shore Bancshares agrees promptly to advise Talbot Bancshares if, at any time prior to the Shore Bancshares or Talbot Bancshares stockholders' meetings, any information provided by Shore Bancshares in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Talbot Bancshares with the information needed to correct such inaccuracy or omission. Shore Bancshares shall furnish Talbot Bancshares with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Shore Bancshares and the Shore Subsidiaries, to comply with Section 6.6(b) after the mailing thereof to Shore Bancshares and Talbot Bancshares stockholders. The information provided and the representations made by Shore Bancshares to Talbot Bancshares in connection with the Proxy Statement/Prospectus, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Talbot Bancshares may rely upon all information provided to it by Shore Bancshares and its representatives in the preparation of the Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Proxy Statement/Prospectus, if such statement is made in reliance upon any information provided to it by Shore Bancshares or by any of its officers or authorized representatives.

       (c) Shore Bancshares shall promptly furnish Talbot Bancshares with such information regarding the Shore Bancshares stockholders as Talbot Bancshares requires to enable it to determine what filings are required under applicable state securities laws. Shore Bancshares authorizes Talbot Bancshares to utilize in such filings the information concerning Shore Bancshares and the Shore Subsidiaries provided to Talbot Bancshares in connection with, or contained in, the Proxy Statement/Prospectus.

       5.7. Consents. Shore Bancshares and the Shore Subsidiaries will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties required in connection with the transactions contemplated hereunder.

       5.8. Current Information; Advice of Changes. (a) During the period from the date of this Plan to the Effective Date, Shore Bancshares will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Talbot Bancshares regarding its business, operations, properties, assets, and condition (financial or otherwise) and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last calendar quarter of each calendar year) ending after the date of this Plan, Shore Bancshares will deliver to Talbot Bancshares its quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the calendar year, Shore Bancshares will deliver to Talbot Bancshares its Annual Report on Form 10-K as filed with the SEC under the Exchange Act.

       (b) Between the date of this Plan and the Effective Date, Shore Bancshares shall promptly advise Talbot Bancshares in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

       5.9. No Solicitation of Other Offers. Shore Bancshares agrees that neither it nor any of the Shore Subsidiaries nor any of their respective officers, directors, and employees shall, and Shore Bancshares shall direct and use its best efforts to cause its and the Shore Subsidiaries' agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of the Shore Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to stockholders of Shore Bancshares) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets

    (except problem assets shown on a list previously provided to Talbot Bancshares), sale of shares of capital stock, or similar transactions involving Shore Bancshares or any of the Shore Subsidiaries (any such inquiry, offer, or proposal, a "Shore Acquisition Proposal"), or, except in the opinion of outside counsel to Shore Bancshares as may be legally required to comply with the duties the Board of Directors of Shore Bancshares under applicable law and upon termination of this Plan under Section 13(f), engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Shore Acquisition Proposal. As of the time hereof, Shore Bancshares is not engaged in any negotiations or discussions relating to a Shore Acquisition Proposal. Shore Bancshares shall promptly notify Talbot Bancshares orally and in writing of, and keep it fully and currently informed on, any Shore Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Shore Acquisition Proposal and such other information with respect thereto as is reasonably necessary to apprise Talbot Bancshares of the material terms of such Shore Acquisition Proposal. Shore Bancshares shall give Talbot Bancshares contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Shore Bancshares or any of the Shore Subsidiaries to, any such person regarding a Shore Acquisition Proposal.

       5.10. Affiliate and Support Agreements. Within 10 days of the date of this Plan, Shore Bancshares shall deliver or cause to be delivered to Talbot Bancshares memoranda substantially in the form attached as Appendix VI (the "Shore Bancshares Affiliates' Memoranda") and agreements substantially in the form attached as Appendix VIII (the "Shore Bancshares Support Agreements") from each of its executive officers and directors (and shall use commercially reasonable efforts to obtain and deliver such memoranda from each stockholder of Shore Bancshares who may be restricted under the accounting rules applicable to a pooling-of-interests. Under the terms of the Shore Bancshares Affiliates' Memoranda, each such officer, director or stockholder shall acknowledge and agree to abide by all limitations imposed by the accounting rules for the Merger to be accounted for as a pooling-of-interests. Under the terms of the Shore Bancshares Support Agreements, each such officer or director shall agree to support and vote the shares of Common Stock of Shore Bancshares owned or controlled by him or her to ratify and confirm this Plan and the Merger.

       5.11. Pooling-of-Interests. Shore Bancshares shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants, or other representatives of Shore Bancshares or any of the Shore Subsidiaries to take any action that would preclude Shore Bancshares from treating the Merger as a pooling-of-interests for financial reporting purposes.

       5.12. Taxes. Shore Bancshares shall have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in Section 3.2 for the payment
    of) all taxes imposed by any taxing authority with respect to any such returns, together with any interest, additions, or penalties related to any such taxes.

       5.13. Public Announcements. Between the date of this Plan and the Effective Date, Shore Bancshares and the Shore Subsidiaries will consult with Talbot Bancshares before issuing any press release or otherwise making any public statements with respect to this Plan and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

     6. Covenants of Talbot Bancshares. Bancshares Except as otherwise consented to in writing by Shore Bancshares after the date of this Plan, Talbot Bancshares covenants to and agrees with Shore Bancshares as follows:

       6.1. Information. (a) Talbot Bancshares shall, upon reasonable notice, give to Shore Bancshares and to its officers, accountants, counsel, financial advisors, and other representatives, reasonable access during Talbot Bancshares' and the Talbot Subsidiaries' normal business hours throughout the period prior to the Effective Date to all of their properties, books, contracts, commitments, reports of examination (consistent with applicable law), depositor and stockholder lists, and records. Talbot Bancshares and the Talbot Subsidiaries will, at their own expense, furnish Shore Bancshares during such period with all such information concerning their affairs as Shore Bancshares may reasonably request, including information for use in determining if the conditions of Section 8.1 through Section 8.9 have been satisfied, necessary to prepare the regulatory filings or applications to be filed with governmental regulatory authorities to obtain the approvals referred to in Section 2, and for use in any other necessary filings to be made with appropriate governmental regulatory authorities.

       (b) Talbot Bancshares acknowledges that information received by it concerning Shore Bancshares and the Shore Subsidiaries and their operations is subject to the Confidentiality Agreement. Without limiting the foregoing, Talbot Bancshares will not, and will cause its representatives not to, use any information obtained pursuant to
    Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, Talbot Bancshares will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to Section 5.1 unless such information (i) was already known to Talbot Bancshares, (ii) becomes available to Talbot Bancshares from other sources not known by Talbot Bancshares to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Shore Bancshares and the Shore Subsidiaries, or
    (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, Talbot Bancshares shall promptly cause all copies of documents or extracts thereof containing information and data as to Shore Bancshares and the Shore Subsidiaries to be returned. In the event that this Plan has been terminated or the transactions contemplated hereby shall have failed to be consummated and Talbot Bancshares or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to the Plan (the "Shore Documentation"), Talbot Bancshares shall provide Shore Bancshares with prompt written notice of any such request or requirement so that Shore Bancshares may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Talbot Bancshares or any of its agents or representatives are compelled to disclose any of such Gary Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Talbot Bancshares or its agents or representatives may, without liability hereunder, disclose to such tribunal only that portion of the Gary Documentation which Talbot Bancshares' counsel advises Talbot Bancshares is legally required to be disclosed, provided, that Talbot Bancshares shall exercise its best efforts to preserve the confidentiality of the Gary Documentation, including, without limitation, by cooperating with Shore Bancshares to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Gary Documentation by such tribunal.

       6.2. Events Preceding Effectiveness. Talbot Bancshares and the Talbot Subsidiaries will use commercially reasonable efforts to assure that each of the events specified in Section 2 which require action on its part shall occur on or before the Effective Date.

       6.3. Meeting of Stockholders of Talbot Bancshares. Talbot Bancshares will duly call and convene a meeting of its stockholders to act upon the transactions contemplated hereby as soon as practicable. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties, Talbot Bancshares will recommend approval of this Plan and the Merger to its stockholders, and will use commercially reasonable efforts to obtain a favorable vote thereon. The calling and holding of such meeting and all notices, transactions, documents, and information related thereto will be in material compliance with all applicable laws. Talbot Bancshares shall take all such steps as may be required to cause the transactions contemplated by this Plan and any other dispositions of Talbot Bancshares equity securities (including derivative securities) or acquisitions of Shore Bancshares equity securities (including derivative securities) in connection with this Plan by each individual who (i) is a director or officer of Talbot Bancshares or (ii) at the Effective Time, will become a director or officer of Shore Bancshares, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

       6.4. Conduct of Business. After the date of this Plan and pending the Effective Date, (a) Talbot Bancshares and the Talbot Subsidiaries will conduct their business only in the ordinary course; (b) Talbot Bancshares and the Talbot Subsidiaries shall not effect any change or amendment in their respective charters or by-laws; (c) except with respect to Talbot Bancshares stock options outstanding on the date of this Plan which are or may become subject to exercise, Talbot Bancshares and the Talbot Subsidiaries shall not change their authorized, issued, or outstanding capital stock; (d) Talbot Bancshares shall not declare cash dividends in respect of its Common Stock (except regular quarterly cash dividends not in excess of $0.50 per share to be paid to holders of record as of the same date as dividends declared by Shore Bancshares); (e) except as previously disclosed in writing to Shore Bancshares, Talbot Bancshares and the Talbot Subsidiaries shall not increase employee compensation or benefit levels (except for annual increases not in excess of amounts established by its regular past practices), shall not establish or make any increase in any employment, compensation, bonus, pension, option, incentive or deferred compensation, retirement, death, profit sharing, or similar agreements or benefits of any of its past, present, or future officers or employees, other than additional premiums to obtain an extension of directors' and officers' liability coverage for six years (which Shore Bancshares is authorized to obtain), and except as provided in this Plan, shall not modify the existing employment agreements with any officers or employees; (f) Talbot Bancshares and the Talbot Subsidiaries shall not make any change in any of their accounting policies or practices unless required by generally accepted accounting principles; and (g) Talbot Bancshares and the Talbot Subsidiaries shall not incur any liability for borrowed money except in the ordinary course of their banking business (i.e., may only incur variable rate loans with terms not greater than one year) or place upon or permit any lien or encumbrance upon any of their properties or assets except liens of the type permitted in the exceptions to Section 3.7. Pending the Effective Date, Talbot Bancshares and the Talbot Subsidiaries shall (x) use commercially reasonable efforts to preserve their business organization and assets and to keep available the services of their full-time officers and employees, (y) continue in effect the present method of conducting their business, and (z) advise Shore Bancshares regarding decisions or actions in matters (i) other than those in the ordinary course of business, or (ii) except as previously disclosed in writing to Shore Bancshares, involving any capital expenditures in excess of $25,000.

       6.5. Reservation of Shares. Talbot Bancshares shall have reserved a sufficient number of shares of its Common Stock for issuance upon exercise of the option granted pursuant to the Stock Option Agreement attached as Appendix V, which is to be executed by Shore Bancshares and Talbot Bancshares, and shall have taken all other actions necessary to fulfill its obligations thereunder.

       6.6. Regulatory Matters; Document Preparation. (a) Talbot Bancshares and the Talbot Subsidiaries will provide the information necessary and, where necessary, cooperate with Shore Bancshares' efforts to obtain all necessary regulatory approvals of the transactions contemplated by this Plan.

       (b) Talbot Bancshares, with the assistance of Shore Bancshares and its representatives, will promptly file a Registration Statement with the SEC which shall include a joint proxy statement for Talbot Bancshares and Shore Bancshares and a prospectus of Shore Bancshares which shall satisfy all applicable requirements of applicable state and federal laws, including the Securities Act, the Exchange Act, and applicable state securities laws and the rules and regulations thereunder (such joint proxy statement and prospectus, together with any and all amendments or supplements thereto, the "Proxy Statement/Prospectus", and the various documents to be filed under the Securities Act with the SEC to register the Shore Bancshares Common Stock into which shares of Talbot Bancshares Common Stock will be converted, including the Proxy Statement/Prospectus, the "Registration Statement"). Talbot Bancshares will use commercially reasonable efforts to secure the effectiveness of the Registration Statement. Talbot Bancshares shall promptly take all such actions as may be necessary or appropriate in order to comply in all material respects with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Plan and the Merger. Talbot Bancshares shall furnish Shore Bancshares with copies of all such filings and shall promptly notify Shore Bancshares of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

       (c) Talbot Bancshares shall furnish such information concerning Talbot Bancshares and the Talbot Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 6.6(b). Talbot Bancshares agrees promptly to advise Shore Bancshares if, at any time prior to the Shore Bancshares stockholders' meeting, any information provided by Talbot Bancshares in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Shore Bancshares with the information needed to correct such inaccuracy or omission. Talbot Bancshares shall furnish Shore Bancshares with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Talbot Bancshares and the Talbot Subsidiaries, to comply with Section 6.6(b) after the mailing thereof to Shore Bancshares stockholders. The information provided and the representations made by Talbot Bancshares to Shore Bancshares in connection with the Proxy Statement/Prospectus, both at the time such information and representations are provided and made and at the Effective Date, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading. Shore Bancshares may rely upon all information provided to it by Talbot Bancshares and its representatives in the preparation of the Proxy Statement/Prospectus and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Proxy Statement/Prospectus, if such statement is made in reliance upon any information provided to it by Talbot Bancshares or by any of its officers or authorized representatives.

       6.7. Consents. Talbot Bancshares and the Talbot Subsidiaries will use commercially reasonable efforts to obtain any consents, approvals, or waivers from third parties required in connection with the transactions contemplated hereunder.

       6.8. Current Information; Advice of Changes. (a) During the period from the date of this Plan to the Effective Date, Talbot Bancshares will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Shore Bancshares regarding its business, operations, properties, assets, and condition (financial or otherwise) and matters relating to the completion of the transactions contemplated herein. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last calendar quarter of each calendar year) ending after the date of this Plan, Talbot Bancshares will deliver to Shore Bancshares its quarterly reports on Form 10-Q, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the calendar year, Talbot Bancshares will deliver to Shore Bancshares its Annual Report on Form 10-K as filed with the SEC under the Exchange Act.

       (b) Between the date of this Plan and the Effective Date, Talbot Bancshares shall promptly advise Shore Bancshares in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Plan or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue in any material respect.

       6.9. No Solicitation of Other Offers. Talbot Bancshares agrees that neither it nor any of the Talbot Subsidiaries nor any of their respective officers, directors, and employees shall, and Talbot Bancshares shall direct and use its best efforts to cause its and the Talbot Subsidiaries' agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of the Talbot Subsidiaries) not to, directly or indirectly, take any action to solicit or initiate any inquiries or the making of any offer or proposal (including without limitation any proposal to stockholders of Talbot Bancshares) with respect to a merger, consolidation, business combination, liquidation, reorganization, sale or other disposition of any significant portion of assets (except problem assets shown on the list previously provided to Shore Bancshares, sale of shares of capital stock, or similar transactions involving Talbot Bancshares or any of the Talbot Subsidiaries (any such inquiry, offer, or proposal, a "Talbot Acquisition Proposal"), or, except in the opinion of outside counsel to Talbot Bancshares as may be legally required to comply with the duties the Board of Directors of Talbot Bancshares under applicable law and upon termination of this Plan under Section 13(f), engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Talbot Acquisition Proposal. As of the time hereof, Talbot Bancshares is not engaged in any negotiations or discussions relating to a Talbot Acquisition Proposal. Talbot Bancshares shall promptly notify Shore Bancshares orally and in writing of, and keep it fully and currently informed on, any Talbot Acquisition Proposal or any inquiries with respect thereto, such written notification to include the identity of the Person making such inquiry or Talbot Acquisition Proposal and such other information with respect thereto as is reasonably necessary to apprise Shore Bancshares of the material terms of such Talbot Acquisition Proposal. Talbot Bancshares shall give Shore Bancshares contemporaneous written notice upon engaging in discussions or negotiations with, or providing any information regarding Talbot Bancshares or any of the Talbot Subsidiaries to, any such person regarding a Talbot Acquisition Proposal.

       6.10. Affiliate and Support Agreements. Within 10 days of the date of this Plan, Talbot Bancshares shall deliver or cause to be delivered to Shore Bancshares memoranda substantially in the form attached as Appendix VII (the "Talbot Bancshares Affiliates' Memoranda") and agreements substantially in the form attached as Appendix IX (the "Talbot Bancshares Support Agreements") from each of its executive officers and directors (and shall use commercially reasonable efforts to obtain and deliver such memoranda from each stockholder of Talbot Bancshares who (a) may be deemed to be an "affiliate" of Talbot Bancshares, as that term is defined for purposes of the SEC Rules 145 and 405, or (b) may be restricted under the accounting rules applicable to a pooling-of-interests). Under the terms of the Talbot Bancshares Affiliates' Memoranda, each such officer, director or stockholder shall acknowledge and agree (i) to abide by all limitations imposed by the Securities Act and by all rules, regulations, and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of the Common Stock of Shore Bancshares to be received by such person pursuant to the Merger, and (ii) to abide by all limitations imposed by the accounting rules for the Merger to be accounted for as a pooling-of-interests. Under the terms of the Talbot Bancshares Support Agreements, each such officer or director shall agree to support and vote the shares of Common Stock of Talbot Bancshares owned or controlled by him or her to ratify and confirm this Plan and the Merger.

       6.11. Pooling-of-Interests. Talbot Bancshares shall use its best efforts not to permit any of the directors, officers, employees, stockholders, agents, consultants, or other representatives of Talbot Bancshares or any of the Talbot Subsidiaries to take any action that would preclude Shore Bancshares from treating the Merger as a pooling-of-interests for financial reporting purposes.

       6.12. Taxes. Talbot Bancshares shall have filed with appropriate federal, state, county, municipal, or foreign taxing authorities all tax returns required to be filed (taking any applicable extensions into consideration) on or before the Effective Date and shall have paid (or shall have made adequate provision or set up an adequate actual reserve on the financial statements referred to in Section 4.2 for the payment
    of) all taxes imposed by any taxing authority with respect to any such returns, together with any interest, additions, or penalties related to any such taxes.

       6.13. Public Announcements. Between the date of this Plan and the Effective Date, Talbot Bancshares and the Talbot Subsidiaries will consult with Shore Bancshares before issuing any press release or otherwise making any public statements with respect to this Plan and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as counsel may advise is required by law.

     7. Conditions Precedent to Shore Bancshares' Obligations. Unless waived in writing by Shore Bancshares in its sole discretion, all obligations of Shore Bancshares hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

       7.1. Representations, Warranties, and Covenants. The representations and warranties of Talbot Bancshares herein contained shall be true in all material respects as of the date hereof, shall be deemed made again at and as of the Effective Date except as contemplated herein, and shall be true in all material respects as so made again; Talbot Bancshares and the Talbot Subsidiaries shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions required by this Plan to be performed or complied with by them on or prior to the Effective Date; and Shore Bancshares shall have received from Talbot Bancshares an officers' certificate to their knowledge, information, and belief in such detail as Shore Bancshares may reasonably request, dated the Effective Date and signed by its Chief Executive Officer and its Secretary, to the foregoing effect.

       7.2. No Adverse Changes. There shall not have been any materially adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, or business of Talbot Bancshares and the Talbot Subsidiaries, taken as a whole, from December 31, 1999 to the Effective Date, other than any such change attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally, (C) any change in general economic or business conditions affecting banks, thrifts or holding companies generally, provided that such change does not affect Talbot Bancshares to a materially greater extent than banks, thrifts or holding companies generally, and provided further that such change does not have a materially adverse effect on (i) the results of operations or financial condition of Talbot Bancshares, (ii) any action or omission of Talbot Bancshares or the Talbot Subsidiaries taken in contemplation of the Merger with the prior written consent of Shore Bancshares, or (iii) the ability of Talbot Bancshares and the Talbot Subsidiaries to consummate the transactions contemplated by this Plan. For purposes of this
    Section 7.2, a "materially adverse change" shall also include, without limitation, (a) a reduction of the stockholders' equity of Talbot Bancshares to less than $36,486,000 (plus such additions to stockholders' equity as a result of the issuance of any Common Stock after the date of this Plan), (b) a decrease in the net income of Talbot Bancshares from January 1, 2000 through the Effective Date to less than the net income for the same period but beginning on January 1, 1999, or (c) an increase in Talbot Bancshares' ratio of non-performing assets to total assets to above 0.5%, and a "materially adverse change" shall not include expenses of the transactions under this Plan.

       7.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained and no more than 10% of the outstanding shares of Talbot Bancshares shall have voted against the Plan and delivered a written demand for appraisal of such shares before the vote on the proposal to adopt the Plan.

       7.4. Other Evidence. Talbot Bancshares shall have delivered to Shore Bancshares such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of stockholders and directors of Talbot Bancshares and Talbot Bank pertaining to the transactions under this Plan, as Shore Bancshares shall reasonably request.

       7.5. No Adverse Proceedings, Events, or Regulatory Requirements. No action or proceeding against Shore Bancshares or any of the Shore Subsidiaries or against Talbot Bancshares or any of the Talbot Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan; and no order of any court shall have been entered which prohibits consummation of the Merger and the transactions contemplated by this Plan. No approval, consent, waiver, or administrative action shall have included any condition or requirement that would (i) result in a materially adverse effect on Shore Bancshares or Talbot Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the Merger that Shore Bancshares, in the sole judgment of Shore Bancshares, would not have entered into this Plan had such conditions or requirements been known at the date hereof.

       7.6. Consents, Etc. All requisite consents, approvals, waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Talbot Bancshares and the Talbot Subsidiaries have covenanted to use commercially reasonable efforts to obtain under Sections 6.7, 6.10, and 6.11 shall have been obtained by Talbot Bancshares or waived by Shore Bancshares except where the failure to obtain such consent would not, individually or in the aggregate, result in a materially adverse change.

       7.7 Fairness Opinion. Shore Bancshares shall have received a written opinion from GM&A (or such other recognized investment firm as Shore Bancshares may select), dated contemporaneously with the date of the Proxy Statement/Prospectus, to the effect that the exchange ratio is fair to the stockholders of Shore Bancshares from a financial point of view.

       7.8. Opinion of Counsel. Shore Bancshares shall have received opinions of tax counsel and counsel to Talbot Bancshares, dated the Effective Date, in forms and substance reasonably satisfactory to Shore Bancshares, covering the matters set forth in Appendix X and Appendix XII, respectively. In rendering such tax opinion, tax counsel shall require delivery of and rely upon certain representation letters delivered by Shore Bancshares, Talbot Bancshares, and certain stockholders of Talbot Bancshares, which letters shall be in form and substance satisfactory to tax counsel.

       7.9. Pooling-of-Interests Accounting. Shore Bancshares shall have received a letter from Stegman & Company stating the accounting treatment of the transaction if consummated in accordance with this Plan; provided, that such condition shall be void and of no further force and effect if Shore Bancshares has not received such letter because of any action or inaction of Shore Bancshares. In rendering such letter, Stegman & Company shall require delivery of and rely upon certain representation letters delivered by Shore Bancshares and Talbot Bancshares, which letters shall be in form and substance satisfactory to Stegman & Company.

     8. Conditions Precedent to Talbot Bancshares' Obligations. Unless waived in writing by Talbot Bancshares in its sole discretion, all obligations of Talbot Bancshares hereunder shall be subject to the fulfillment prior to or at the Effective Date of the following conditions:

       8.1. Representations, Warranties, and Covenants. The representations and warranties of Shore Bancshares herein contained shall be true in all material respects as of the date hereof, shall be deemed made again at and as of the Effective Date except as contemplated herein, and shall be true in all material respects as so made again; Shore Bancshares and the Shore Subsidiaries shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions required by this Plan to be performed or complied with by them on or prior to the Effective Date; and Talbot Bancshares shall have received from Shore Bancshares an officers' certificate to their knowledge, information, and belief in such detail as Talbot Bancshares may reasonably request, dated the Effective Date and signed by its Chief Executive Officer and its Secretary, to the foregoing effect.

       8.2. No Adverse Changes. There shall not have been any materially adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, or business of Shore Bancshares and the Shore Subsidiaries, taken as a whole, from December 31, 1999 to the Effective Date, other than any such change attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles applicable to banks or their holding companies generally, (C) any change in general economic or business conditions affecting banks, thrifts or holding companies generally, provided that such change does not affect Shore Bancshares to a materially greater extent than banks, thrifts or holding companies generally, and provided further that such change does not have a materially adverse effect on the results of operations or financial condition of Shore Bancshares or (D) any action or omission of Shore Bancshares or the Shore Subsidiaries taken in contemplation of the Merger with the prior written consent to Talbot Bancshares, or (ii) the ability of Shore Bancshares and the Shore Subsidiaries to consummate the transactions contemplated by this Plan. For purposes of this Section 8.2, a "materially adverse change" shall also include, without limitation, (a) a reduction of the stockholders' equity of Shore Bancshares to less than $22,773,000 (plus such additions to stockholders' equity as a result of the issuance of any Common Stock after the date of this Plan), (b) a decrease in the net income of Shore Bancshares from January 1, 2000 through the Effective Date to less than the net income for the same period but beginning on January 1, 1999, or
    (c) an increase in Shore Bancshares' ratio of non-performing assets to total assets to above 0.5%, and a "materially adverse change" shall not include expenses of the transactions under this Plan.

       8.3. Events Preceding the Effective Date. Each of the events set forth in Section 2 shall have occurred and any other required regulatory approvals shall have been obtained and no more than 10% of the outstanding shares of Shore Bancshares shall have been voted against the Plan.

       8.4. Other Evidence. Shore Bancshares shall have delivered to Talbot Bancshares such further certificates and documents evidencing due action in accordance with this Plan, including certified copies of all applicable proceedings of stockholders and directors of Shore Bancshares and Centreville Bank pertaining to the transactions under this Plan, as Talbot Bancshares shall reasonably request.

       8.5. No Adverse Proceedings, Events, or Regulatory Requirements. No action or proceeding against Talbot Bancshares or any of the Talbot Subsidiaries or against Shore Bancshares or any of the Shore Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan; and no order of any court shall have been entered which prohibits consummation of the Merger and the transactions contemplated by this Plan. No approval, consent, waiver, or administrative action shall have included any condition or requirement that would (i) result in a materially adverse effect on Talbot Bancshares or Shore Bancshares, or (ii) so materially and adversely affect the economic or business benefits of the Merger that Talbot Bancshares, in the sole judgment of Talbot Bancshares, would not have entered into this Plan had such conditions or requirements been known at the date hereof.

       8.6. Consents, Etc. All requisite consents, approvals, waivers, undertakings, memoranda, agreements, exercises, and terminations by third parties which Shore Bancshares and the Shore Subsidiaries have covenanted to use commercially reasonable efforts to obtain under Sections 5.7, 5.10, and 5.11 shall have been obtained by Shore Bancshares or waived by Talbot Bancshares except where the failure to obtain such consent would not, individually or in the aggregate, result in a materially adverse change.

       8.7 Fairness Opinion. Talbot Bancshares shall have received a written opinion from Danielson (or such other recognized investment firm as Talbot Bancshares may select), dated contemporaneously with the date of the Proxy Statement/Prospectus, to the effect that the consideration to be received in the Merger is fair to the stockholders of Talbot Bancshares from a financial point of view.

       8.8. Opinion of Counsel. Talbot Bancshares shall have received opinions of tax counsel and counsel to Shore Bancshares, dated the Effective Date, in forms and substance reasonably satisfactory to Talbot Bancshares, covering the matters set forth in Appendix X and Appendix XI, respectively.

    In rendering such tax opinion, tax counsel shall require delivery of and rely upon certain representation letters delivered by Shore Bancshares, Talbot Bancshares, and certain stockholders of Talbot Bancshares, which letters shall be in form and substance satisfactory to tax counsel.

       8.9. Pooling-of-Interests Accounting. Talbot Bancshares shall have received a letter from Stegman & Company stating the accounting treatment of the transaction if consummated in accordance with this Plan; provided, that such condition shall be void and of no further force and effect if Talbot Bancshares has not received such letter because of any action or inaction of Talbot Bancshares. In rendering such letter, Stegman & Company shall require delivery of and rely upon certain representation letters delivered by Talbot Bancshares and Shore Bancshares, which letters shall be in form and substance satisfactory to Stegman & Company.

     9. Terms of the Merger.

       9.1. Structure of the Merger. At the Effective Date, subject to the terms and conditions of this Plan, Talbot Bancshares will merge with and into Shore Bancshares, the separate corporate existence of Talbot Bancshares shall cease, and Shore Bancshares shall continue as the successor corporation (the "Successor Bancshares"). From and after the Effective Date, the Merger shall have the effects set forth in Md. General Corporation law (S) 3-114.

       9.2. Conversion of Stock. (a) On the Effective Date, each share of the Talbot Bancshares Common Stock outstanding immediately prior to the Effective Date (other than shares ("Dissenters' Shares") with respect to which dissenter's rights shall have been perfected in accordance with Md. General Corporation Law (S)(S) 3-201 et seq.), shall, without any action on the part of the holder thereof, be canceled and converted into 2.85 shares of Successor Bancshares Common Stock (rounded to the nearest 0.01 share) (the "Merger Consideration"). There will be no issued and outstanding shares of preferred stock of Shore Bancshares on the Effective Date of the Merger.

       (b) No certificates for fractional shares of Successor Bancshares Common Stock shall be issued; in lieu thereof, each holder otherwise entitled to a fractional interest shall receive an amount in cash based on the market value of Successor Bancshares Common Stock at the Effective Date (determined in good faith by the Board of Directors of Successor Bancshares ). Each such holder shall have no other rights with respect to such fractional interest.

       (c) Dissenters' Shares shall be paid for in accordance with Md. General Corporation Law (S)(S) 3-201 et seq. and thereupon shall be cancelled, retired and cease to exist.

       (d) Notwithstanding any provision of this Plan to the contrary, any Dissenters' Shares, which as of the Effective Date the holder thereof has not withdrawn or lost any right to such appraisal shall not be exchanged, or represent a right to receive shares of Successor Bancshares Common Stock, but the holder shall only be entitled to such rights as are granted by Md. General Corporation Law (S)(S) 3-201 et seq. If a stockholder of Talbot Bancshares who demands appraisal of his or her shares under Md. General Corporation Law (S)(S) 3-201 et seq. shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Date or the occurrence of such event, whichever last occurs, that stockholder's shares of the Talbot Bancshares Common Stock shall be exchanged and represent only the right to receive shares of Successor Bancshares Common Stock as provided in Section 9.2(a) pursuant to the procedures in Section 9.3. Notwithstanding any provision of this Plan to the contrary, Shore Bancshares shall have the right to terminate this Plan and be released from all obligations hereunder if, immediately prior to the proposed Effective Date, Talbot Bancshares stockholders have demanded appraisal rights (which demands theretofore have not been withdrawn) in such numbers so as to jeopardize the accounting treatment specified in Section 7.9 and Section 8.9 and Stegman & Company fails or refuses to deliver a letter to Shore Bancshares or Talbot Bancshares to the effect that the Merger qualifies for pooling-of-interests accounting treatment, as provided in Section 7.9 and Section 8.9.

       9.3. Exchange Procedure. (a) After the Effective Date, certificates representing such shares of Common Stock of Talbot Bancshares shall represent the right to receive certificates representing shares of Common Stock of Successor Bancshares determined in accordance with
    Section 9.2; such Talbot Bancshares certificates at any time after the Effective Date may be exchanged by the holders thereof for new certificates for the appropriate number of shares of Common Stock of Successor Bancshares by forwarding such Talbot Bancshares Common Stock certificates and the letter of transmittal provided by Successor Bancshares to the transfer agent for Successor Bancshares Common Stock, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Talbot Bancshares certificates are surrendered for exchange to the transfer agent for Successor Bancshares Common Stock; when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have theretofore become payable with respect to such shares of Common Stock of Successor Bancshares.

       (b) As soon as possible after the Effective Date, the transfer agent for Successor Bancshares Common Stock shall send or cause to be sent a notice and transmittal form to each record holder of a certificate theretofore evidencing shares of the Talbot Bancshares Common Stock.

       (c) All shares of Successor Bancshares Common Stock into which shares of Talbot Bancshares shall have been converted shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Talbot Bancshares Common Stock.

       9.4. Stock Options. (a) At the Effective Date, all options granted by Talbot Bancshares which are outstanding under all stock option plans previously adopted by Talbot Bancshares to purchase shares of Talbot Bancshares Common Stock, which are outstanding and unexercised immediately prior thereto (each, an "Outstanding Option"), shall be converted as to each whole share subject to such Outstanding Option into an option (each, an "Exchange Option") to purchase a number of shares of Successor Bancshares Common Stock equal to the number of shares of Talbot Bancshares Common Stock which could have been purchased under the Outstanding Option adjusted for the Merger Consideration, with the total for each holder's Exchange Options with the same option price and expiration date rounded down to the next whole share. Promptly after the Effective Time Successor Bancshares shall file a registration statement on Form S-8 or another appropriate form to register the shares of Successor Bancshares Common Stock to be issued in exchange for the Exchange Options under the Securities Act.

       (b) The per share exercise price of each Exchange Option shall be equal to the price per share set forth in the Outstanding Option adjusted for the Merger Consideration, rounded up to the nearest whole cent.

       (c) The Exchange Option shall otherwise have the same duration and other terms as the Outstanding Option.

       (d) The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

       9.5. Charter of the Shore Bancshares. The Charter of Successor Bancshares in the form attached as Exhibit A to the Articles of Merger set forth in Appendix II shall be the Charter of the Successor Bancshares until thereafter amended as provided by law.

       9.6. By-Laws of the Successor Bancshares. The By-Laws of Successor Bancshares as amended and restated in the form set forth in Appendix III shall be the By-Laws of the Successor Bancshares until thereafter amended as provided by law.

     10. Boards of Directors and Employment Matters. Upon the Effective Date or as otherwise indicated:

       (a) At Effective Date, the Board of Directors of Successor
    Bancshares will be as shown on Appendix XIV.

       (b) The members the Boards of Directors having board titles and the persons serving as executive officers of Successor Bancshares at the Effective Date are listed on Appendix XIV.

       (c) The directors, officers, and employees of Centreville Bank and Talbot Bank will not change as of the Effective Date.

       (d) The President and Chief Executive Officer of Successor Bancshares named in Appendix XIV shall be offered an employment agreement by Successor Bancshares and Talbot Bank in the form of Appendix XIII with terms commencing on the Effective Date. The Executive Vice President of Successor Bancshares named in Appendix XIV shall be offered an employment agreement by Successor Bancshares and Centreville Bank in the form of Appendix XIII with terms commencing on the Effective Date. The President and Chief Executive Officer of Shore Bancshares and Centreville Bank prior to the Effective Date will execute an agreement in the form of Appendix XV pursuant to which he agrees that his current employment agreement will terminate at the Effective Date and that the change in control provisions therein will not be activated by the Merger and the transactions contemplated by this Plan.

       (e) It is the intention of Shore Bancshares and Talbot Bancshares that the employee benefit plans and policies of Shore Bancshares and Talbot Bancshares will become the employee benefit plans and policies of Successor Bancshares (unless required to continue the qualification of the plans); it is the intention of Shore Bancshares and Talbot Bancshares that that the employee benefit plans and policies of Centreville Bank and Talbot Bank will not change at the Effective Date (unless required to continue the qualification of the plans); however, Successor Bancshares will review the employee benefit plans and policies of Shore Bancshares, Talbot Bancshares, Centreville Bank, and Talbot Bank and in its sole discretion, may amend, freeze, or terminate such employee benefit plans and policies, merge them together, or continue to maintain them.

     11. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Date, Successor Bancshares will indemnify and hold harmless each present and former director and officer of Talbot Bancshares or the Talbot Subsidiaries (the "Indemnified Parties"), against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, settlements, losses, claims, damages or liabilities incurred in connection with any and all claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters arising out of or in connection with such party's position as, or actions taken as, a director or officer of Talbot Bancshares or the Talbot Subsidiaries (collectively, "Claims"), at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent permitted by applicable law (and also advance expenses incurred to the fullest extent permitted by Maryland law and Successor Bancshares' Charter and By-Laws); provided, however, that Successor Bancshares' obligation to provide such indemnification shall not apply to any litigation, proceeding or investigation required to be disclosed pursuant to Section 4.9 that has not been previously disclosed in writing by Talbot Bancshares, nor to Claims asserted or claimed more than six years after the Effective Date. Successor Bancshares shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or if such obligation is not covered (without considering retention) by the liability insurance policies contemplated in Section 11(c).

     (b) Any Indemnified Party wishing to claim indemnification under Section 11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall within 30 days thereof notify Successor

  Bancshares thereof, but the failure to so notify shall not relieve Successor Bancshares of any liability it may have to such Indemnified Party if such failure does not materially prejudice Successor Bancshares. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date) (i) Successor Bancshares shall have the right to assume the defense thereof and Successor Bancshares shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Successor Bancshares elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Successor Bancshares and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Successor Bancshares shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Successor Bancshares shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld.

     (c) For a period of six years after the Effective Date, Successor Bancshares shall cause to be maintained in effect an extension of the current policies of directors' and officers' liability insurance maintained by Shore Bancshares and Centreville Bank as contemplated by Section 5.4(e) and Talbot Bancshares and Talbot Bank as contemplated by Section 6.4(e) (provided that Successor Bancshares may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Date.

     12. Amendment of this Plan. This Plan may be amended at any time prior to the Effective Date in response to comments of governmental regulatory authorities, or otherwise; provided, that any such amendment is in writing and is approved by the Board of Directors of each of the parties hereto.

     13. Abandonment of this Plan; Effect Thereof. Anything herein to the contrary notwithstanding, and notwithstanding any stockholder vote or approval, this Plan may be terminated and abandoned:

       (a) by mutual consent of the Boards of Directors of Shore Bancshares and Talbot Bancshares;

       (b) by Talbot Bancshares or Shore Bancshares, if its Board of Directors so determines, in the event of the failure of the stockholders of Talbot Bancshares or the stockholders of Shore Bancshares to approve this Plan at the meetings called to consider such approval, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Plan to perform or observe its agreement set forth herein to be performed or observed by such party at or before the Effective Date;

       (c) by Talbot Bancshares or Shore Bancshares, if its Board of Directors so determines, in the event of a material breach by the other party hereto of any representation, warranty, covenant, or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

       (d) by Talbot Bancshares or Shore Bancshares by written notice to the other party hereto if prior to March 1, 2001 (i) any approval, consent, or waiver of any Governmental Entity required to permit consummation of the transactions contemplated hereby shall have been denied, (ii) any approval, consent, or waiver of any Governmental Entity required to permit consummation of the transactions contemplated hereby shall include any condition or requirement that would (A) result in a materially adverse effect on Talbot Bancshares or Shore Bancshares, or
    (B) so materially and adversely affect the economic or business benefits of the Merger that Talbot Bancshares, in the sole judgment of Talbot Bancshares, or Shore Bancshares, in the sole judgment of Shore Bancshares, would not have entered into this Plan had such conditions or requirements been known at the date hereof, (iii) any action or proceeding against Talbot Bancshares or any of the Talbot Subsidiaries or against Shore Bancshares or any of the Shore Subsidiaries shall be pending which seeks to prevent consummation of the transactions contemplated by this Plan;

       (e) by Talbot Bancshares or Shore Bancshares, by action of the Board of Directors of either party and the delivery of written notice by either party to the other, in the event that (i) the Merger is not consummated by March 1, 2001, unless the failure to so consummate by such time is due to the breach of any material representation, warranty, agreement, or covenant contained in this Plan by the party seeking to terminate, or (ii) if prior to March 1, 2001, any court shall have entered an order which prohibits consummation of the Merger and the transactions contemplated by this Plan; or

       (f) by action of the Board of Directors of Shore Bancshares in their sole discretion if they determine to negotiate a Shore Acquisition Proposal under Section 5.9 or by action of the Board of Directors of Talbot Bancshares in their sole discretion if they determine to negotiate a Talbot Acquisition Proposal under Section 6.9. If this Plan is terminated by the Board of Directors of Shore Bancshares in order to accept a Shore Acquisition Proposal under Section 5.9, Shore Bancshares shall be obligated to pay Talbot Bancshares, within five business days of such termination, a fee (the "Termination Fee") in cash in an amount equal to $1.5 million, plus all reasonable expenses, including, without limitation, legal, accounting, valuation, printing, and tax expenses, incurred by Talbot Bancshares in connection with the due diligence investigation of Shore Bancshares, the negotiation and preparation of this Plan, and the transactions contemplated herein. Notwithstanding, if the Plan is terminated under Section 5.9, Shore Bancshares shall not be obligated to pay such Termination Fee if Talbot Bancshares exercises the Stock Option Agreement granted by Shore Bancshares. If this Plan is terminated by the Board of Directors of Talbot Bancshares in order to accept a Talbot Acquisition Proposal under Section 6.9, Talbot Bancshares shall be obligated to pay Shore Bancshares, within five business days of such termination, a fee (the "Termination Fee") in cash in an amount equal to $1.5 million, plus all reasonable expenses, including, without limitation, legal, accounting, valuation, printing, and tax expenses, incurred by Shore Bancshares in connection with the due diligence investigation of Talbot Bancshares, the negotiation and preparation of this Plan, and the transactions contemplated herein. Notwithstanding, if the Plan is terminated under Section 6.9, Talbot Bancshares shall not be obligated to pay such Termination Fee if Shore Bancshares exercises the Stock Option Agreement granted by Talbot Bancshares.

  Except as provided in Section 17, in the event of the termination of this Plan by either Talbot Bancshares or Shore Bancshares, as provided above, this Plan shall thereafter become void, and, except as provided in Section 13(f), there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach of any other party of any covenant or willful misrepresentation contained in this Plan.

     14. Expenses. Whether or not the transactions hereunder are consummated, each party to the Plan shall pay its own expenses relating hereto, including fees and disbursements of its counsel, accountants, and financial advisor, one half of filing fees in respect of regulatory applications or registration statements required in order to consummate the Merger, and one half of the costs of printing and mailing the Proxy Statement/Prospectus. The foregoing shall not be construed as a limitation of damages in the event of breach.

     15. Notices. All notices, requests, demands, and other communications under or connected with this Plan shall be in writing, and (a) if to Shore Bancshares, shall be addressed to Shore Bancshares, Inc., 109 North Commerce Street, P.O. Box 400, Centreville, Maryland 21617, attention of Daniel T. Cannon, President and Chief Executive Officer, with a copy to its counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, The Garrett Building, 233 East Redwood Street, Baltimore, Maryland 21202, attention of Michael A. Refolo, Esquire; or (b) if to Talbot Bancshares, shall be addressed to Talbot Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, attention of W. Moorhead Vermilye, President and Chief Executive Officer, with a copy to its counsel, Piper Marbury Rudnick & Wolfe LLP, 6225 Smith Avenue, Baltimore, Maryland 21209-3600, attention of James J. Winn, Jr., Esquire. Any such notices, requests, demands, and other communications shall be mailed, postage prepaid, first class mail, or delivered personally and shall be sufficient and effective when delivered to or received at the address as specified. Each of the parties may change the address at which it is to receive communications by like written notice to the other.

     16. Entire Agreement; Effect. Subject to Sections 5.1(b) and 6.1(b), this Plan (including the financial statements, lists, schedules, and documents delivered pursuant hereto, which are made a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transaction contemplated hereunder. This Plan supersedes any and all prior understandings, including prior letters of intent, and it may not be changed, waived, discharged, or terminated orally, but only in writing by a party against which enforcement of the change, waiver, discharge, or termination is sought.

     17. Representations, Warranties, and Agreements. Except as set forth in this Section 17, all representations, warranties, and agreements of Talbot Bancshares and Shore Bancshares made in this Plan, or in any instrument delivered by Talbot Bancshares or Shore Bancshares pursuant to this Plan, shall expire at the Effective Date. In the event of the consummation of the transactions contemplated hereby, the agreements contained in or referred to in Sections 9, 10, and 11 shall survive the Effective Date. In the event of the termination of this Plan in accordance with its terms, the agreements contained in or referred to in Sections 5.1(b), 5.5, 5.9, 6.1(b), 6.5, 6.9 13(f), and 14 or in the Stock Option Agreements and the Support Agreements (which agreements shall only terminate in accordance with their respective terms) shall survive such termination. Except to the extent that representations, warranties, and agreements of Talbot Bancshares and Shore Bancshares made in this Plan, or in any instrument delivered by Talbot Bancshares or Shore Bancshares pursuant to this Plan, shall expire at the Effective Date, nothing contained herein shall be construed to limit the liability of a party to another party for damages caused by a breach of this Plan.

     18. Governing Law. This Plan shall be governed by, and shall be interpreted in accordance with, the laws of the State of Maryland or, to the extent applicable, the federal laws of the United States.

     19. General. The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretations of this Plan. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Plan shall inure to the benefit of and be binding upon the parties hereto and their respective successors but shall not be assigned to and shall not create any rights in favor of any other party. Any purported assignment in violation of this Section 19 shall be void.

   IN WITNESS WHEREOF, Talbot Bancshares and Shore Bancshares have caused this Plan to be duly executed by their respective presidents, and witnessed by their respective secretaries, thereunto duly authorized as of the date first above written.

Witness                                      Talbot Bancshares, Inc.
          /s/ Susan E. Leaverton                      /s/ W. Moorhead Vermilye
____________________________________________ By: ________________________________________
                 Secretary                               W. Moorhead Vermilye
                                                President and Chief Executive Officer
Witness                                      Shore Bancshares, Inc.
         /s/ Mary Catherine Quimby                      /s/ Daniel T. Cannon
____________________________________________ By: ________________________________________
                 Secretary                                 Daniel T. Cannon
                                                President and Chief Executive Officer

      APPENDIX B--ARTICLES OF MERGER AND RESTATED SHORE BANCSHARES CHARTER

                           FORM OF ARTICLES OF MERGER
                                    BETWEEN
                            TALBOT BANCSHARES, INC.
                            (a Maryland Corporation)
                                      AND
                             SHORE BANCSHARES, INC.
                            (a Maryland Corporation)

   TALBOT BANCSHARES, INC., a corporation duly organized and existing under the laws of the State of Maryland ("Talbot Bancshares"), and SHORE BANCSHARES, INC., a corporation duly organized and existing under the laws of the State of Maryland ("Shore Bancshares"), do hereby certify that:

     FIRST: Talbot Bancshares and Shore Bancshares agree to merge.

     SECOND: The name and place of incorporation of each party to these Articles of Merger are Talbot Bancshares, Inc., a Maryland corporation, and Shore Bancshares, Inc., a Maryland corporation. Shore Bancshares shall survive the merger and shall continue under the name "Shore Bancshares, Inc." as a corporation of the State of Maryland.

     THIRD: Talbot Bancshares has its principal office in the State of Maryland in Talbot County and owns an interest in land in the State of
  Maryland in         County. Shore Bancshares has its principal office in
  the State of Maryland in Queen Anne's County and owns an interest in land
  in the State of Maryland in         County. Pursuant to these Articles of
  Merger Shore Bancshares will change its principal office in the State of Maryland to Talbot County.

     FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by Talbot Bancshares or Shore Bancshares, respectively, in the manner and by the vote required by its Charter and the laws of the State of Maryland. The manner of approval was as follows:

       (a) The Board of Directors of Talbot Bancshares at a meeting held on , 2000 adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeting of stockholders of Talbot Bancshares. Notice which stated that a purpose of the special meeting was to act on the proposed merger was given by Talbot Bancshares as required by law. The proposed merger was approved by the stockholders of Talbot Bancshares at a special meeting of
    stockholders held       , 2000 by the affirmative vote of a majority of
    all the votes entitled to be cast on the matter.

       (b) The Board of Directors of Shore Bancshares at a meeting held on , 2000 adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeting of stockholders of Shore Bancshares. Notice which stated that a purpose of the special meeting was to act on the proposed merger was given by Shore Bancshares as required by law. The proposed merger was approved by the stockholders of Shore Bancshares at a special meeting of
    stockholders held       , 2000 by the affirmative vote of a majority of
    all the votes entitled to be cast on the matter.

     FIFTH: The Charter of Shore Bancshares is to be amended and restated as part of the merger to read as set forth in Exhibit A hereto.

     SIXTH: The total number of shares of capital stock of all classes which Talbot Bancshares or Shore Bancshares, respectively, has authority to issue, the number of shares of each class which Talbot Bancshares or Shore Bancshares, respectively, has authority to issue, and the par value of the shares of each class which Talbot Bancshares or Shore Bancshares, respectively, has authority to issue are as follows:

       (a) The total number of shares of stock of all classes which Talbot Bancshares has authority to issue is 25,000,000 shares, all of which shares are now classified as Common Stock (par value $.01 per share). The aggregate par value of all the shares of stock of all classes of Talbot Bancshares is $250,000.00.

       (b) The total number of shares of stock of all classes which Shore Bancshares has authority to issue is 10,000,000 shares, all of which shares are now classified as Common Stock (par value $.01 per share). The aggregate par value of all the shares of stock of all classes of Shore Bancshares is $100,000.00.

     SEVENTH: The merger changes the authorized stock of Shore Bancshares as follows:

       (a) As of immediately before the merger the total number of shares of stock of all classes which Shore Bancshares has authority to issue is 10,000,000 shares, of which no shares are classified as Preferred Stock and 10,000,000 shares are classified as Common Stock (par value $.01 per share).

       (b) As changed by the merger the total number of shares of stock of all classes which Shore Bancshares has authority to issue is 35,000,000 shares, of which no shares are classified as Preferred Stock and 35,000,000 shares are classified as Common Stock (par value $.01 per share).

       (c) The aggregate par value of all shares of stock of all classes of Shore Bancshares is $100,000 before the merger and $350,000 as changed by the merger.

     EIGHTH: The manner and basis of converting or exchanging issued stock of the merging corporations into different stock of a corporation or other consideration and the treatment of any issued stock of the merging corporations not to be converted or exchanged are as follows:

       (a) Each issued and outstanding share of Common Stock of Shore Bancshares on the effective date of the merger shall continue, without change, to be issued and outstanding share of Common Stock of Shore Bancshares. There will be no issued and outstanding shares of Preferred Stock of Shore Bancshares on the effective date of the merger.

       (b) Each issued and outstanding share of Common Stock of Talbot Bancshares on the effective date of the merger, shall upon effectiveness and without further act, be automatically converted into, and become 2.85 shares of Common Stock of Shore Bancshares. Cash will
    be paid in lieu of fractional shares at the rate of $      per share.
    There will be no issued and outstanding shares of Preferred Stock of Talbot Bancshares on the effective date of the merger.

       (c) After the effective date of the merger, certificates representing shares of Common Stock of Talbot Bancshares shall represent the right to receive certificates representing shares of Common Stock of Shore Bancshares; such Talbot Bancshares certificates at any time after the effective date of the merger may be exchanged by the holders thereof for new certificates for the appropriate number of shares of Common Stock of Shore Bancshares by forwarding such Talbot Bancshares Common Stock certificates and the letter of transmittal provided by Shore Bancshares to the transfer agent for Shore Bancshares Common Stock, and the payment of cash in lieu of fractions, dividends, and other distributions on said stock may be withheld until the Talbot Bancshares certificates are surrendered for exchange to the transfer agent for Shore Bancshares Common Stock; and when such new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all such withheld cash in lieu of fractions, dividends, or other distributions which have therefore become payable with respect to such shares of Common Stock of Shore Bancshares.

     NINTH: Other provisions necessary to effect the merger are as follows:

       (a) In addition to any other purposes and powers set forth herein, after the effective time of the merger Shore Bancshares shall have the all of purposes and powers of both Talbot Bancshares and Shore Bancshares prior to the effective time of the merger.

       (b) The persons named as directors in Exhibit A hereto shall become the directors of Shore Bancshares at the effective time of the merger

       (c) The By-Laws of Shore Bancshares is to be amended and restated as a part of the merger to read as set forth in Appendix III to the Plan and Agreement to Merge dated as of July 25, 2000 between Talbot Bancshares and Shore Bancshares.

     TENTH: The merger shall become effective at            .m. ET on
          , 2000.

   IN WITNESS WHEREOF, TALBOT BANCSHARES, INC. and SHORE BANCSHARES, INC. have caused this Articles of Merger to be signed in their respective names and on their respective behalves by their respective presidents and witnessed by their
respective secretaries on             , 2000.

WITNESS:                                  Talbot Bancshares, Inc.
                                            (a Maryland corporation)

                                                                               _____________________________________
              Secretary                   By: _________________________________
                                                  W. Moorhead Vermilye
                                              President and Chief Executive
                                                         Officer

WITNESS:                                  Shore Bancshares, Inc.
                                            (a Maryland corporation)

                                                                               _____________________________________
              Secretary                   By: _________________________________
                                                    Daniel T. Cannon
                                              President and Chief Executive
                                                         Officer

   THE UNDERSIGNED, President and Chief Executive Officer of TALBOT BANCSHARES, INC., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          _____________________________________
                                                  W. Moorhead Vermilye
                                              President and Chief Executive
                                                         Officer

   THE UNDERSIGNED, President and Chief Executive Officer of SHORE BANCSHARES, INC., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          _____________________________________
                                                    Daniel T. Cannon
                                              President and Chief Executive
                                                         Officer

                                                                       Exhibit A

                             SHORE BANCSHARES, INC.

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

   FIRST: SHORE BANCSHARES, INC., a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Centreville, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

   SECOND: The name of the Corporation is:

                             SHORE BANCSHARES, INC.

   THIRD: The purposes for which the Corporation is formed are to engage in lawful act or activities permitted by a corporation organized under the laws of the State of Maryland.

   FOURTH: The present address of the principal office of the Corporation in this State is 18 East Dover Street, Easton, Maryland 21601.

   FIFTH: The name and address of the resident agent of the Corporation in this State are W. Moorhead Vermilye, c/o 18 East Dover Street, Easton, Maryland 21601. Said resident agent is a citizen of the State of Maryland who resides there.

   SIXTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 35,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $350,000.00. All of such shares are initially classified as "Common Stock". The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

   (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

     (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

     (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

     (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

   (c) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

     (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

     (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

     (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

     (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

     (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

     (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

     (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

     (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

   (d) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

     (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

     (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

     (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

   SEVENTH: The number of Directors of the Corporation shall be not less than three (3) nor more than twenty-five (25). The number of Directors may be increased or decreased in accordance with the Bylaws of the Corporation. The Directors shall be divided into three classes with respect to the time for which they shall hold office. Directors of Class I shall hold office for one year or until the first annual meeting of stockholders following their election; Directors of Class II shall hold office for two years or until the second annual meeting of stockholders following their election; and Directors of Class III shall hold office for three years or until the third annual meeting of stockholders following their election; and in each case until their successors are elected and qualify. At each future annual meeting of stockholders, the successors to the Class of Directors whose term shall expire at that time shall be elected to hold office for a term of three years, so that the term of office of one Class of Directors shall expire in each year. The provisions of this Article Seventh may not be amended or modified unless such amendment or modification is authorized by the Board of Directors and approved by holders of 80% of the stock of the Corporation entitled to vote on the matter. As of the date hereof, the Directors of the Corporation are:

     (1) Class I: David L. Pyles, Daniel T. Cannon and Richard C. Granville;

     (2) Class II: David C. Bryan, Ronald N. Fox, Neil R. LeCompte and Herbert L. Andrew, III; and

     (3) Class III: Paul M. Bowman, Lloyd L. Beatty, Jr., B. Vance Carmean, Jr. and W. Moorhead Vermilye.

   EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

     (1) The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders.

     (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

     (3) The Board of Directors of the Corporation shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); and to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

     (4) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in the Charter.

     (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

     (7) For any stockholder proposal to be presented in connection with an annual or special meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholders must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the By-Laws. Stockholder proposals to be presented in connection with a special meeting of stockholders, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, will be presented by the Corporation only to the extent required by Section 2-502 of the Maryland General Corporation Law and the By-Laws.

     (8) Notwithstanding any other provision in the charter or by-laws, each vacancy on the board of directors resulting from (a) an increase in the size of the board of directors or (b) the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, provided however, that until September 30, 2005 such directors shall be elected from the directors of the same financial institution subsidiary in which the vacating director served. Any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.

     (9) The Directors of the Corporation shall consider all factors they deem relevant in evaluating any proposed offer for the Corporation or any of its stock, any proposed merger or consolidation of the

  Corporation or subsidiary of the Corporation with or into another entity, any proposal to purchase or otherwise acquire all or substantially all the assets of the Corporation or any subsidiary of the Corporation, and any other business combination (as such term is defined in the Maryland General Corporation Law). The Directors shall evaluate whether the proposal is in the best interests of the Corporation and its subsidiaries by considering the best interests of the stockholders and other factors the Directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors, and communities served by the Corporation and any subsidiary of the Corporation. The Directors shall evaluate the consideration being offered to the stockholders in relation to the then current market value of the Corporation and its subsidiaries, the then current market value of the stock of the Corporation or any subsidiary in a freely negotiated transaction, and the Directors' judgment as to the future value of the stock of the Corporation as an independent entity.

       (10) Until September 30, 2005, without the approval of at lease two-thirds of the entire Board of Directors of the Corporation, the Corporation may not (i) merge or consolidate with, transfer all or substantially all of its assets to, or engage in a share exchange with another entity, (ii) may not cause any subsidiary bank of the Corporation to merge or consolidate with, to transfer of all or substantially all of its assets to, or engage in

         APPENDIX C--NEW SHORE BANCSHARES AMENDED AND RESTATED BY-LAWS

                             SHORE BANCSHARES, INC.

                          AMENDED AND RESTATED BY-LAWS

                                   ARTICLE I

                                  STOCKHOLDERS

   SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on a day duly designated by the Board of Directors in the month of April in each year, for the purpose of electing directors to succeed those whose terms shall have expired as of the date of such annual meeting, and for the transaction of such other corporate business as may come before the meeting.

   SECTION 2. Special Meetings. Special meetings of the stockholders may be called at any time for any purpose or purposes by the Chairman, the President, or by a majority of the Board of Directors. Subject to the procedures set forth in Article II, Section 4 and this Section, special meetings of the stockholders shall be called by the Secretary upon the request in writing of holders of a majority of all the shares outstanding and entitled to vote on the business to be transacted at such meeting. Such request shall state the purpose or purposes of the meeting and the matters proposed to be acted upon at it. The Secretary shall provide an estimate of the cost of preparing and mailing and, upon payment of such cost, the notice of the meeting shall be mailed by the Corporation. Business transacted at all special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting. The Board of Directors shall have the sole power to fix the date and time of the special meeting. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at a special meeting of stockholders (a) only pursuant to the Corporation's notice of meeting and, (b) in the case of nominations of persons for election to the Board of Directors, (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation (A) who was a stockholder of record at the time of giving notice provided for in Article II, Section 4, (B) who is entitled to vote at the meeting and (C) who complied with the notice procedures set forth in Article II, Section 4.

   SECTION 3. Place of Holding Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or elsewhere in the United States as designated by the Board of Directors.

   SECTION 4. Notice of Meetings; Waiver of Notice. Written notice of each meeting of the stockholders shall be mailed, postage pre-paid by the Secretary, to each stockholder entitled to vote thereat at the stockholder's post office address, as it appears upon the books of the Corporation, at least ten (10) days but not more than ninety (90) days before, the meeting. Each such notice shall state the place, day, and hour at which the meeting is to be held and, in the case of any special meeting, shall state briefly the purpose or purposes thereof. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he or she before or after the meeting signs a waiver of the notice which is filed with the records of stockholders' meetings, or is present at the meeting in person or by proxy.

   SECTION 5. Quorum. The presence in person or by proxy of the holders of record of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by law, by the Charter or by these By-laws. Whether or not a quorum shall be in attendance at the time for which the meeting shall have been called, the meeting may be adjourned from time to time by a majority vote of the stockholders present or represented to a date not more than 120 days after the original date, without any notice other than by announcement at the meeting. At any adjourned meeting at which a quorum shall attend, any business may be deferred and transacted which might have been transacted if the meeting had been held as originally called.

   SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors or, if the Chairman is not present, the President of the Corporation, or if the President is not present, by a Vice President, or, if none of said officers is present, by a chairman to be elected at the meeting. The Secretary of the Corporation, or if the Secretary is not present, any Assistant Secretary shall act as Secretary of such meetings; in the absence of the Secretary and any Assistant Secretary, the presiding officer may appoint a person to act as Secretary of the meeting.

   SECTION 7. Voting. Unless the Charter provides otherwise, at all meetings of stockholders, every stockholder entitled to vote thereat shall have one (l) vote for each share of stock standing in the stockholder's name on the books of the Corporation on the date for the determination of stockholders entitled to vote at such meeting. Such vote may be either in person or by proxy appointed by an instrument in writing subscribed by such stockholder or the stockholder's duly authorized attorney, bearing a date not more than eleven (11) months prior to said meeting, unless said instrument provides for a longer period. Such proxy shall be dated, but need not be sealed, witnessed or acknowledged. All elections shall be had and all questions shall be decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided by law, in the Charter or by these By-laws. Notwithstanding, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

   SECTION 8. Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is stockholder of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section. A stockholder's notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A stockholder's notice to the Secretary must be in writing and set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of such stockholder as they appear on the Corporation's books and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder and such beneficial owner, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in Article II, Section 4 or in this Section, provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in Article II, Section 4 nor in this Section shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal hereunder.

                                   ARTICLE II

                               BOARD OF DIRECTORS

   SECTION 1. General Powers. The property and business of the Corporation shall be managed by the Board of Directors of the Corporation.

   SECTION 2. Number of Directors. The Corporation shall have at least one director. The Corporation shall have the number of directors provided in the Charter until changed as herein provided. Two-thirds of the entire Board of Directors may alter the number of directors set by the Charter to not exceeding 25 nor less than the minimum number then permitted herein, but the action may not affect the tenure of office of any director.

   SECTION 3. Election and Term of Office. The Board of Directors shall be divided into classes as described in the Charter. Each Director shall hold office until the expiration of the term for which the Director is elected, except as otherwise stated in these Bylaws, and thereafter until his or her successor has been elected and qualifies. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class shall, subject to Article II, Section 5, hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Election of Directors need not be by written ballot, unless required by these Bylaws.

   SECTION 4. Nomination of Directors. Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of Directors and who complies with the notice provisions in this Section. Notice by a stockholder of intention to make any nominations shall be made in writing and shall be delivered or mailed to the Secretary at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 120 days nor more than 180 days prior to the date of the meeting of stockholders called for the election of Directors which, for purposes of this provision, shall be deemed to be on the same date as the annual meeting of stockholders for the preceding year; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice by the stockholder must be so delivered not earlier than the 180th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs. Such notification shall contain the following information (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of capital stock of the Corporation owned by the notifying stockholder; (f) the consent in writing of the proposed nominee as to the proposed nominee's name being placed in nomination for Director; (g) a description of all arrangements or understandings between such notifying stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying stockholder, (h) a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee. Nominations not made in accordance herewith shall be disregarded and, upon the chairman's instructions, the teller shall disregard all votes cast for each such nominee.

   SECTION 5. Vacancies; Removal of Director. A vacancy on the Board of Directors may be filled only in accordance with the provisions of the Charter. Any director or the entire Board of Directors may be removed only in accordance with the provisions of Maryland law.

   SECTION 6. Place of Meeting. The Board of Directors may hold their meetings and have one or more offices, and keep the books of the Corporation, either within or outside the State of Maryland, at such place or places as they may from time to time determine by resolution or by written consent of all the directors. The Board of Directors may hold their meetings by conference telephone or other similar electronic communications equipment in accordance with the provisions of Maryland General Corporation Law.

   SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by resolution of the Board, provided that notice of every resolution of the Board fixing or changing the time or place for the holding of regular meetings of the Board shall be mailed to each director at least three (3) days before the first meeting held in pursuance thereof. The annual meeting of the Board of Directors shall be held immediately following the annual stockholders' meeting at which a Board of Directors is elected. Any business may be transacted at any regular meeting of the Board.

   SECTION 8. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman, or the President, and must be called by the Chairman, the President or the Secretary upon written request of a majority of the Board of Directors, by mailing the same at least two (2) days prior to the meeting, or by personal delivery, facsimile transmission, telegraphing or telephoning the same on the day before the meeting, to each director; but such notice may be waived by any director. A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any special meeting. At any meeting at which every director shall be present, even though without notice, any business may be transacted and any director may in writing waive notice of the time, place and objects of any special meeting.

   SECTION 9. Quorum. A majority of the whole number of directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, but, if at any meeting less than a quorum shall be present, a majority of those present may adjourn the meeting from time to time, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by law or by the Corporation's Charter or by these By-laws.

   SECTION 10. Compensation of Directors. Directors may receive a fixed sum and expenses for attendance at regular and special meetings and committee meetings, or any combination of the foregoing as may be determined from time to time by the Board of Directors, and nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore.

   SECTION 11. Advisory Directors. The Board of Directors may by resolution appoint advisory directors to the Board of Directors, who may also serve as directors emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Directors shall provide. Advisory directors or directors emeriti shall not have the authority to participate by vote in the transaction of business.

   SECTION 12. Committees. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and other committees composed of one or more directors and delegate to these committees any of the powers of the Board of Directors, except the power to authorize dividends on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend these By-Laws, or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number of shares to be issued, a committee of the Board of Directors, in accordance with that general authorization or any stock option or other plan or program adopted by the Board of Directors, may authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors. Until September 30, 2005 the Audit Committee, the Compensation Committee, and the Nominating Committee shall be composed of an even number of directors of half of whom are also directors of The Centreville National Bank of Maryland and half of whom are also directors of The Talbot Bank.

   SECTION 13. Committee Procedure. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if an unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee.

   SECTION 14. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors and officers as contemplated by the Charter and these By-Laws, any two or more available members of the then incumbent Executive Committee shall constitute a quorum of that Committee for the full conduct and management of the affairs and business of the Corporation in accordance with the provisions of Article II, Section 13. In the event of the unavailability, at such time, of a minimum of two members of the then incumbent Executive Committee, the available directors shall elect an Executive Committee consisting of any two members of the Board of Directors, whether or not they be officers of the Corporation, which two members of the Board of Directors, whether or not they be officers of the Corporation, which two members shall constitute the Executive Committee for the full conduct and management of the affairs of the Corporation in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Directors passed from time to time for that purpose, and any provisions of these By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim Executive Committee acting under this Section that it shall be to the advantage of the Corporation to resume the conduct and management of its affairs and business under all the other provisions of these By-Laws.

                                  ARTICLE III

                                    OFFICERS

   SECTION 1. Election, Tenure, and Compensation. The officers of the Corporation shall be a President, one or more Vice-Presidents (if so elected by the Board of Directors), a Secretary, and a Treasurer, and such other officers as the Board of Directors from time to time may consider necessary for the proper conduct of the business of the Corporation. It may also have, and until September 30, 2005 shall have, a Chairman of the Board. The Board of Directors shall designate who shall serve as chief executive officer, who shall have general supervision of the business and affairs of the Corporation, and may designate a chief operating officer, who shall have supervision of the operations of the Corporation. In the absence of any designation the Chairman of the Board, if there be one, shall serve as chief executive officer and the President shall serve as chief operating officer. In the absence of the Chairman of the Board, or if there be none, the President shall be the chief executive officer. The officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of the stockholders. The Chairman shall be a director and the other officers may, but need not be, directors. Any two or more of the above officers, except those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these By-laws to be executed, acknowledged or verified by any two or more officers. The compensation or salary paid all officers of the Corporation shall be fixed by resolutions adopted by the Board of Directors.

   Except where otherwise expressly provided in a contract duly authorized by the Board of Directors, all officers and agents of the Corporation shall be subject to removal at any time by the affirmative vote of a majority of the whole Board of Directors, and all officers, agents, and employees, other than officers appointed by the Board of Directors, shall hold office at the discretion of the Board of Directors or of the officers appointing them.

   SECTION 2. Powers and Duties of the Chairman. The Chairman, if one be elected, shall preside at all meetings of the stockholders and of the Board of Directors. Until September 30, 2005 the Chairman of the Board shall be a director that is also a non-employee director of The Centreville National Bank of Maryland. The Chairman shall be ex-officio a member of all the standing committees. The Chairman shall do and perform such other duties as may, from time to time, be assigned to the Chairman by the Board of Directors.

   SECTION 3. Powers and Duties of the President. The President shall be the chief executive officer of the Corporation and shall have general charge and control of all its business affairs and properties. The President may sign and execute all authorized bonds, contracts or other obligations in the name of the Corporation. The President shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall do and perform such other duties as may, from time to time, be assigned to the President by the Board of Directors. Until September 30, 2005, the President shall be the President of The Talbot Bank unless the entire Board of Directors by two-thirds vote determines otherwise.

   SECTION 4. Powers and Duties of the Vice President. The Board of Directors may elect one or more Vice Presidents. Any Vice President (unless otherwise provided by resolution of the Board of Directors) may sign and execute all authorized bonds, contracts, or other obligations in the name of the Corporation. Each Vice President shall have such other powers and shall perform such other duties as may be assigned to the Vice President by the Board of Directors or by the Chairman or the President. In case of the absence or disability of the President, the duties of that office shall be performed by any Vice President, and the taking of any action by such Vice President in place of the President shall be conclusive evidence of the absence or disability of the President. Until September 30, 2005, the Corporation shall also have an Executive Vice President, who shall also serve as the Chief Operating Officer, who shall be the President of The Centreville National Bank of Maryland unless the entire Board of Directors by two-thirds vote determines otherwise.

   SECTION 5. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these By-laws, and in case of the Secretary's absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the Chairman or the President, or by the directors or stockholders upon whose written requisition the meeting is called as provided in these By-laws. The Secretary shall record all the proceedings of the meetings of the stockholders and of the directors in books provided for that purpose, and shall perform such other duties as may be assigned to him by the directors, the Chairman, or the President. The Secretary shall have custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman, or the President, and attest the same. In general, the Secretary shall perform all the duties generally incident to the office of Secretary, subject to the control of the Board of Directors, the Chairman, and the President.

   SECTION 6. Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation, and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors.

   The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements. The Treasurer shall render to the Chairman, the President and the Board of Directors, whenever any of them so requests, an account of all transactions as Treasurer and of the financial condition of the Corporation.

   The Treasurer shall give the Corporation a bond, if required by the Board of Directors, in a sum, and with one or more sureties, satisfactory to the Board of Directors, for the faithful performance of the duties of the office and for the restoration to the Corporation in case of the Treasurer's death, resignation, retirement or removal from office of all books, papers, vouchers, moneys, and other properties of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.

   The Treasurer shall perform all the duties generally incident to the office of the Treasurer, subject to the control of the Board of Directors, the Chairman, and the President.

   SECTION 7. Assistant Secretary. The Board of Directors may appoint an Assistant Secretary or more than one Assistant Secretary. Each Assistant Secretary shall (except as otherwise provided by resolution of the Board of Directors) have power to perform all duties of the Secretary in the absence or disability of the Secretary and shall have such other powers and shall perform such other duties as may be assigned by the Board of Directors, the Chairman, or the President. In case of the absence or disability of the Secretary, the duties of the office shall be performed by any Assistant Secretary, and the taking of any action by any such Assistant Secretary in place of the Secretary shall be conclusive evidence of the absence or disability of the Secretary.

   SECTION 8. Assistant Treasurer. The Board of Directors may appoint an Assistant Treasurer or more than one Assistant Treasurer. Each Assistant Treasurer shall (except as otherwise provided by resolution of the Board of Directors) have power to perform all duties of the Treasurer in the absence or disability of the Treasurer and shall have such other powers and shall perform such other duties as may be assigned by the Board of Directors, the Chairman or the President. In case of the absence or disability of the Treasurer, the duties of the office shall be performed by any Assistant Treasurer, and the taking of any action by any such Assistant Treasurer in place of the Treasurer shall be conclusive evidence of the absence or disability of the Treasurer.

                                   ARTICLE IV

                                 CAPITAL STOCK

   SECTION 1. Issue of Certificates of Stock. The certificates for shares of the stock of the Corporation shall be of such form not inconsistent with the Charter, or its amendments, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman, the President or by any Vice-President and counter-signed by the Secretary, an Assistant Secretary, Treasurer or Assistant Treasurer, and sealed with the seal of the Corporation. All certificates for each class of stock shall be consecutively numbered. The name of the person owning the shares issued and the address of the holder, shall be entered in the Corporation's books. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificates representing the same number of shares shall be issued until the former certificate or certificates for the same number of shares shall have been so surrendered, and canceled, unless a certificate of stock be lost or destroyed, in which event another may be issued in its stead upon proof of such loss or destruction and the giving of a satisfactory bond of indemnity not exceeding an amount double the value of the stock. Both such proof and such bond shall be in a form approved by the general counsel of the Corporation and by the Transfer Agent of the Corporation and by the Registrar of the stock.

   SECTION 2. Transfer of Shares. Shares of the capital stock of the Corporation shall be transferred on the books of the Corporation only by the holder thereof in person or by the holder's attorney upon surrender and cancellation of certificates for a like number of shares as hereinbefore provided.

   SECTION 3. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the Laws of Maryland.

   SECTION 4. Closing Transfer Books. The Board of Directors may fix the period, not exceeding twenty (20) days, during which time the books of the Corporation shall be closed against transfers of stock, or, in lieu thereof, the directors may fix a date not less than ten (10) days nor more than sixty (60) days preceding the date of any meeting of stockholders or any dividend payment date or any date for the allotment of rights, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting or to receive such dividends or rights as the case may be; and only stockholders of record on such date shall be entitled to notice of and to vote at such meeting or to receive such dividends or rights as the case may be.

   SECTION 5. Lost Stock Certificates. The Board of Directors may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may require the owner of the certificate to give bond, with sufficient surety, to indemnify the Corporation against any loss or claim arising as a result of the issuance of a new certificate. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

   SECTION 6. Exemption from Control Share Acquisition Statute. The provisions of Sections 3-701 to 3-709 of the Maryland General Corporation Law shall not apply to any share of the capital stock of the Corporation. Such shares of capital stock are exempted from such Sections to the fullest extent permitted by Maryland law.

                                   ARTICLE V

                            BANK ACCOUNTS AND LOANS

   SECTION 1. Bank Accounts. Such officers or agents of the Corporation as from time to time shall be designated by the Board of Directors shall have authority to deposit any funds of the Corporation in such banks or trust companies as shall from time to time be designated by the Board of Directors and such officers or agents as from time to time authorized by the Board of Directors may withdraw any or all of the funds of the Corporation so deposited in any bank or trust or trust company, upon checks, drafts or other instruments or orders for the payment of money, drawn against the account or in the name or behalf of this Corporation, and made or signed by such officers or agents; and each bank or trust company with which funds of the Corporation are so deposited is authorized to accept, honor, cash and pay, without limit as to amount, all checks, drafts or other instruments or orders for the payment of money, when drawn, made or signed by officers or agents so designated by the Board of Directors until written notice of the revocation of the authority of such officers or agents by the Board of Directors shall have been received by such bank or trust company. There shall from time to time be certified to the banks or trust companies in which funds of the Corporation are deposited, the signature of the officers or agents of the Corporation so authorized to draw against the same. In the event that the Board of Directors shall fail to designate the persons by whom checks, drafts and other instruments or orders for the payment of money shall be signed, as hereinabove provided in this Section, all of such checks, drafts and other instruments or orders for the payment of money shall be signed by the Chairman, the President or a Vice President and counter-signed by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer of the Corporation.

   SECTION 2. Loans. Such officers or agents of the Corporation as from time to time shall be designated by the Board of Directors shall have authority to effect loans, advances or other forms of credit at any time or times for the Corporation from such banks, trust companies, institutions, corporations, firms or persons as the Board of Directors shall from time to time designate, and as security for the repayment of such loans, advances, or other forms of credit to assign, transfer, endorse, and deliver, either originally or in addition or substitution, any or all stock, bonds, rights, and interests of any kind in or to stocks or bonds, certificates of such rights or interests, deposits, accounts, documents covering merchandise, bills and accounts receivable and other commercial paper and evidences or debt at any time held by the Corporation; and for such loans, advances, or other forms of credit to make, execute and deliver one or more notes, acceptances or written obligations of the Corporation on such terms, and with such provisions as to the security or sale or disposition thereof as such officers or agents shall deem proper; and also to sell to, or discount or rediscount with, such banks, trust companies, institutions, corporations, firms or persons any and all commercial paper, bills receivable, acceptances and other instruments and evidences of debt at any time held by the Corporation, and to that end to endorse, transfer and deliver the same. There shall from time to time be certified to each bank, trust company, institution, corporation, firm or person so designated the signature of the officers or agents so authorized; and each bank, trust company, institution, corporation, firm or person is authorized to rely upon such certification until written notice of the revocation by the Board of Directors of the authority of such officers or agents shall be delivered to such bank, trust company, institution, corporation, firm or person.
                                   ARTICLE VI


                            MISCELLANEOUS PROVISIONS

   SECTION 1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year.

   SECTION 2. Notices. Whenever, under the provisions of these By-laws, notice is required to be given to any director, officer or stockholder, unless otherwise provided in these By-laws, such notice shall be deemed given if in writing, and personally delivered, or sent by telefax, or telegram, or by mail, by depositing the same in a post office or letter box, in a postpaid sealed wrapper, addressed to each stockholder, officer or director, as the case may be, at such address as appears on the books of the Corporation, or in default of any other address, to such director, officer or stockholder, at the general post office in the Town of Centreville, Maryland, and such notice shall be deemed to be given at the time the same is so personally delivered, telefaxed, telegraphed or so mailed. Any stockholder, director or officer may waive any notice required to be given under these By-laws.

   SECTION 3. Voting Upon Stocks. Unless otherwise ordered by the Board of Directors, the President and the Vice President, or any of them, shall have full power and authority on behalf of the Corporation to attend and to vote and to grant proxies to be used at any meetings of stockholders of any corporation in which the Corporation may hold stock. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution. Until September 30, 2005, any such person voting stock of a banking institution registered in the name of the Corporation in the election or removal of directors of such institution must cast votes in favor of the election or against removal of directors of such institution, unless otherwise directed by the affirmative vote of not less than two-thirds of the entire Board of Directors.
                                  ARTICLE VII


                              AMENDMENT OF BY-LAWS

   In accordance with the Charter, these By-Laws may be repealed, altered, amended or rescinded and new by-laws may be adopted (a) by the stockholders of the Corporation (considered for this purpose as one class) by the affirmative vote of not less than a majority of all the votes entitled to be cast by the outstanding shares of capital stock of the Corporation generally in the election of directors which are cast on the matter at any meeting of the stockholders called for that purpose (provided that notice of such proposal is included in the notice of such meeting) or (b) by the Board of Directors by the affirmative vote of not less than two-thirds of the Board of Directors at a meeting held in accordance with the provisions of these By-Laws.
                                  ARTICLE VIII


                                INDEMNIFICATION

   SECTION 1. Definitions. As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Indemnification Section"), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

   SECTION 2. Indemnification of Directors and Officers. The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the Board of Directors.

   SECTION 3. Indemnification of Other Agents and Employees. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Section.

               APPENDIX D--SUPPORT AGREEMENT OF TALBOT BANCSHARES

                  FORM OF TALBOT BANCSHARES SUPPORT AGREEMENT

   THIS SUPPORT AGREEMENT (this "Agreement") dated as of July 25, 2000, between SHORE BANCSHARES, INC., a Maryland corporation ("Shore Bancshares"), and each of the individuals listed on Schedule A attached hereto (collectively, the "Talbot Bancshares Stockholders").

                              W I T N E S S E T H:

   WHEREAS, the Talbot Bancshares Stockholders (i) collectively possess the sole or joint right to vote, or direct the voting of, an aggregate of 212,534 shares of common stock, par value $0.01 per share (the "Shares"), of Talbot Bancshares, Inc., a Maryland corporation ("Talbot Bancshares"), which constitute approximately 17.25% of the outstanding capital stock of Talbot Bancshares, and (ii) individually possess the right to vote, or to direct the voting of, the number of Shares set forth opposite such Talbot Bancshares Stockholder's name on Schedule A hereto; and

   WHEREAS, the Talbot Bancshares Stockholders (i) collectively possess the sole or joint power to dispose of, or to direct the disposition of, an aggregate of 212,534 Shares, which constitute approximately 17.25% of the outstanding capital stock of Talbot Bancshares, and (ii) individually possess the power to dispose of, or direct the disposition of, the number of Shares set forth opposite such Talbot Bancshares Stockholder's name on Schedule A hereto; and

   WHEREAS, Shore Bancshares has entered into a Plan and Agreement to Merge with Talbot Bancshares, dated as of July 25, 2000 (the "Plan"), pursuant to which Talbot Bancshares would merge with and into Shore Bancshares (the "Merger"), with shares of the Common Stock of Shore Bancshares to be issued to the stockholders of Talbot Bancshares; and

   WHEREAS, pursuant to Section 6.10 of the Plan, Talbot Bancshares has covenanted to obtain agreements from each of its executive officers and directors in which the executive officers and directors of Talbot Bancshares (in their capacity as Talbot Bancshares Stockholders) and would agree to support the Merger; and the Talbot Bancshares Stockholders have in accordance with such covenant agreed to support the Merger.

   NOW, THEREFORE, to induce Shore Bancshares to enter into the Plan and in consideration of the mutual covenants and agreements set forth herein and in the Plan and the mutual benefits to be derived herefrom and therefrom, the parties agree as follows:

     1. Representations of the Talbot Bancshares Stockholders. Each of the Talbot Bancshares Stockholders, severally, and not jointly, represents that:

       (a)(1) such Talbot Bancshares Stockholder possesses the sole or joint right to vote, or direct the voting of, all of the Shares set forth on Schedule A opposite the Talbot Bancshares Stockholder's name,
    (2) such number of Shares constitutes all of the Shares with respect to which the Talbot Bancshares Stockholder possesses the sole or joint right to vote, or direct the voting of, as the case may be, and (3) except as to Shares held only under a power of attorney or as guardian or custodian, such Talbot Bancshares Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Talbot Bancshares Stockholder's name, free of all restrictions and encumbrances of every kind and character, except as indicated on Schedule A.

       (b)(1) such Talbot Bancshares Stockholder possesses the sole or joint power to dispose of, or direct the disposition of, the Shares set forth on Schedule A opposite the Talbot Bancshares Stockholder's name,
    (2) such number of Shares constitutes all of the Shares with respect to which the Talbot Bancshares Stockholder possesses or will possess the sole or joint power to dispose of or direct the disposition of, and (3) except as to Shares held only under a power of attorney, such Talbot Bancshares Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Talbot Bancshares Stockholder's name free of all restrictions and encumbrances of any kind or character except as indicated on Schedule A.

       (c) such Talbot Bancshares Stockholder does not own, of record or beneficially, any Shares that are not reflected on Schedule A. For the purposes of this Agreement, beneficial ownership has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

       (d) such Talbot Bancshares Stockholder has full right, power, and authority to enter into, deliver and perform this Agreement; this Agreement has been duly executed and delivered by such Talbot Bancshares Stockholder; and this Agreement constitutes the legal, valid, and binding obligation of the Talbot Bancshares Stockholder, and is enforceable in accordance with its terms.

     2. Covenants of the Talbot Bancshares Stockholders. Each of the Talbot Bancshares Stockholders, severally and not jointly, covenants as follows:

       (a) Restrictions on Transfer. With respect to Shares listed on Schedule A, during the term of this Agreement, such Talbot Bancshares Stockholder shall not voluntarily pledge, hypothecate, grant a security interest in, sell, transfer, or otherwise dispose of or encumber any of such Shares and will not enter into any agreement, arrangement, or understanding (other than a proxy for the purpose of voting his or her Shares in accordance with Subparagraph 2(c) hereof) which would, during that term (i) restrict, (ii) establish a right of first refusal to, or
    (iii) otherwise relate to the transfer or voting of such Shares; provided, however, this restriction shall not apply to a transfer of any of the Shares by the Talbot Bancshares Stockholder to his or her spouse, children, or grandchildren, subject to the conditions that any transferee, recipient, or custodian of any such transferee or recipient must execute an agreement substantially in the form of this Agreement in a form satisfactory to Shore Bancshares, and Schedule A hereto may be revised by Shore Bancshares to reflect such transfer.

       (b) Other Restrictions. During the term of this Agreement, such Talbot Bancshares Stockholder, as a Talbot Bancshares Stockholder, shall not, directly or indirectly, solicit, initiate, or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, or other person, entity, or group (other than Shore Bancshares, any of its subsidiaries, and their respective officers, employees, representatives, and agents) concerning any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange, or similar transactions involving Talbot Bancshares. Such Talbot Bancshares Stockholder shall promptly advise Shore Bancshares of, and communicate to Shore Bancshares the terms of, any such inquiry or proposal addressed either to such Talbot Bancshares Stockholder or to Talbot Bancshares that such Talbot Bancshares Stockholder receives or of which such Talbot Bancshares Stockholder has knowledge.

       (c) Merger. With respect to the Shares listed on Schedule A pursuant to Subparagraph 1(a) hereof, each of the Talbot Bancshares Stockholders shall vote such Shares to ratify and confirm the Plan and the Merger and the transactions contemplated thereby. Each of the Talbot Bancshares Stockholders, as a Talbot Bancshares Stockholder, further agrees to use all commercially reasonable efforts to cause the Merger to be effected.

       (d) Additional Shares. The provisions of subparagraphs (a) and (c) above shall apply to all Shares currently owned and hereafter acquired, of record or beneficially, by each of the Talbot Bancshares
    Stockholders.

     3. Termination. This Agreement shall terminate upon the termination of the Plan.

     4. Governing Law. This Agreement shall in all respects be governed by and construed under the laws of Maryland, all rights and remedies being governed by such laws.

     5. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors, and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by Shore Bancshares, in accordance with the Plan.

     6. Counterparts. For convenience of the parties hereto, this Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, Shore Bancshares and the Talbot Bancshares Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                          Shore Bancshares, Inc.

                                          By: _________________________________
                                             Daniel T. Cannon
                                             President

                                          Talbot Bancshares Stockholders:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                   SCHEDULE A

                                                         Number of Shares
                                        Number of Shares   as to which
                                          as to which    Holder has Sole
      Number of Shares Number of Shares    Holder has    or Shared Power
        as to which      as to which       Direct or      to Dispose or
      Holder has Sole  Holder has Joint Indirect Control      Direct
Name   Power to Vote    Power to Vote   of Power to Vote   Disposition    Encumbrance
----  ---------------- ---------------- ---------------- ---------------- -----------

--------
*  Pending confirmation on           .

               APPENDIX E--SUPPORT AGREEMENT OF SHORE BANCSHARES

                   FORM OF SHORE BANCSHARES SUPPORT AGREEMENT

   THIS SUPPORT AGREEMENT (this "Agreement") dated as of July 25, 2000, between TALBOT BANCSHARES, INC., a Maryland corporation ("Talbot Bancshares"), and each of the individuals listed on Schedule A attached hereto (collectively, the "Shore Bancshares Stockholders").

                              W I T N E S S E T H:

   WHEREAS, the Shore Bancshares Stockholders (i) collectively possess the sole or joint right to vote, or direct the voting of, an aggregate of 71,332 shares of common stock, par value $0.01 per share (the "Shares"), of Shore Bancshares, Inc., a Maryland corporation ("Shore Bancshares"), which constitute approximately 3.7% of the outstanding capital stock of Shore Bancshares, and
(ii) individually possess the right to vote, or to direct the voting of, the number of Shares set forth opposite such Shore Bancshares Stockholder's name on Schedule A hereto; and

   WHEREAS, the Shore Bancshares Stockholders (i) collectively possess the sole or joint power to dispose of, or to direct the disposition of, an aggregate of 71,332 Shares, which constitute approximately 3.7% of the outstanding capital stock of Shore Bancshares, and (ii) individually possess the power to dispose of, or direct the disposition of, the number of Shares set forth opposite such Shore Bancshares Stockholder's name on Schedule A hereto; and

   WHEREAS, Talbot Bancshares has entered into a Plan and Agreement to Merge with Shore Bancshares, dated as of July 25, 2000 (the "Plan"), pursuant to which Talbot Bancshares would merge with and into Shore Bancshares (the "Merger"), with shares of the Common Stock of Shore Bancshares to be issued to the stockholders of Talbot Bancshares; and

   WHEREAS, pursuant to Section 5.10 of the Plan, Shore Bancshares has covenanted to obtain agreements from each of its executive officers and directors in which the executive officers and directors of Shore Bancshares (in their capacity as Shore Bancshares Stockholders) and would agree to support the Merger; and the Shore Bancshares Stockholders have in accordance with such covenant agreed to support the Merger.

   NOW, THEREFORE, to induce Talbot Bancshares to enter into the Plan and in consideration of the mutual covenants and agreements set forth herein and in the Plan and the mutual benefits to be derived herefrom and therefrom, the parties agree as follows:

     1. Representations of the Shore Bancshares Stockholders. Each of the Shore Bancshares Stockholders, severally, and not jointly, represents that:

       (a)(1) such Shore Bancshares Stockholder possesses the sole or joint right to vote, or direct the voting of, all of the Shares set forth on Schedule A opposite the Shore Bancshares Stockholder's name, (2) such number of Shares constitutes all of the Shares with respect to which the Shore Bancshares Stockholder possesses the sole or joint right to vote, or direct the voting of, as the case may be, and (3) except as to Shares held only under a power of attorney or as guardian or custodian, such Shore Bancshares Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Shore Bancshares Stockholder's name, free of all restrictions and encumbrances of every kind and character, except as indicated on Schedule A.

       (b)(1) such Shore Bancshares Stockholder possesses the sole or joint power to dispose of, or direct the disposition of, the Shares set forth on Schedule A opposite the Shore Bancshares Stockholder's name, (2) such number of Shares constitutes all of the Shares with respect to which the Shore Bancshares Stockholder possesses or will possess the sole or joint power to dispose of or direct the disposition of, and (3) except as to Shares held only under a power of attorney, such Shore Bancshares Stockholder has good and merchantable title to all of the Shares indicated on said list opposite the Shore Bancshares Stockholder's name free of all restrictions and encumbrances of any kind or character except as indicated on Schedule A.

       (c) such Shore Bancshares Stockholder does not own, of record or beneficially, any Shares that are not reflected on Schedule A. For the purposes of this Agreement, beneficial ownership has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

       (d) such Shore Bancshares Stockholder has full right, power, and authority to enter into, deliver and perform this Agreement; this Agreement has been duly executed and delivered by such Shore Bancshares Stockholder; and this Agreement constitutes the legal, valid, and binding obligation of the Shore Bancshares Stockholder, and is enforceable in accordance with its terms.

     2. Covenants of the Shore Bancshares Stockholders. Each of the Shore Bancshares Stockholders, severally and not jointly, covenants as follows:

       (a) Restrictions on Transfer. With respect to Shares listed on Schedule A, during the term of this Agreement, such Shore Bancshares Stockholder shall not voluntarily pledge, hypothecate, grant a security interest in, sell, transfer, or otherwise dispose of or encumber any of such Shares and will not enter into any agreement, arrangement, or understanding (other than a proxy for the purpose of voting his or her Shares in accordance with Subparagraph 2(c) hereof) which would, during that term (i) restrict, (ii) establish a right of first refusal to, or
    (iii) otherwise relate to the transfer or voting of such Shares; provided, however, this restriction shall not apply to a transfer of any of the Shares by the Shore Bancshares Stockholder to his or her spouse, children, or grandchildren, subject to the conditions that any transferee, recipient, or custodian of any such transferee or recipient must execute an agreement substantially in the form of this Agreement in a form satisfactory to Talbot Bancshares, and Schedule A hereto may be revised by Talbot Bancshares to reflect such transfer.

       (b) Other Restrictions. During the term of this Agreement, such Shore Bancshares Stockholder, as a Shore Bancshares Stockholder, shall not, directly or indirectly, solicit, initiate, or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, or other person, entity, or group (other than Talbot Bancshares, any of its subsidiaries, and their respective officers, employees, representatives, and agents) concerning any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange, or similar transactions involving Shore Bancshares. Such Shore Bancshares Stockholder shall promptly advise Talbot Bancshares of, and communicate to Talbot Bancshares the terms of, any such inquiry or proposal addressed either to such Shore Bancshares Stockholder or to Shore Bancshares that such Shore Bancshares Stockholder receives or of which such Shore Bancshares Stockholder has knowledge.

       (c) Merger. With respect to the Shares listed on Schedule A pursuant to Subparagraph 1(a) hereof, each of the Shore Bancshares Stockholders shall vote such Shares to ratify and confirm the Plan and the Merger and the transactions contemplated thereby. Each of the Shore Bancshares Stockholders, as a Shore Bancshares Stockholder, further agrees to use all commercially reasonable efforts to cause the Merger to be effected.

       (d) Additional Shares. The provisions of subparagraphs (a) and (c) above shall apply to all Shares currently owned and hereafter acquired, of record or beneficially, by each of the Shore Bancshares
    Stockholders.

     3. Termination. This Agreement shall terminate upon the termination of the Plan.

     4. Governing Law. This Agreement shall in all respects be governed by and construed under the laws of Maryland, all rights and remedies being governed by such laws.

     5. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors, and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by Talbot Bancshares, in accordance with the Plan.

     6. Counterparts. For convenience of the parties hereto, this Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, Talbot Bancshares and the Shore Bancshares Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                          Talbot Bancshares, Inc.

                                          By: _________________________________
                                                  W. Moorhead Vermilye
                                              President and Chief Executive
                                                         Officer

                                          Shore Bancshares Stockholders:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                   SCHEDULE A

                                                         Number of Shares
                                        Number of Shares   as to Which
                                          as to Which    Holder has Sole
      Number of Shares Number of Shares    Holder has    or Shared Power
        as to Which      as to Which       Direct or      to Dispose or
      Holder has Sole  Holder has Joint Indirect Control      Direct
Name   Power to Vote    Power to Vote   of Power to Vote   Disposition    Encumbrance
----  ---------------- ---------------- ---------------- ---------------- -----------

--------
*  Pending confirmation on           .

              APPENDIX F--TALBOT BANCSHARES STOCK OPTION AGREEMENT

                    TALBOT BANCSHARES STOCK OPTION AGREEMENT

   This STOCK OPTION AGREEMENT (this "Option Agreement") dated as of July 26, 2000, between TALBOT BANCSHARES, INC. ("Talbot Bancshares"), a Maryland corporation, and SHORE BANCSHARES, INC. ("Shore Bancshares"), a Maryland corporation, recites and provides:

   A. The Board of Directors of Talbot Bancshares and Shore Bancshares have approved a Plan and Agreement to Merge dated July 25, 2000 (the "Plan") providing for the merger (the "Merger") of Talbot Bancshares and Shore Bancshares.

   B. As a condition to and as consideration for Shore Bancshares' entry into the Plan and to induce such entry, Talbot Bancshares has agreed to grant to Shore Bancshares the option set forth herein to purchase authorized but unissued shares of Talbot Bancshares Common Stock.

   NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Capitalized terms defined in the Plan and used herein shall have the same meanings as in the Plan.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Talbot Bancshares hereby grants to Shore Bancshares an option (the "Option") to purchase up to 237,780 shares of Talbot Bancshares Common Stock at an exercise price of $45.00 per share payable in cash as provided in Section 4; provided, however, that in the event Talbot Bancshares issues or agrees to issue any shares of Talbot Bancshares Common Stock (other than as permitted under the Plan) at a price less than $45.00 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

     3. Exercise of Option. (a) Unless Shore Bancshares shall have breached in any material respect any covenant or representation contained in the Plan and such breach has not been cured, Shore Bancshares may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Merger, or (ii) the termination of the Plan in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Talbot Bancshares of any Specified Covenant or as a result of failure of Talbot Bancshares' stockholders to approve the Plan by the vote required under applicable law or under Talbot Bancshares' Charter), or (iii) 12 months after termination of the Plan due to a willful breach by Talbot Bancshares of any Specified Covenant or failure of Talbot Bancshares' stockholders to approve the Plan by the vote required under applicable law or under Talbot Bancshares' Charter; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

     (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) Talbot Bancshares or The Talbot Bank of Easton, Maryland ("Talbot Bank"), without having received Shore Bancshares' prior written consent, shall have entered into an agreement with any person
    (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Plan, (y) to purchase, lease, or otherwise acquire all or substantially all of the assets of Talbot Bancshares or Talbot Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 15% or more of the voting power of Talbot Bancshares or Talbot Bank;

       (ii) any person (other than Talbot Bancshares or Talbot Bank in a fiduciary capacity, or Shore Bancshares or Centreville Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Talbot Bancshares Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

       (iii) any person shall have made a bona fide proposal to Talbot Bancshares by public announcement or written communication that is or becomes the subject of public disclosure to acquire Talbot Bancshares or Talbot Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, and following such bona fide proposal the stockholders of Talbot Bancshares vote not to adopt the Plan; or

       (iv) Talbot Bancshares shall have willfully breached any Specified Covenant following a bona fide proposal to Talbot Bancshares or Talbot Bank to acquire Talbot Bancshares or Talbot Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, which breach would entitle Shore Bancshares to terminate the Plan (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

  If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Shore Bancshares wishes to exercise the Option, it shall send to Talbot Bancshares a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided, that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Shore Bancshares shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) As used herein, "Specified Covenant" means any covenant made by Talbot Bancshares and contained in Section 5 of the Plan.

     4. Payment and Delivery of Certificates. (a) At the closing referred to in Section 3, Shore Bancshares shall pay to Talbot Bancshares the aggregate purchase price for the shares of Talbot Bancshares Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Talbot Bancshares.

     (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Talbot Bancshares shall deliver to Shore Bancshares a certificate or certificates representing the number of shares of Talbot Bancshares Common Stock purchased by Shore Bancshares, and Shore Bancshares shall deliver to Talbot Bancshares a letter agreeing that Shore Bancshares will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) Certificates for Talbot Bancshares Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement between the registered holder hereof and TALBOT BANCSHARES, INC. ("TALBOT BANCSHARES") and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Talbot Bancshares. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Talbot Bancshares of a written request."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Shore Bancshares shall have delivered to Talbot Bancshares a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Talbot Bancshares, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

     5. Representations. Talbot Bancshares represents, warrants, and covenants to Shore Bancshares as follows:

       (a) Talbot Bancshares shall at all times maintain sufficient authorized but unissued shares of Talbot Bancshares Common Stock so that the Option may be exercised without authorization of additional shares of Talbot Bancshares Common Stock.

       (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid, and nonassessable.


     6. Adjustment Upon Changes in Capitalization. In the event of any change in Talbot Bancshares Common Stock by reason of stock dividends, split-ups, consolidation, recapitalizations, combinations, exchanges of shares, or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Talbot Bancshares Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Talbot Bancshares Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Talbot Bancshares Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Talbot Bancshares to breach any provision of the Plan.

     7. Registration Rights. If requested by Shore Bancshares, Talbot Bancshares shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Talbot Bancshares Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Shore Bancshares. Shore Bancshares shall provide all information reasonably requested by Talbot Bancshares for inclusion in any registration statement to be filed hereunder. Talbot Bancshares will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. Only one registration may be effected under this Section 7 at Talbot Bancshares' expense, and which shall not include underwriting commissions and the fees and disbursements of Shore Bancshares' counsel attributable to the registration of such Talbot Bancshares Common Stock. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Talbot Bancshares of Talbot Bancshares Common Stock. If requested by Shore Bancshares, in connection with any such registration, Talbot Bancshares will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities, and other agreements customarily included in such underwriting agreements. Upon receiving any request from Shore Bancshares or assignee thereof under this Section 7, Talbot Bancshares agrees to send a copy thereof to Shore Bancshares and to any assignee thereof known to Talbot Bancshares, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Repurchase of Option at the Election of Shore Bancshares. (a) At the request of Shore Bancshares at any time commencing (i) upon the first occurrence of a Repurchase Event (as defined below) and ending 18 months immediately thereafter Talbot Bancshares (or any successor entity thereof) shall repurchase from Shore Bancshares (I) the Option and (II) all shares of Talbot Bancshares Common Stock purchased by Shore Bancshares pursuant hereto with respect to which Shore Bancshares then has beneficial ownership. The date on which Shore Bancshares exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to:

       (A) the aggregate Purchase Price paid by Shore Bancshares for any shares of Talbot Bancshares Common Stock acquired pursuant to the Option with respect to which Shore Bancshares then has beneficial ownership; plus

       (B) the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 8 Request Date for a share of Talbot
    Bancshares Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Talbot Bancshares Common Stock with respect to which the Option has not been exercised; plus

       (C) the excess, if any, of the Applicable Price as of the Section 8 Request Date over the Purchase Price paid (or, in the case of shares of Shore Bancshares Common Stock with respect to which the Option has been exercised but the Effective Date has not occurred, payable (subject to adjustment pursuant to Section 6)) by Shore Bancshares for each share of Talbot Bancshares Common Stock with respect to which the Option has been exercised and with respect to which Shore Bancshares then has beneficial ownership, multiplied by the number of such shares; plus

       (D) the amount of the documented reasonable out-of-pocket expenses incurred by Shore Bancshares in connection with the Plan and this Option Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) If Shore Bancshares exercises its rights under this Section 8, Talbot Bancshares shall, within 10 business days after the Section 8 Request Date, pay the Section 8 Repurchase Consideration to Shore Bancshares in immediately available funds, and Shore Bancshares shall surrender to Talbot Bancshares the Option and the certificates evidencing the shares of Talbot Bancshares Common Stock purchased hereunder with respect to which Shore Bancshares then has beneficial ownership and Shore Bancshares shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Talbot Bancshares shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Shore Bancshares shall cooperate with Talbot Bancshares in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of Talbot Bancshares proposed repurchase pursuant to this Section 8, Talbot Bancshares shall promptly give notice of such fact to Shore Bancshares and redeliver to Shore Bancshares the shares issued upon exercise of the Option it is then prohibited from repurchasing, and Shore Bancshares shall have the right to exercise the Option as to the number of shares issued upon exercise of the Option for which the Option was exercisable at the Section 8 Request Date less the number of shares as to which payment has been made pursuant to Section 8(a)(B); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Shore Bancshares shall nonetheless have the right so to exercise the Option or exercise its rights under

  Section 3 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Talbot Bancshares shall not be obligated to repurchase the Option or any shares of Talbot Bancshares Common Stock pursuant to this Section 8 on more than one occasion.

     (c) For purposes of this Option Agreement, the "Applicable Price," as of any date, means the highest of (i) the highest price per share at which a Tender Offer has been made for shares of Talbot Bancshares Common Stock after the date hereof and on or prior to such date, (ii) the price per share to be paid by any third party for shares of Talbot Bancshares Common Stock or the consideration per share to be received by holders of Talbot Bancshares Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Talbot Bancshares entered into on or prior to such date or (iii) the highest bid price per share of Talbot Bancshares Common Stock as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Talbot Bancshares Common Stock are not quoted thereon, the principal trading market on which such shares are traded as reported by a recognized source during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Shore Bancshares and reasonably acceptable to Talbot Bancshares, which determination shall be conclusive for all purposes of this Option Agreement.

     (d) As used herein, a "Repurchase Event" means the occurrence of any of the Purchase Events specified in Section 3(b).

     9. Severability. If any term, provision, covenant, or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, and covenants, and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Talbot Bancshares Common Stock provided in Section 2 (as adjusted pursuant to
  Section 6), it is the express intention of Talbot Bancshares to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     10. Miscellaneous.

       (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

       (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

       (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Shore Bancshares may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Shore Bancshares may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Talbot Bancshares, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Shore Bancshares' behalf, or
    (iv) any other manner approved by applicable regulatory authorities.

       (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 15 of the Plan.

       (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

       (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

       (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

   IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                          Talbot Bancshares, Inc.

                                               /s/ W. Moorhead Vermilye
                                          By: _________________________________
                                                   W. Moorhead Vermilye
                                               President and Chief Executive
                                                          Officer

                                          Shore Bancshares, Inc.

                                                 /s/ Daniel T. Cannon
                                          By___________________________________
                                                     Daniel T. Cannon
                                               President and Chief Executive
                                                          Officer

              APPENDIX G--SHORE BANCSHARES STOCK OPTION AGREEMENT

                                SHORE BANCSHARES

                             STOCK OPTION AGREEMENT

   This STOCK OPTION AGREEMENT (this "Option Agreement") dated as of July 26, 2000, between SHORE BANCSHARES, INC. ("Shore Bancshares"), a Maryland corporation, and TALBOT BANCSHARES, INC. ("Talbot Bancshares"), a Maryland corporation, recites and provides:

   A. The Board of Directors of Shore Bancshares and Talbot Bancshares have approved a Plan and Agreement to Merge dated July 25, 2000 (the "Plan") providing for the merger (the "Merger") of Shore Bancshares and Talbot Bancshares.

   B. As a condition to and as consideration for Talbot Bancshares' entry into the Plan and to induce such entry, Shore Bancshares has agreed to grant to Talbot Bancshares the option set forth herein to purchase authorized but unissued shares of Shore Bancshares Common Stock.

   NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Capitalized terms defined in the Plan and used herein shall have the same meanings as in the Plan.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Shore Bancshares hereby grants to Talbot Bancshares an option (the "Option") to purchase up to 380,912 shares of Shore Bancshares Common Stock at an exercise price of $14.62 per share payable in cash as provided in
  Section 4; provided, however, that in the event Shore Bancshares issues or agrees to issue any shares of Shore Bancshares Common Stock (other than as permitted under the Plan) at a price less than $14.62 per share (as adjusted pursuant to Section 6), the exercise price shall be such lesser price.

     3. Exercise of Option. (a) Unless Talbot Bancshares shall have breached in any material respect any covenant or representation contained in the Plan and such breach has not been cured, Talbot Bancshares may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Date of the Merger, or (ii) the termination of the Plan in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than as a result of a willful breach by Shore Bancshares of any Specified Covenant or as a result of failure of Shore Bancshares' stockholders to approve the Plan by the vote required under applicable law or under Shore Bancshares' Charter), or (iii) 12 months after termination of the Plan due to a willful breach by Shore Bancshares of any Specified Covenant or failure of Shore Bancshares' stockholders to approve the Plan by the vote required under applicable law or under Shore Bancshares' Charter; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

      (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) Shore Bancshares or The Centreville National Bank of Maryland ("Centreville Bank"), without having received Talbot Bancshares' prior written consent, shall have entered into an agreement with any person
    (x) to merge or consolidate, or enter into any similar transaction, except as contemplated in the Plan, (y) to purchase, lease, or otherwise acquire all or substantially all of the assets of Shore Bancshares or Centreville Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 15% or more of the voting power of Shore Bancshares or Centreville Bank;

       (ii) any person (other than Shore Bancshares or Centreville Bank in a fiduciary capacity, or Talbot Bancshares or Talbot Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Shore Bancshares Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder);

       (iii) any person shall have made a bona fide proposal to Shore Bancshares by public announcement or written communication that is or becomes the subject of public disclosure to acquire Shore Bancshares or Centreville Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, and following such bona fide proposal the stockholders of Shore Bancshares vote not to adopt the Plan; or

       (iv) Shore Bancshares shall have willfully breached any Specified Covenant following a bona fide proposal to Shore Bancshares or Centreville Bank to acquire Shore Bancshares or Centreville Bank by merger, consolidation, purchase of all or substantially all of its assets, or any other similar transaction, which breach would entitle Talbot Bancshares to terminate the Plan (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

  If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event Talbot Bancshares wishes to exercise the Option, it shall send to Shore Bancshares a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"); provided, that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Talbot Bancshares shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     (d) As used herein, "Specified Covenant" means any covenant made by Shore Bancshares and contained in Section 5 of the Plan.

     4. Payment and Delivery of Certificates. (a) At the closing referred to in Section 3, Talbot Bancshares shall pay to Shore Bancshares the aggregate purchase price for the shares of Shore Bancshares Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Shore Bancshares.

     (b) At such closing, simultaneously with the delivery of funds as provided in subsection (a), Shore Bancshares shall deliver to Talbot Bancshares a certificate or certificates representing the number of shares of Shore Bancshares Common Stock purchased by Talbot Bancshares, and Talbot Bancshares shall deliver to Shore Bancshares a letter agreeing that Talbot Bancshares will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) Certificates for Shore Bancshares Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

    "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF A STOCK OPTION AGREEMENT BETWEEN THE
    REGISTERED

    HOLDER HEREOF AND SHORE BANCSHARES, INC. ("SHORE BANCSHARES") AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF SHORE BANCSHARES. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY SHORE BANCSHARES OF A WRITTEN REQUEST."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Talbot Bancshares shall have delivered to Shore Bancshares a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to Shore Bancshares, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

     5. Representations. Shore Bancshares represents, warrants, and covenants to Talbot Bancshares as follows:

       (a) Shore Bancshares shall at all times maintain sufficient authorized but unissued shares of Shore Bancshares Common Stock so that the Option may be exercised without authorization of additional shares of Shore Bancshares Common Stock.

       (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid, and nonassessable.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Shore Bancshares Common Stock by reason of stock dividends, split-ups, consolidation, recapitalizations, combinations, exchanges of shares, or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Shore Bancshares Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Shore Bancshares Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Shore Bancshares Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Shore Bancshares to breach any provision of the Plan.

     7. Registration Rights. If requested by Talbot Bancshares, Shore Bancshares shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Shore Bancshares Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Talbot Bancshares. Talbot Bancshares shall provide all information reasonably requested by Shore Bancshares for inclusion in any registration statement to be filed hereunder. Shore Bancshares will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. Only one registration may be effected under this Section 7 at Shore Bancshares' expense, and which shall not include underwriting commissions and the fees and disbursements of Talbot Bancshares' counsel attributable to the registration of such Shore Bancshares Common Stock. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Shore Bancshares of Shore Bancshares Common Stock. If requested by Talbot Bancshares, in connection with any such registration, Shore Bancshares will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities, and other agreements customarily included in such underwriting agreements. Upon receiving any request from Talbot Bancshares or assignee thereof under this Section 7, Shore Bancshares agrees to send a copy thereof to Talbot Bancshares and to any assignee thereof known to Shore Bancshares, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Repurchase of Option at the Election of Talbot Bancshares. (a) At the request of Talbot Bancshares at any time commencing (i) upon the first occurrence of a Repurchase Event (as defined below) and ending 18 months immediately thereafter Shore Bancshares (or any successor entity thereof) shall repurchase from Talbot Bancshares (I) the Option and (II) all shares of Shore Bancshares Common Stock purchased by Talbot Bancshares pursuant hereto with respect to which Talbot Bancshares then has beneficial ownership. The date on which Talbot Bancshares exercises its rights under this Section 8 is referred to as the "Section 8 Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to:

       (A) the aggregate Purchase Price paid by Talbot Bancshares for any shares of Shore Bancshares Common Stock acquired pursuant to the Option with respect to which Talbot Bancshares then has beneficial ownership; plus

       (B) the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 8 Request Date for a share of Shore Bancshares Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Shore Bancshares Common Stock with respect to which the Option has not been exercised; plus

       (C) the excess, if any, of the Applicable Price as of the Section 8 Request Date over the Purchase Price paid (or, in the case of shares of Shore Bancshares Common Stock with respect to which the Option has been exercised but the Effective Date has not occurred, payable (subject to adjustment pursuant to Section 6)) by Talbot Bancshares for each share of Shore Bancshares Common Stock with respect to which the Option has been exercised and with respect to which Talbot Bancshares then has beneficial ownership, multiplied by the number of such shares; plus

       (D) the amount of the documented reasonable out-of-pocket expenses incurred by Talbot Bancshares in connection with the Plan and this Option Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

     (b) If Talbot Bancshares exercises its rights under this Section 8, Shore Bancshares shall, within 10 business days after the Section 8 Request Date, pay the Section 8 Repurchase Consideration to Talbot Bancshares in immediately available funds, and Talbot Bancshares shall surrender to Shore Bancshares the Option and the certificates evidencing the shares of Shore Bancshares Common Stock purchased hereunder with respect to which Talbot Bancshares then has beneficial ownership and Talbot Bancshares shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Shore Bancshares shall deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and shall promptly provide the required notice or application for approval and shall expeditiously process the same (and Talbot Bancshares shall cooperate with Shore Bancshares in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration requiring such notification or approval shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If the Federal Reserve or any other regulatory authority disapproves of any part of Shore Bancshares proposed repurchase pursuant to this Section 8, Shore Bancshares shall promptly give notice of such fact to Talbot Bancshares and redeliver to Talbot Bancshares the shares issued upon exercise of the Option, it is then prohibited from repurchasing, and Talbot Bancshares shall have the right to exercise the Option as to the number of shares issued upon exercise of the Option for which the Option was exercisable at the Section 8 Request Date less the number of shares as to which payment has been made pursuant to Section 8(a)(B); provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Talbot Bancshares shall nonetheless have the right so to exercise the Option or exercise its rights under
  Section 3 until the expiration of such period of 30 business days. Notwithstanding anything herein to the contrary, Shore Bancshares shall not be obligated to repurchase the Option or any shares of Shore Bancshares Common Stock pursuant to this Section 8 on more than one occasion.

     (c) For purposes of this Option Agreement, the "Applicable Price," as of any date, means the highest of (i) the highest price per share at which a Tender Offer has been made for shares of Shore Bancshares Common Stock after the date hereof and on or prior to such date, (ii) the price per share to be paid by any third party for shares of Shore Bancshares Common Stock or the consideration per share to be received by holders of Shore Bancshares Common Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Shore Bancshares entered into on or prior to such date or (iii) the highest bid price per share of Shore Bancshares Common Stock as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of Shore Bancshares Common Stock are not quoted thereon, the principal trading market on which such shares are traded as reported by a recognized source during the 60 business days preceding such date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Talbot Bancshares and reasonably acceptable to Shore Bancshares, which determination shall be conclusive for all purposes of this Option Agreement.

     (d) As used herein, a "Repurchase Event" means the occurrence of any of the Purchase Events specified in Section 3(b).

     9. Severability. If any term, provision, covenant, or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, and covenants, and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Shore Bancshares Common Stock provided in Section 2 (as adjusted pursuant to
  Section 6), it is the express intention of Shore Bancshares to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     10. Miscellaneous.

       (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

       (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

       (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Talbot Bancshares may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Talbot Bancshares may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Shore Bancshares, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Talbot Bancshares' behalf, or
    (iv) any other manner approved by applicable regulatory authorities.

       (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 15 of the Plan.

       (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

       (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

       (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

   IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                          Shore Bancshares, Inc.

                                                 /s/ Daniel T. Cannon
                                          By: _________________________________
                                                     Daniel T. Cannon
                                               President and Chief Executive
                                                          Officer

                                          Talbot Bancshares, Inc.

                                               /s/ W. Moorhead Vermilye
                                          By: _________________________________
                                                   W. Moorhead Vermilye
                                               President and Chief Executive
                                                          Officer

                APPENDIX H--OPINION OF DANIELSON ASSOCIATES INC.

July 25, 2000

Board of Directors
Talbot Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601

Dear Members of the Board:

   Set forth herein is Danielson Associates Inc.'s ("Danielson Associates") independent opinion as to "fairness" of a merger of equals between Talbot Bancshares, Inc. ("Talbot") of Easton, Maryland and Shore Bancshares, Inc. ("Shore") of Centreville, Maryland to Talbot and its shareholders from a financial point of view. The merger will be accomplished through an exchange of stock and "fairness" from a financial perspective is determined by the likely impact of this merger on the value of Talbot's common stock and whether the basis for the exchange ratio was "fair" to Talbot.

   In preparing the opinion, the markets served by Talbot and Shore have been analyzed; their business and future prospects have been reviewed; their financial performance has been compared with each other and banks in the region; and the determination of share distribution in other equal mergers has been analyzed. In addition, any unique characteristics have been considered.

   The opinion is based on data supplied by Talbot and Shore and relies on some public information, all of which is believed to be reliable, but the accuracy or the completeness of such information cannot be guaranteed. The opinion assumes that there are no significant loan problems beyond what was stated in recent reports to regulatory agencies.

   In determining the "fair" exchange rate for Talbot in its merger with Shore, the primary consideration was the balancing of the earnings and capital contribution, but other item comparisons were considered as well as the likely impact on Talbot's common stock. The exchange ratios used in other equal mergers were reviewed as to consistency with the exchange ratio used in the merger.

   Based on the above, Danielson Associates is of the opinion that on the date hereof that the merger of equals, including the distribution of shares and the impact on shareholder value, between Talbot and Shore is "fair" from a financial point of view to Talbot and its shareholders.

                                          Respectfully submitted,

                                          Arnold G. Danielson
                                          Chairman
                                          Danielson Associates Inc.

          APPENDIX I--OPINION OF GARLAND McPHERSON & ASSOCIATES, INC.

       , 2000

The Board of Directors
Shore Bancshares, Inc.
109 North Commerce Street
Centreville, MD 21617

Members of the Board:

   You have requested that we update our opinion as to the fairness, from a financial point of view, to the shareholders of Shore Bancshares, Inc. ("Shore") of the Plan and Agreement to Merge (the "Agreement") dated July 25, 2000 pursuant to which Talbot Bancshares, Inc. ("Talbot") will combine with and into Shore by means of a merger. Under the terms of the Agreement, each outstanding share of Talbot common stock will be converted into 2.85 shares of Shore common stock.

   Garland McPherson & Associates, Inc., as part of its investment banking and bank consulting business, is routinely engaged in the valuation of financial institution securities for a variety of purposes, including mergers and acquisitions, and the determination of adequate consideration in such transactions.

   For purposes of this opinion and the original opinion that was rendered on July 25, 2000, we reviewed and analyzed information pertaining to the financial and operating condition of Shore and Talbot. This review included, but was not limited to: (i) the Agreement and exhibits thereto; (ii) financial and other information which was publicly available or provided to us by Shore and Talbot, which was prepared by Shore, Talbot and others; (iii) certain financial information relating to the banking industry in general; (iv) the respective history of dividends paid by the two institutions; (v) our evaluation of future prospects for the merged institution; and (vi) such other financial reviews, analyses, and investigations as we deemed appropriate.

   In rendering our opinion, we conducted discussions with members of senior management of Shore and Talbot concerning their respective businesses and prospects and have relied on the accuracy and completeness of information and representations delivered to us by Shore and Talbot and their officers, directors, counsel, and other agents. We have not independently verified the information reviewed by us (either publicly available or provided to us by Shore and Talbot) and, in rendering our opinion, have relied upon such information as being complete and accurate in all material respects.

   We have assumed that the allowances for loan losses indicated on the balance sheets of Shore and Talbot as of June 30, 2000 are adequate to cover such losses. We have not reviewed the loan files of Shore or Talbot, nor did we make an independent valuation or appraisal of the assets and liabilities of Shore and Talbot.

   We assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions would be imposed on Talbot that would have a material adverse effect on the contemplated benefits of the Merger to Shore. We further assumed that no change would occur in applicable law or regulation that would cause a material adverse change in the prospects or operations of the resulting organization after the Merger. We express no opinion as to the tax consequences of the merger to Shore and its shareholders.

   Our conclusion is based on the market, economic and other conditions prevailing as of the date hereof and the current conditions and prospects of Shore and Talbot. Events occurring subsequent to this date could materially affect the assumptions and conclusions contained in our opinion. We express no opinion as to what the value of combined organization's common stock will be at the time the Merger is consummated. Our opinion pertains only to the financial consideration of the Merger and does not constitute a recommendation to the Board of Shore or a recommendation as to how Shore shareholders should vote with regard to the Merger.

   Based upon and subject to the foregoing, it is our opinion as of the date hereof, that the exchange ratio is fair, from a financial point of view, to the shareholders of Shore Bancshares, Inc.

                                          Sincerely,

                                          Garland McPherson & Associates, Inc.

              APPENDIX J--SECTIONS 3-201 ET SEQ. OF THE MARYLAND
                            GENERAL CORPORATION LAW

(S) 3-201. "Successor" defined.

   (a) Corporation amending charter. In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

   (b) Corporation whose stock is acquired. When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

(S) 3-202. Right to fair value of stock.

   (a) General rule. Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

     (1) The corporation consolidates or merges with another corporation;

     (2) The stockholder's stock is to be acquired in a share exchange;

     (3) The corporation transfers its assets in a manner requiring action under (S) 3-105 (d) of this title;

     (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

     (5) The transaction is governed by (S) 3-602 of this title or exempted by (S) 3-603 (b) of this title.

   (b) Basis of fair value.

     (1) Fair value is determined as of the close of business:

       (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under (S) 3-106; or

       (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

     (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

     (3) In any transaction governed by (S) 3-602 of this title or exempted by (S) 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of (S) 3-603 (b) of this title.

   (c) When right to fair value does not apply. Unless the transaction is governed by (S) 3-602 of this title or is exempted by (S) 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

     (1) The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

       (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under (S) 3-106; or

       (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

     (2) The stock is that of the successor in a merger, unless:

       (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

       (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

     (3) The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

     (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

     (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(S) 3-203. Procedure by stockholder.

   (a) Specific duties. A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

     (1) Shall file with the corporation a written objection to the proposed transaction:

       (i) With respect to a merger under (S) 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under (S) 3-106; or

       (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under (S) 2-505(b) of this article, within 10 days after the corporation gives the notice required by (S) 2-505(b) of this Article;

     (2) May not vote in favor of the transaction; and

     (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

   (b) Failure to comply with section. A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

(S) 3-204. Effect of demand on dividend and other rights.

   A stockholder who demands payment for his stock under this subtitle:

     (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under (S) 3-202 of this subtitle; and

     (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

(S) 3-205. Withdrawal of demand.

   A demand for payment may be withdrawn only with the consent of the successor.

(S) 3-206. Restoration of dividend and other rights.

   (a) When rights restored. The rights of a stockholder who demands payment are restored in full, if:

     (1) The demand for payment is withdrawn;

     (2) A petition for an appraisal is not filed within the time required by this subtitle;

     (3) A court determines that the stockholder is not entitled to relief;
  or

     (4) The transaction objected to is abandoned or rescinded.

   (b) Effect of restoration. The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

(S) 3-207. Notice and offer to stockholders.

   (a) Duty of successor.

     (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

     (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

       (i) A balance sheet as of a date not more than six months before the date of the offer;

       (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

       (iii) Any other information the successor considers pertinent.

   (b) Manner of sending notice. The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

(S) 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.

   (a) Petition for appraisal. Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

   (b) Consolidation of suits; joinder of objectors.

     (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

     (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

(S) 3-209. Notation on stock certificate.

   (a) Submission of certificate. At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

   (b) Transfer of stock bearing notation. If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

(S) 3-210. Appraisal of fair value.

   (a) Court to appoint appraisers. If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

   (b) Report of appraisers--Filing. Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

   (c) Same--Contents. The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

   (d) Same--Service; objection.

     (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

     (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

(S) 3-211. Action by court on appraisers' report.

   (a) Order of court. The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

     (1) Confirms, modifies, or rejects it; and

     (2) If appropriate, sets the time for payment to the stockholder.

   (b) Procedure after order.

     (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

     (2) If the appraisers' report is rejected, the court may:

       (i) Determine the fair value of the stock and enter judgment for the stockholder; or

       (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

   (c) Judgment includes interest.

     (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under (S) 3-202 of this subtitle.

     (2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under (S) 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

       (i) The price which the successor offered for the stock;

       (ii) The financial statements and other information furnished to the stockholder; and

       (iii) Any other circumstances it considers relevant.

   (d) Costs of proceedings.

     (1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under (S) 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

       (i) The price which the successor offered for the stock;

       (ii) The financial statements and other information furnished to the stockholder; and

       (iii) Any other circumstances it considers relevant.

     (2) Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

       (i) The successor did not make an offer for the stock under (S) 3-207 of this subtitle; or

       (ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

   (e) Effect of judgment. The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

(S) 3-212. Surrender of stock.

   The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

     (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

     (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

(S) 3-213. Rights of successor with respect to stock.

   (a) General rule. A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under (S) 3-202 of this subtitle.

   (b) Successor in transfer of assets. After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

   (c) Successor in consolidation, merger, or share exchange. Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

                                    PART II

             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   As permitted by the Maryland General Corporation Law ("MGCL"), Article VIII,
Section 2 of the Company's By-Laws provides for indemnification of directors and officers of the Company, as follows:

     The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the board of directors.

   The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

   As permitted by the MGCL, Article Eighth of the Company's Charter provides for limitation of liability of directors and officers of the Company, as follows:

     EIGHTH: No Director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.

   The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that
(i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

   As permitted under Section 2-418(k) of the MGCL, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the registrant would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 21. Exhibits and Financial Statements.

  2.1 Plan and Agreement to Merge, dated July 25, 2000, between Shore
      Bancshares, Inc. and Talbot Bancshares, Inc. (Incorporated by reference to Exhibit 2.1 on Form 8-K filed by Shore Bancshares on July 31, 2000)

  3.1 Articles of Amendment and Restatement of Shore Bancshares, Inc.
      previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Quarterly Report on Form 10-Q for quarter year ended June 30, 1998 (File No. 000-22345).

  3.2 By-Laws of Shore Bancshares, amended and restated as of April 20, 1999, and as amended on July 25, 2000.

  5.1 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC re:
      legality

  8.1 Opinion of Piper Marbury Rudnick & Wolfe LLP re: tax matters

 10.1 1998 Employee Stock Purchase Plan, previously filed with the Commission on September 25, 1998, as an Exhibit to, and incorporated herein by reference from, Shore Bancshares' registration statement on Form S-8
      (Reg. No. 333-64317).

 10.2 1998 Stock Option Plan, previously filed with the Commission on September
      25, 1998, as an Exhibit to, and incorporated herein by reference from, Shore Bancshares' registration statement on Form S-8 (Reg. No. 333-
      64319).

 10.3 Form of Employment Agreement with W. Moorhead Vermilye (Incorporated by reference to Appendix XIII of Exhibit 2.1 on Form 8-K filed by Shore
      Bancshares on July 31, 2000).

 10.4 Form of Employment Agreement with Daniel T. Cannon (Incorporated by reference to Appendix XIII of Exhibit 2.1 on Form 8-K filed by Shore
      Bancshares on July 31, 2000).

 10.5 Shore Bancshares Stock Option Agreement with Talbot Bancshares, dated
      July 26, 2000. (included as Appendix G to the proxy statement/prospectus).

 10.6 Talbot Bancshares Stock Option Agreement with Shore Bancshares, dated
      July 26, 2000. (included as Appendix F to the proxy statement/prospectus).

 10.7 Shore Bancshares Support Agreement with Talbot Bancshares (included as
      Appendix E to the proxy statement/prospectus).

 10.8 Talbot Bancshares Support Agreement with Shore Bancshares (included as
      Appendix D to the proxy statement/prospectus).

 13.1 Annual Report for Shore Bancshares for the year ended December 31, 1999
      (Incorporated by reference to Exhibit 13 of the Form 10-K filed by Shore
      Bancshares on March 30, 2000)

 13.2 Form 10-Q for Shore Bancshares for the quarter ended June 30, 2000
      (Incorporated by reference to the Form 10-Q filed by Shore Bancshares on August 11, 2000)

 13.3 Annual Report for Talbot Bancshares for the year ended December 31, 1999
      (Incorporated by reference to Exhibit 13 to the Form 10-K filed by Talbot
      Bancshares on March 30, 2000)

 13.4 Form 10-Q for Talbot Bancshares, Inc. for the quarter ended June 30, 2000
      (Incorporated by reference to the Form 10-Q filed by Talbot Bancshares on August 14, 2000)

 21.1 List of Subsidiaries of Shore Bancshares, previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Shore Bancshares' Form 10, filed with the Commission on April 3, 1997, and Form 10/A, filed with the Commission on May 30, 1997 (Reg. No. 0-
      22523).

 23.1 Consent of Stegman & Company

 23.2 Consent of Stegman & Company

 23.3 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
      (included in Exhibit 5.1 hereto)

 23.4 Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 8.1 hereto)

 23.5 Consent of Garland McPherson & Associates, Inc.

 23.6 Consent of Danielson Associates Inc.

 24.1 Powers of Attorney (included in signature page)

 99.1 Form of proxy card for Shore Bancshares stockholders

 99.2 Form of proxy card for Talbot Bancshares stockholders

 99.3 Opinion of Garland McPherson & Associates, Inc. dated July 25, 2000.

 99.4 Opinion of Garland McPherson & Associates, Inc. (included as Appendix I to the proxy statement/prospectus).

 99.5 Opinion of Danielson Associates Inc. (included as Appendix H to the proxy statement/prospectus).


Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Centreville, State of Maryland, on September 25, 2000.

                                          Shore Bancshares, Inc.

                                                /s/ B. Vance Carmean, Jr.
                                          By: _________________________________
                                                   B. Vance Carmean, Jr.
                                                   Chairman of the Board

   Each person whose signature appears below constitutes and appoints Daniel T. Cannon his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of September 25, 2000.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ B. Vance Carmean, Jr.         Chairman of the Board      September 25, 2000
______________________________________
        B. Vance Carmean, Jr.

        /s/ Daniel T. Cannon           President and Director     September 25, 2000
______________________________________  (Principal Executive
           Daniel T. Cannon            Officer)

      /s/ Carol I. Brownawell          Treasurer (Principal       September 25, 2000
______________________________________ Financial  and Accounting
         Carol I. Brownawell           Officer)

        /s/ J. Robert Barton           Director                   September 25, 2000
______________________________________
           J. Robert Barton

         /s/ Paul M. Bowman            Director                   September 25, 2000
______________________________________
            Paul M. Bowman

         /s/ David C. Bryan            Director                   September 25, 2000
______________________________________
            David C. Bryan

       /s/ Mark M. Freestate           Director                   September 25, 2000
______________________________________
          Mark M. Freestate

      /s/ Thomas K. Helfenbein         Director                   September 25, 2000
______________________________________
         Thomas K. Helfenbein

        /s/ Neil R. LeCompte           Director                   September 25, 2000
______________________________________
           Neil R. LeCompte

______________________________________ Director                   September 25, 2000
          Susanne K. Nuttle

        /s/ Jerry F. Pierson           Director                   September 25, 2000
______________________________________
           Jerry F. Pierson

       /s/ Wm. Maurice Sanger          Director                   September 25, 2000
______________________________________
          Wm. Maurice Sanger

                                 EXHIBIT INDEX

  2.1 Plan and Agreement to Merge, dated July 25, 2000, between Shore
      Bancshares, Inc. and Talbot Bancshares, Inc. (Incorporated by reference to Exhibit 2.1 on Form 8-K filed by Shore Bancshares on July 31, 2000)

  3.1 Articles of Amendment and Restatement of Shore Bancshares, Inc.
      previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Quarterly Report on Form 10-Q for quarter year ended June 30, 1998 (File No. 000-22345).

  3.2 By-Laws of Shore Bancshares, amended and restated as of April 20, 1999, and as amended on July 25, 2000.

  5.1 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC re:
      legality

  8.1 Opinion of Piper Marbury Rudnick & Wolfe LLP re: tax matters

 10.1 1998 Employee Stock Purchase Plan, previously filed with the Commission on September 25, 1998, as an Exhibit to, and incorporated herein by reference from, Shore Bancshares' registration statement on Form S-8
      (Reg. No. 333-64317).

 10.2 1998 Stock Option Plan, previously filed with the Commission on September
      25, 1998, as an Exhibit to, and incorporated herein by reference from, Shore Bancshares' registration statement on Form S-8 (Reg. No. 333-
      64319).

 10.3 Form of Employment Agreement with W. Moorhead Vermilye (Incorporated by reference to Appendix XIII of Exhibit 2.1 on Form 8-K filed by Shore
      Bancshares on July 31, 2000).

 10.4 Form of Employment Agreement with Daniel T. Cannon (Incorporated by reference to Appendix XIII of Exhibit 2.1 on Form 8-K filed by Shore
      Bancshares on July 31, 2000).

 10.5 Shore Bancshares Stock Option Agreement with Talbot Bancshares, dated
      July 26, 2000. (included as Appendix G to the proxy statement/prospectus).

 10.6 Talbot Bancshares Stock Option Agreement with Shore Bancshares, dated
      July 26, 2000. (included as Appendix F to the proxy statement/prospectus).

 10.7 Shore Bancshares Support Agreement with Talbot Bancshares (included as
      Appendix E to the proxy statement/prospectus).

 10.8 Talbot Bancshares Support Agreement with Shore Bancshares (included as
      Appendix D to the proxy statement/prospectus).

 13.1 Annual Report for Shore Bancshares for the year ended December 31, 1999
      (Incorporated by reference to Exhibit 13 of the Form 10-K filed by Shore
      Bancshares on March 30, 2000)

 13.2 Form 10-Q for Shore Bancshares for the quarter ended June 30, 2000
      (Incorporated by reference to the Form 10-Q filed by Shore Bancshares on August 11, 2000)

 13.3 Annual Report for Talbot Bancshares for the year ended December 31, 1999
      (Incorporated by reference to Exhibit 13 to the Form 10-K filed by Talbot
      Bancshares on March 30, 2000)

 13.4 Form 10-Q for Talbot Bancshares, Inc. for the quarter ended June 30, 2000
      (Incorporated by reference to the Form 10-Q filed by Talbot Bancshares on August 14, 2000)

 21.1 List of Subsidiaries of Shore Bancshares, previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, Shore Bancshares' Form 10, filed with the Commission on April 3, 1997, and Form 10/A, filed with the Commission on May 30, 1997 (Reg. No. 0-
      22523).

 23.1 Consent of Stegman & Company

 23.2 Consent of Stegman & Company

 23.3 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
      (included in Exhibit 5.1 hereto)

 23.4 Consent of Piper Marbury Rudnick & Wolfe LLP (included in Exhibit 8.1 hereto)

 23.5 Consent of Garland McPherson & Associates, Inc.

 23.6 Consent of Danielson Associates Inc.

 24.1 Powers of Attorney (included in signature page)

 99.1 Form of proxy card for Shore Bancshares stockholders

 99.2 Form of proxy card for Talbot Bancshares stockholders

 99.3 Opinion of Garland McPherson & Associates, Inc. dated July 25, 2000.

 99.4 Opinion of Garland McPherson & Associates, Inc. (included as Appendix I to the proxy statement/prospectus).

 99.5 Opinion of Danielson Associates Inc. (included as Appendix H to the proxy statement/prospectus).